Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217434

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED OCTOBER 30, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 15, 2017

$

CORPORACIÓN ANDINA DE FOMENTO

    % Notes due

The     % Notes due    will bear interest at a rate per annum equal to     %, payable semi-annually in arrears on                  and                 of each year, as more fully described in this prospectus supplement under the heading “Description of the Notes.” The first interest payment will be made on                     , 2018. We may not redeem the notes prior to their maturity on                     ,         . There is no sinking fund for these notes.

CAF will apply to the Financial Conduct Authority in its capacity as competent authority pursuant to Part VI of the Financial Services and Markets Act 2000, as amended (the “UK Listing Authority”) for the notes to be admitted to the Official List of the UK Listing Authority (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for the notes to be admitted to trading on the London Stock Exchange’s Regulated Market. No assurance can be given by CAF that such applications will be approved. The London Stock Exchange’s Regulated Market is a regulated market for the purposes of Directive 2004/39/EC.

	Price to Public(1)		Underwriting Discount		Proceeds to Corporación Andina de Fomento(1)
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2017.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the notes in book-entry form only through The Depository Trust Company will be made on or about                 , 2017.

Joint Book-Running Managers

Barclays	Deutsche Bank Securities	HSBC

The date of this prospectus supplement is                 , 2017.

PROSPECTUS SUPPLEMENT

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You should rely only on the information contained in this document or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Articles 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this document relates (including any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes) is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In connection with the issue of the notes, HSBC Securities (USA) Inc., as the Stabilizing Manager(s) (or persons acting on behalf of any Stabilizing Manager(s)) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the relevant Stabilizing Manager(s) (or person(s) acting on behalf of any Stabilizing Manager(s)) in accordance with all applicable laws and rules.

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ABOUT THIS PROSPECTUS SUPPLEMENT

The notes described in this prospectus supplement are debt securities of Corporación Andina de Fomento, or CAF, that are being offered under a registration statement filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The accompanying prospectus is part of that registration statement.

The accompanying prospectus provides you with a general description of the debt securities that we may issue, and this prospectus supplement contains specific information about the terms of this offering and the notes. This prospectus supplement also may add, update or change information provided in the accompanying prospectus. To the extent that certain information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement replaces the information in the accompanying prospectus and you should rely on the information in this prospectus supplement. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus.

The registration statement, any post-effective amendments to the registration statement and their various exhibits contain additional information about CAF, the notes and other matters. All these documents may be inspected at the offices of the Securities and Exchange Commission. Certain terms that we use but do not define in this prospectus supplement have the meanings we give them in the accompanying prospectus.

CAF, having made all reasonable inquiries, confirms that this prospectus supplement and the accompanying prospectus contain all the information regarding CAF and the notes which is (in the context of the issue of the notes) material; that such information is true and accurate in all material respects and is not misleading in any material respect; and that this prospectus supplement and the accompanying prospectus do not omit to state any material fact necessary to make such information not misleading in any material respect. CAF accepts responsibility for the information contained in this prospectus supplement and the accompanying prospectus.

Except as otherwise specified, all amounts in this prospectus supplement are expressed in United States dollars (“dollars,” “$,” “U.S.$” or “U.S. dollars”).

Laws in certain jurisdictions may restrict the distribution of this prospectus supplement and the accompanying prospectus and the offering of our notes. You should inform yourself about and observe these restrictions. See “Underwriting” in this prospectus supplement.

FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus contain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are identified by words such as “believe,” “expect,” “anticipate,” “should” and words of similar meaning.

Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual financial and other results may differ materially from the results discussed in the forward-looking statements. Therefore, you should not place undue reliance on them. Factors that might cause such a difference include, but are not limited to, those discussed in this prospectus supplement and the accompanying prospectus, such as the effects of economic or political turmoil in one or more of our shareholder countries.

SUMMARY OF THE OFFERING

You should read the following summary information in conjunction with the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

Issuer	Corporación Andina de Fomento

Securities Offered	% Notes due

Interest Payments	We will pay interest semi-annually on and to holders of the notes listed in the fiscal agent’s records (which we expect to be the depositary or the custodian) on the preceding and . The first interest payment will be made on , 2018. We will pay interest on the notes on the basis of a 360-day year comprised of twelve 30-day months.

Not Redeemable	We may not redeem the notes prior to their maturity on , .

Form and Denominations	The notes will be issued in the form of a global note held by the depositary or the depositary’s custodian. You will hold your interest in the global note through a financial institution that has an account with the depositary. Generally, you will not be entitled to have notes registered in your name, you will not be entitled to certificates representing your notes and you will not be considered a holder of a note under the fiscal agency agreement. You may hold your interest in the global note in denominations of $1,000 and integral multiples of $1,000 in excess thereof. See “Description of the Notes — Form and Denominations.”

Payment of Principal and Interest	We will pay interest and the principal amount of your notes in U.S. dollars. As long as the notes are in the form of the global note, we will pay interest and principal through the facilities of the depositary. See “Description of the Notes — Payments on the Notes.”

No Sinking Fund	There is no sinking fund for the notes.

Additional Amounts

We will make payments to you without withholding or deducting taxes, duties, assessments or other similar governmental charges imposed by the full member shareholder countries or any of their political subdivisions or agencies having the power to tax, unless the withholding or deduction of those taxes, duties, assessments or charges is required by law. In that event, with certain exceptions, we will pay such additional amounts as may be necessary so that the net amount you receive after such withholding or deduction will equal the amount that you would have received without a withholding or deduction. (See “Description of the Debt Securities — Additional Payments by CAF” on page 43 in the accompanying prospectus.) Under the terms of the Constitutive Agreement, we are exempt from all taxes and tariffs on income, properties or assets, and from any liability involving payment, withholding or collection of any taxes in the full member shareholder countries. See “Legal Status of CAF” on page 3 in the accompanying prospectus.

Status	The notes are not secured by any of our property or assets. Accordingly, your ownership of our notes means you are one of our unsecured creditors. The notes rank equally with all of our other unsecured indebtedness, as described in the accompanying prospectus. See “Description of the Debt Securities — General” beginning on page 41 in the accompanying prospectus.

Negative Pledge	The notes will contain a restriction on our ability to pledge or mortgage our assets. See “Description of the Debt Securities — Negative Pledge” on page 43 in the accompanying prospectus.

Default	You will have certain rights if an event of default occurs and is not cured by us as described in the accompanying prospectus, including the right to declare your notes to be immediately due and payable. See “Description of the Debt Securities — Default; Acceleration of Maturity” beginning on page 43 in the accompanying prospectus.

Further Issuances	We may from time to time, without the consent of existing holders of the notes, create and issue additional notes having the same terms and conditions as the notes offered hereby, except for the issue date, the offering price and, if applicable, the date of first payment of interest on the additional notes. Any such additional notes will form a single series with the notes offered hereby, provided, however, that if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, the additional notes will be issued under a separate CUSIP number.

Fiscal Agent	The notes will be issued under a fiscal agency agreement between CAF and The Bank of New York Mellon (as successor-in-interest to JPMorgan Chase Bank, N.A.), which serves as fiscal agent, paying agent, transfer agent and registrar.

Taxation	For a discussion of the full member shareholder country and United States tax consequences of the notes, see “Taxation — Full Member Shareholder Country Taxation” and “— United States Taxation” beginning on page 47 in the accompanying prospectus. You should consult your own tax advisors to determine the foreign and U.S. federal, state, local and any other tax consequences to you in connection with your purchase, ownership and disposition of the notes.

Listing	Application will be made to the UK Listing Authority for the notes to be listed on its Official List and to the London Stock Exchange for the notes to be admitted to trading on its Regulated Market. No assurance can be given by CAF that such applications will be approved.

Governing Law	The notes will be governed by the laws of the State of New York.

USE OF PROCEEDS

We will use the net proceeds of the sale of the notes to repay our U.S.$1,000,000,000 Floating Rate Notes due 2018, which currently accrue interest at a per annum rate of 1.861% and which mature on January 29, 2018. Until then, we will invest the net proceeds in high quality short-term debt instruments in accordance with our liquidity policy.

RECENT DEVELOPMENTS

The Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) administers sanctions in respect of the Government of Venezuela and certain Venezuelan nationals, including certain Venezuelan government officials. CAF is not a U.S. Person and has not been sanctioned; however, the following discussion of the current sanctions administered by OFAC is included because Venezuela is a member country and minority shareholder of CAF.

With regard to any sanctions-targeted Venezuelan who has been added to OFAC’s Specially Designated Nationals (“SDN”) List, U.S. persons may not make to such listed persons, or receive from such listed persons, any contribution or provision of funds, goods, or services. The OFAC-administered sanctions also prohibit, with certain limited exceptions, (a) transactions by a U.S. person or within the United States relating to new debt with a maturity greater than 30 days or new equity, of the Government of Venezuela, bonds issued by the Government of Venezuela prior to August 25, 2017, and dividend payments or other distributions of profits to the Government of Venezuela from its controlled entities, and (b) direct or indirect purchases by a U.S. person or within the United States of securities from the Government of Venezuela (other than new debt with a maturity of 30 days or less). For purposes of these sanctions, amendments to outstanding debt of the Government of Venezuela, such as an extension of the maturity date, could be considered a “new debt” or other prohibited extension of credit.

Although Venezuela is a member country and minority shareholder of CAF and two Venezuelan nationals designated by Venezuela serve as directors on the Board of Directors of CAF, neither the Government of Venezuela nor any member of the Board of Directors (whether or not a Venezuelan national) exercises control over CAF, has any operational or management role in CAF, or has any authority to negotiate on behalf of CAF or make binding commitments on behalf of CAF.

Although CAF generally is not required to comply with the OFAC sanctions outlined above because CAF is not a U.S. person and does not operate in or from the United States, CAF also transacts in the ordinary course with various commercial counterparties in the United States that are required to comply with the sanctions. Some of these U.S. counterparties may serve as correspondent banks or as other intermediaries with involvement in funds flows in respect of CAF’s loan operations, including CAF’s loans to the Government of Venezuela.

The OFAC sanctions on Venezuela, and any additional sanctions that may be imposed in the future, could make it more difficult for Venezuela to service or renegotiate its outstanding debt, including its outstanding loans from CAF.

Directors and Executive Officers

As of the date of this prospectus supplement, the officers of CAF were as follows:

Luis Carranza Ugarte	Executive President and Chief Executive Officer

Luis Enrique Berrizbeitia	Executive Vice President

Lilliana Canale	Corporate Vice President of Country Programmes

Julian Suarez	Acting Corporate Vice President of Infrastructure

Manuel Malaret	Acting Corporate Vice President of Productive and Financial Sectors

Renny Lopez	Acting Corporate Vice President of Energy

Hugo Sarmiento Kohlenberger	Corporate Vice President of Finance and Chief Financial Officer

José Carrera	Corporate Vice President of Social Development

Jorge Velarde	Acting General Counsel

Marcelo Zalles	Controller

As of the date of this prospectus supplement, the composition of the Board of Directors was as follows:

Directors (and their Alternates) representing Series “A” shareholders:

Argentina	Luis Caputo (Felix Martin Soto)	Minister of Treasury and Public Finance (Sub Secretary of International Financial Affairs from the Ministry of Economics and Public Finance)

Bolivia	Mariana Prado (Antonio Mullisaca)	Minister of Development Planning (Vice Minister of Public Investment and External Financing)

Brazil	Dyogo Henrique de Oliveira (Jorge Saba Arbache Filho)	Minister of Planning, Budget and Process (Secretary of International Affairs from the Ministry of Planning, Budget and Management)

Colombia	Mauricio Cardenas (María Lorena Gutiérrez)	Minister of Treasury and Public Credit (Minister of Commerce, Industry and Tourism)

Ecuador	Santiago León Abad (Munir Massuh Manzur)	President of the Board of Directors of Corporación Financiera Nacional (General Manager of Corporación Financiera Nacional)

Panama	Dulcidio de La Guardia (Iván Zarak)	Minister of Economics and Finance (Vice Minister of Finance)

Paraguay	Lea Giménez (Humberto Colmán)	Minister of Treasury (Vice Minister of Economy)

Peru	Claudia Cooper Fort (Rossana Carla Polastri Clark)	Minister of Economy and Finance (Vice Minister of Treasury)

Trinidad and Tobago	Colm Imbert (Alvin Hilaire)	Minister of Finance (Governor of the Central Bank of Trinidad and Tobago)

Uruguay	Danilo Astori (Mario Bergara)	Minister of Economy and Finance (President of Banco Central del Uruguay)

Venezuela	Ramón Lobo (Raquel Hernández Ovalles)	Minister of the Popular Power of Public Banking and Finance (Chief of the National Office of Public Credit, Ministry of Economy and Finance)

Directors (and their Alternates) representing Series “B” shareholders:

Bolivia	Mario Alberto Guillén (Sergio Cusicanqui)	Minister of Economy and Finance (Vice Minister of Treasury and Public Credit)

Colombia	Juan José Echavarría Soto (Luis Fernando Mejía)	General Manager of Banco de la República (Director of the National Planning Department)

Ecuador	Carlos Alberto de la Torre (Verónica Elizabeth Artola)	Minister of Finance (General Manager of the Central Bank of Ecuador)

Peru	Pedro Grados Smith (César Liendo)	General Manager of Corporación Financiera de Desarrollo (COFIDE) (Vice Minister of Economy)

Venezuela	Xabier León (Vanessa Avendaño)	Executive Vice President of Banco de Desarrollo Económico y Social of Venezuela — BANDES (Consultant of Banco de Desarrollo Económico y Social of Venezuela — BANDES)

Private Financial Institutions	Gustavo Julio Vollmer Acedo (Julio León Prado)	President Mercantil C.A., Banco Universal de Venezuela (President of the Board of Directors Banco Bisa, S.A.)

The directors representing the Series “C” shareholders are Luis de Guindos Jurado, Minister of Economy and Competitiveness for Spain and Jose Antonio Meade, Secretary of Finance and Public Credit for Mexico. Their alternates are Donald Guerrero Ortiz, Minister of Treasury for the Dominican Republic, and Eduardo Bitran Colodro, Executive Vice President of Corporación de Fomento de la Producción (“CORFO”) for Chile, respectively.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth CAF’s capitalisation and indebtedness at June 30, 2017 and does not give effect to any transaction since that date.

At June 30, 2017
(in U.S.$ millions)
Short-term debt(1)	8,331.6

Long-term debt (maturities over one year)(2)	17,500.4
Stockholders’ equity
Capital
Subscribed and paid-in capital (authorized capital $15.0 billion)(3)	4,816.5
Additional paid-in capital	2,950.7

Total capital	7,767.2
Reserves
Mandatory reserve pursuant to Article N°42 of the Constitutive Agreement	485.5
General reserve	2,316.1

Total reserves	2,801.6
Accumulated other comprehensive income	(0.8)
Retained earnings	62.2

Total stockholders’ equity	10,630.2

Total long-term debt and stockholders’ equity	28,130.4

(1)	Includes deposits, commercial paper, the current portion of bonds and borrowings, accrued interest payable, and the current portion of derivative instrument liabilities ($13.9 million).
(2)	Includes borrowings and bonds with a maturity of over one year and the non-current portion of derivative instrument liabilities ($611.7 million).
(3)	In addition to the subscribed and paid-in capital shown in the table, CAF’s authorized capital included callable capital of $5.0 billion at June 30, 2017.

CAPITAL STRUCTURE

General

As of June 30, 2017, CAF’s total authorized capital is $15.0 billion, of which $10.0 billion is ordinary capital shares and $5.0 billion is callable capital shares.

In November 2015, the Board of Directors approved a new general paid-in capital increase for a total amount of $4.5 billion, of which $4.0 billion is available for Series “A” and “B” stockholders and $500 million is available in respect of such capital contributions for Series “C” stockholders. Throughout 2016 and 2017, CAF’s management signed subscription agreements with various stockholders. Capital contributions began in 2017.

CAF’s shares are divided into Series “A” shares, Series “B” shares and Series “C” shares.

Series “A” shares may be owned only by the full member shareholder countries (as defined below). Each full member shareholder country owns one Series “A” share, which is held by the government, either directly or through a government-designated social or public purpose institution. Each of the full member shareholder countries owning a Series “A” share is entitled to elect one Director and one Alternate Director to CAF’s Board of Directors.

Series “B” shares are currently owned by the full member shareholder countries, and are held by the governments either directly or through designated governmental entities, except for certain Series “B” shares currently constituting approximately 0.04% of CAF’s outstanding shares, which are owned by 13 private sector financial institutions in the full member shareholder countries. CAF offered and sold Series “B” shares to private sector financial institutions in 1989 to obtain the benefit of their views in the deliberations of CAF’s Board of Directors. As owners of Series “B” shares, the full member shareholder countries collectively are entitled to elect five additional Directors and five additional Alternate Directors through cumulative voting, and the 13 private sector financial institutions collectively are entitled to elect one Director and one Alternate Director.

Series “C” shares are currently owned by eight associated shareholder countries: Barbados, Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal and Spain. CAF makes available Series “C” shares for subscription by countries that are not full member shareholder countries to strengthen relationships between these countries and the full member shareholder countries. Ownership of Series “C” shares by these countries makes entities in these countries that deal with entities in full member shareholder countries eligible to receive loans from CAF with respect to such dealings. Holders of Series “C” shares collectively are entitled to elect two Directors and two Alternate Directors.

Under the Constitutive Agreement, Series “A” shares may be held by or transferred only to governments or government-designated social or public purpose institutions. Series “B” shares also may be held by or transferred to such entities and, in addition, may be held by or transferred to private entities or individuals in the full member shareholder countries, except that no more than 49% of the Series “B” shares within any country may be held by private entities or individuals. Series “C” shares may be held by or transferred to public or private entities or individuals outside the full member shareholder countries. Unless a shareholder country withdraws, Series “A” and Series “B” shares may only be transferred within such country.

An amendment to the Constitutive Agreement became effective on 9 July 2008, which (i) allows, under certain circumstances, Latin American and Caribbean countries, including those that are currently associated shareholder countries, to own Series “A” shares and become full member shareholder countries, and (ii) expands CAF’s formal purpose to include supporting sustainable development and economic integration within all of Latin America and the Caribbean, as opposed to within only the Andean region. Consequently, on 17 March 2009, CAF’s Extraordinary Shareholders’ Meeting approved the terms and conditions precedent by which

Argentina, Brazil, Panama, Paraguay, Trinidad and Tobago and Uruguay could become contracting parties to the Constitutive Agreement, could become full member shareholder countries and could come to own Series “A” shares. In general, in order to become a full member country of CAF, a country must (i) subscribe, directly or indirectly, for one Series “A” share, (ii) exchange all of its ordinary and callable Series “C” capital shares for Series “B” share equivalents, (iii) meet any conditions for its accession as determined by the Shareholders’ General Meeting, and (iv) deposit its instrument of adhesion with the Ministry of Foreign Affairs of the Bolivarian Republic of Venezuela. The country is deemed to have become a full member country of CAF 30 days after the Shareholders’ General Meeting determines that the conditions for its adhesion have been complied with, including the depositing of the instrument of adhesion. As of the date of this prospectus supplement, Argentina, Brazil, Panama, Paraguay, Trinidad and Tobago and Uruguay have ceased to be Series “C” shareholder countries, have adhered to the Constitutive Agreement and now possess Series “A” shares as full member shareholder countries.

Note: All figures as of June 30, 2017 and December 31, 2016 that refer to “full member shareholder countries” include the Plurinational State of Bolivia, the Argentine Republic, the Republics of Colombia, Ecuador, Panama, Paraguay, Peru, and Trinidad and Tobago, the Federative Republic of Brazil, the Oriental Republic of Uruguay, and the Bolivarian Republic of Venezuela. All figures as of June 30, 2017 and December 31, 2016 that refer to “associated shareholder countries” encompass all other shareholder countries. References to “shareholder countries” include both the full member shareholder countries and the associated shareholder countries.

Paid-in Capital and Unpaid Capital

At June 30, 2017, CAF’s subscribed paid-in and un-paid capital (excluding callable capital) was $6.1 billion, of which $4.8 billion was paid-in capital and $1.3 billion was unpaid capital. The unpaid capital is receivable in instalments according to the agreements subscribed with the shareholder countries. Over the years, CAF has had several increases of subscribed capital.

Since 1990, capital contributions made to CAF (valor patrimonial) comprise a premium paid on each Series “B” and Series “C” share purchased and the nominal $5,000 per share value established by CAF’s by-laws. The premium component of valor patrimonial is determined at the beginning of each subscription and applies to all payments under that subscription.

Information regarding all capital contributions made by shareholder countries since 2009 follows:

Argentina

In 2009, Argentina subscribed to an additional $190.0 million in Series “C” shares, to be paid in seven instalments, of which it paid $10.0 million in 2011, $15.0 million in 2012, $25.0 million in 2013, $30.0 million in 2014, $35.0 million in 2015 and $35.0 million in 2016.

In 2010, Argentina subscribed to $126.0 million in callable capital.

In February 2011, upon completion of all requirements to become a full member shareholder country, Argentina acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares, maintaining the original payment schedule.

In March 2012, Argentina subscribed to an additional $228.6 million in Series “B” shares, to be paid in four instalments, of which it paid $57.1 million in 2013, $57.1 million in 2014, $57.1 million in 2015 and $57.1 million in 2016.

In March 2016, Argentina subscribed to an additional $572.0 million in series “B” shares, to be paid in seven instalments during 2017.

Barbados

In September 2014, Barbados entered into an agreement to subscribe to Series “C” shares for a total capital contribution of $50.0 million, of which it paid $25.0 million in 2015 and $25.0 million in 2016.

Bolivia

In 2009, Bolivia subscribed to an additional $105.0 million in Series “B” shares, to be paid in eight instalments, of which it paid $5.0 million in 2010, $5.0 million in 2011, $10.0 million in 2012, $15.0 million in 2013, $15.0 million in 2014 and $15.0 million in 2015 and $20.0 million in 2016.

In January 2012, Bolivia subscribed to an additional $91.5 million in Series “B” shares, to be paid in four instalments, of which it paid $22.9 million in 2013, $22.9 million in 2014, $22.9 million in 2015 and $22.9 million in 2016.

In March 2016, Bolivia subscribed to an additional $190.0 million in Series “B” shares, to be paid in six instalments during 2017.

Brazil

In 2009, Brazil subscribed to an additional $190.0 million in Series “C” shares to be paid in seven instalments, of which it paid $25.1 million in 2013, $25.0 million in 2014, $30.0 million in 2015 and $70.0 million in 2016.

In 2009, Brazil subscribed to $126.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Brazil acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents. The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares, maintaining the original payment schedule.

In September 2012, Brazil subscribed to an additional $228.6 million in Series “B” shares, to be paid in four instalments, which it paid in full in 2016.

On July 4, 2017, Brazil subscribed to an additional $572.0 million in Series “B” shares of CAF, to be paid in eight installments beginning in 2018.

Colombia

In 2009, Colombia subscribed to an additional $20.0 million in Series “B” shares, which it paid in full in 2010.

In 2010, Colombia subscribed to an additional $150.0 million in Series “B” shares, to be paid in five installments, of which it paid $2.0 million in 2010, $18.0 million in 2011, $30.0 million in 2012, $50.0 million in 2013 and $50.0 million in 2014.

In June 2012, Colombia subscribed to an additional $210.0 million in Series “B” shares to be paid in four instalments, of which it paid $30.0 million in 2015, $60.8 million in 2016 and $18.3 million in January 2017.

In August 2012, Colombia subscribed to an additional $228.6 million in Series “B” shares, of which it paid $57.1 million in 2013, $57.1 million in 2014, $57.1 million in 2015, $2.8 million in 2016 and $54.3 million in January 2017.

In July 2016, Colombia subscribed to an additional $572.0 million in Series “B” shares, to be paid in eight instalments of which it paid $77.7 million as of August 2017.

Dominican Republic

In 2009, the Dominican Republic subscribed to an additional $13.6 million in Series “C” shares, of which it paid $5.1 million in 2013, $2.5 million in 2014, $2.8 million in 2015, $3.2 million in 2016 and $3.4 million in April 2017.

In February 2016, the Dominican Republic subscribed to an additional $50.0 million in Series “C” shares, to be paid in four instalments, of which it paid $15.9 million as of August 2017.

Ecuador

In 2009, Ecuador subscribed to an additional $105.0 million in Series “B” shares to be paid in eight instalments, of which it paid $5.0 million in 2010, $5.0 million in 2011, $10.0 million in 2012, $15.0 million in 2013, $15.0 million in 2014 and $15.0 million in 2015 and $20.0 million in 2016.

In March 2012, Ecuador subscribed to an additional $91.5 million in Series “B” shares, to be paid in four annual instalments, of which it paid $22.9 million in 2013, $22.9 million in 2014, $22.9 million in 2015 and $22.9 million in 2016.

In June 2016, Ecuador subscribed to an additional $190.0 million in Series “B” shares, to be paid in six instalments beginning in 2017.

Mexico

In June 2012, Mexico entered into an agreement to subscribe to an additional $100.0 million in Series “C” shares of CAF, which it paid in full the same month.

In February 2017, Mexico subscribed to an additional $51.3 million in Series “C” shares, which it paid in full in 2017.

Panama

In 2009, Panama subscribed to an additional $55.0 million in Series “C” shares to be paid in seven installments, of which it paid $3.0 million in 2011, $5.0 million in 2012, $7.0 million in 2013, $10.0 million in 2014, $10.0 million in 2015 and $10.0 million in 2016.

In 2010, Panama subscribed to $36.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Panama acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents. The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares, maintaining the original payment schedule.

In February 2012, Panama subscribed to an additional $91.5 million in Series “B” shares, to be paid in five instalments, of which it paid $3.2 million in 2013, $3.2 million in 2014, $25.0 million in 2015 and $25.0 million in 2016.

In February 2016, Panama subscribed to an additional $190.0 million in Series “B” shares, to be paid in six instalments beginning in 2017, of which it paid $17.2 million in 2017.

Paraguay

In 2009, Paraguay subscribed to an additional $55.0 million in Series “C” shares to be paid in seven instalments, of which it paid $3.0 million in 2011, $5.0 million in 2012, $7.0 million in 2013, $10.0 million in 2014, $10.0 million in 2015, $10.0 million in 2016 and $10.0 million in 2017.

In October 2011, Paraguay subscribed to $36.0 million in callable capital.

In December 2011, upon completion of all requirements to become a full member shareholder country, Paraguay acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents. The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares, maintaining the original payment schedule.

In May 2012, Paraguay subscribed to an additional $91.5 million in Series “B” shares, to be paid in five instalments, of which it paid $3.0 million in 2013, $5.0 million in 2014, $30.0 million in 2015 and $29.0 million in 2016.

In March 2016, Paraguay subscribed to an additional $190.0 million in Series “B” shares, to be paid in six instalments beginning in 2017.

Peru

In 2009, Peru subscribed to an additional $380.0 million in Series “B” shares to be paid in eight instalments, although this schedule was later modified to seven instalments, which it paid in full in 2016.

In March 2012, Peru subscribed to an additional $228.6 million in Series “B” shares, to be paid in four instalments, which it paid in full in 2016.

In March 2016, Peru subscribed to an additional $572.0 million in Series “B” shares, to be paid in eight instalments beginning in 2017.

Portugal

In 2009, Portugal subscribed to EUR 15.0 million in Series “C” shares to be paid in four equal instalments and EUR 60.0 million in callable capital, which it paid in full in 2015.

Spain

In 2010, Spain subscribed to an additional $327.0 million of paid-in capital to be paid in five instalments ending in 2014. All five payments have been received.

Trinidad and Tobago

In 2009, Trinidad and Tobago entered into an agreement to subscribe to Series “C” shares for a total capital contribution of $6.0 million, which it paid in full in 2015.

In April 2012, Trinidad and Tobago entered into an agreement to subscribe to an additional $323.4 million in Series “C” shares of CAF, to be paid in three instalments, which it paid in full in 2014.

In June 2016, Trinidad and Tobago subscribed to $36.0 million in callable capital.

In September 2016, upon completion of all requirements to become a full member shareholder country, Trinidad and Tobago acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

Uruguay

In 2009, Uruguay subscribed to an additional $55.0 million in Series “C” shares to be paid in seven annual instalments ending in 2017, of which it paid $3.0 million in 2011, $5.0 million in 2012, $7.0 million in 2013, $10.0 million in 2014, $10.0 million in 2015 and $10.0 million in 2016.

In 2009, Uruguay subscribed to $36.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Uruguay acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents. The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares, maintaining the original payment schedule.

In February 2012, Uruguay subscribed to an additional $91.5 million in Series “B” shares, to be paid in four instalments, which was paid in full in 2016.

In March 2016, Uruguay subscribed to an additional $190.0 million in Series “B” shares, to be paid in six instalments beginning in 2017.

Venezuela

In 2009, Venezuela subscribed to an additional $380.0 million in Series “B” shares to be paid in eight instalments. In December 2016, the agreement was amended to provide for payment in nine installments. Venezuela has paid a total of $268.0 million as of December 31, 2016.

In August 2012, Venezuela subscribed to an additional $228.6 million in Series “B” shares, to be paid in four instalments, of which it paid in full in 2016.

In March 2016 and May 2016, Venezuela subscribed to an additional $572.0 million in Series “B” shares, to be paid in seven instalments beginning in 2017.

As of the date of this prospectus, all shareholder countries were current in their capital payments.

The following table sets out the nominal value of CAF’s subscribed paid-in capital and un-paid capital as of June 30, 2017:

Shareholders	Paid-in Capital	Un-paid Capital
	(in U.S.$ thousands)
Series “A” Shares:
Argentina	$1,200	$—
Bolivia	1,200	—
Brazil	1,200	—
Colombia	1,200	—
Ecuador	1,200	—
Panama	1,200	—
Paraguay	1,200	—
Peru	1,200	—
Uruguay	1,200	—
Venezuela	1,200	—
Trinidad & Tobago	1,200	—
Series “B” Shares:
Argentina	442,115	215,505
Bolivia	250,015	73,955
Brazil	425,210	14,080
Colombia	846,820	235,185
Ecuador	251,620	73,955
Panama	118,380	82,755
Paraguay	119,690	12,140
Peru	882,750	201,425
Uruguay	136,870	70,430
Venezuela	843,390	240,780
Trinidad & Tobago	117,285	—
Private sector financial institutions	2,060	385
Series “C” Shares:
Barbados	17,610	—
Chile	27,705	—
Costa Rica	16,455	—
Dominican Republic	39,575	13,205
Jamaica	910	—
Mexico	58,785	18,050
Portugal	7,350	—
Spain	198,695	—

Total	$4,816,490	$1,251,850

Reserves

Article 42 of the Constitutive Agreement requires that at least 10% of CAF’s net income in each year be allocated to a mandatory reserve until that reserve amounts to 50% of subscribed capital. The mandatory reserve can be used only to offset losses. The mandatory reserve is an accounting reserve. CAF also maintains a general reserve to cover contingent events and as a source of funding of last resort in the event of temporary illiquidity or when funding in the international markets is not available or is impractical. The general reserve is invested in short-term securities and certificates of deposit that are easily convertible into cash.

At June 30, 2017, CAF’s reserves totaled $2.8 billion. At that date, the mandatory reserve amounted to $485.5 million, or 8.0% of subscribed paid-in and un-paid capital, and the general reserve amounted to $2.3 billion.

Callable Capital

In addition to CAF’s subscribed paid-in and un-paid capital, CAF’s shareholders have subscribed to callable capital totaling $1.6 billion at June 30, 2017. CAF’s callable capital may be called by the Board of Directors to meet CAF’s obligations only to the extent that CAF is unable to meet such obligations with its own resources. For further information regarding subscribed callable capital, see Note 16 (“Stockholders’ Equity”) to CAF’s audited financial statements in the accompanying prospectus.

The Constitutive Agreement provides that the obligation of shareholders to pay for the shares of callable capital, upon demand by the Board of Directors, continues until such callable capital is paid in full. Thus, CAF considers the obligations of shareholder countries to pay for their respective callable capital subscriptions to be binding obligations backed by the full faith and credit of the respective governments. If the callable capital were to be called, the Constitutive Agreement requires that the call be prorated among shareholders in proportion to their shareholdings.

SELECTED FINANCIAL INFORMATION

The following selected financial information as of and for the years ended December 31, 2016, 2015, and 2014 has been derived from CAF’s audited financial statements for those periods, which were audited by CAF’s independent auditors Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited. The audit report of Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited, has been included on page F-5 of the accompanying prospectus. CAF’s financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The following selected financial information as of and for the six-month periods ended June 30, 2017 and 2016 has been derived from CAF’s unaudited condensed interim financial information (included on page S-27 of this document) and includes all adjustments, consisting of normal recurring adjustments, that CAF considers necessary for a fair presentation of its financial position at such dates and CAF’s results of operations for such periods. The results of the six-month period ended June 30, 2017 are not necessarily indicative of results to be expected for the full year 2017. The selected financial information should be read in conjunction with CAF’s audited financial statements and notes thereto, CAF’s unaudited condensed interim financial information and the notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2016	2015	2014	2017	2016
	(in U.S.$ thousands, except ratios)
Income Statement Data
Interest income	813,460	621,259	569,660	478,305	394,655
Interest expense	471,047	345,391	310,224	295,289	212,222

Net interest income	342,413	275,868	259,436	183,016	182,433
Provision for loan losses	38,270	18,703	21,552	34,609	21,677

Net interest income after provision for loan losses	304,143	257,165	237,884	148,407	160,756
Non-interest income	51,601	16,764	22,961	6,267	43,110
Non-interest expenses	151,577	139,163	124,681	74,042	75,627

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds	204,167	134,766	136,164	80,632	128,239
Unrealized changes in fair value related to financial instruments	(13,449)	(3,136)	1,475	10,066	(9,788)

Net income before Contributions to Stockholders’ Special Funds	190,718	131,630	137,639	90,698	118,451
Contributions to Stockholders’ Special Funds(1)	68,000	54,000	—	28,496	29,299
Net income	122,718	77,630	137,639	62,202	89,152
Other comprehensive income	(992)	(603)	349	781	286
Total comprehensive income	121,726	77,027	137,988	62,983	89,438

Balance Sheet Data (end of period)
Total assets	35,668,988	32,469,695	30,458,171	36,462,263	34,328,934
Total liabilities	25,195,344	22,945,601	21,694,934	25,832,072	24,605,328
Total stockholders’ equity	10,473,644	9,524,094	8,763,237	10,630,191	9,723,606

Total liabilities and stockholders’ equity	35,668,988	32,469,695	30,458,171	36,462,263	34,328,934

	Year Ended December 31,			Six Months Ended June 30,
	2016	2015	2014	2017	2016
	(in U.S.$ thousands, except ratios)
Loan Portfolio and Equity Investments
Loans before allowance for loan losses and loan commissions, net of origination cost	21,977,081	20,430,792	19,144,087	22,234,622	21,181,130
Allowance for loan losses	63,749	58,929	55,763	73,401	56,876
Equity investments	386,051	328,390	292,345	398,388	361,891
Selected Financial Ratios
Return on average total stockholders’ equity(2)	2.0%	1.5%	1.6%	1.5%	2.7%
Return on average paid-in capital(3)	4.4%	3.1%	3.3%	3.4%	5.7%
Return on average assets(4)	0.6%	0.4%	0.5%	0.4%	0.8%
Administrative expenses divided by average total assets	0.4%	0.4%	0.4%	0.4%	0.4%
Overdue loan principal as a percentage of loan portfolio (excluding non-accrual loans)	0.0%	0.0%	0.0%	0.0%	0.1%
Non-accrual loans as a percentage of loan portfolio	0.6%	0.0%	0.1%	0.5%	0.5%
Allowance for loan losses as a percentage of loan portfolio	0.3%	0.3%	0.3%	0.3%	0.3%

(1)	In March 2014, at the Stockholders’ Meeting the stockholders agreed, effective 2015, to approve each year the maximum amount that management is authorized to contribute to Stockholders’ Special Funds during the fiscal year and to recognize these contributions as expenses. For more information see Note 18 (“Contributions to Stockholders’ Special Funds”) to CAF’s audited financial statements in the accompanying prospectus.
(2)	Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by average total stockholders’ equity. Average total stockholders’ equity is computed as the arithmetic average of total stockholders’ equity as of the beginning and the end of each period. Data for interim periods has been annualized.
(3)	Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by average subscribed and paid-in capital. Average subscribed and paid-in capital is computed as the arithmetic average of subscribed and paid-in capital as of beginning and the end of each period. Data for interim periods has been annualized.
(4)	Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by average total assets. Average total assets are computed as the arithmetic average of total assets as of the beginning and the end of each period. Data for interim periods has been annualized.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with CAF’s audited financial statements and notes thereto beginning on page F-7 of the accompanying prospectus and the unaudited condensed interim financial information as of June 30, 2017 and December 31, 2016, and for the six-month periods ended June 30, 2017 and 2016 and the notes thereto beginning on page S-27 of this prospectus supplement.

Market Overview and Portfolio Trends

In recent months, important global economic developments have occurred including (i) a slight decrease in oil prices, (ii) a stronger-than-expected pickup in growth in advanced economies, (iii) low growth and increasing inflation in Latin America, (iv) slightly higher-than-expected growth in China, as a result of the continued policy stimulus and (v) an increase in short-term interest rates in the United States.

Based on information extracted from official government sources (including but not limited to the finance ministries of the full member shareholder countries and the International Monetary Fund (“IMF”)), the reported annualized percentage change in real GDP for 2016 for each of the full member shareholder countries was as follows: Argentina — (1.8)%, Bolivia — 3.8%, Brazil — (3.3)%, Colombia — 2.2%, Ecuador — (2.3)%, Panama — 5.2%, Paraguay — 3.5%, Peru — 3.7%, Uruguay — 0.1% and Venezuela — (10.0)%.

While the slight decrease in oil prices and some of the other global economic developments discussed above have not adversely affected our results of operations, certain of these recent global developments could negatively affect our borrowers, which may result in a downward adjustment of the external risk rating of some of our sovereign borrowers.

Moreover, if fiscal, economic or political events in any of our shareholder countries were to result in a downgrading of the individual risk rating for the long-term debt of that country, we would increase our allowance for loan losses, according to our methodology for determining the allowance for loan losses as explained in “— Income Statement — Provision for Loan Losses” below, which could have a negative effect on our net income.

Our provisioning policy with respect to our sovereign lending activities reflects our de facto preferred creditor status with our shareholder countries, which we believe arises from our status as a multilateral financial institution and from the interest of our borrowers in maintaining their credit standing with us. No shareholder country has ever defaulted on its debt obligations to us, notwithstanding defaults on its other sovereign debt obligations.

Both 2016 and 2015 were characterized by growth in our loan portfolio as a result of our strategy to expand our shareholder base, principally through additional paid-in capital contributions by several of our existing shareholder countries, as well as the issuance of shares to new shareholder countries. These two main drivers have led our loan portfolio to grow 1.2% in the first half of 2017, 7.6% in 2016 and 6.7% in 2015.

As of June 30, 2017, our loan portfolio was distributed by country as follows: Ecuador — 15.1%, Venezuela — 14.6%, Argentina — 12.8%, Brazil — 11.2%, Colombia — 11.1%, Peru — 9.3%, Bolivia — 10.6%, Panama — 6.0%, Uruguay — 4.6%, Paraguay — 1.6%, Dominican Republic — 1.0%, Mexico — 0.4%, Costa Rica — 0.5%, Chile — 0.6%, Barbados — 0.4%, Spain — 0.1%, and Jamaica — 0.0%.

Notwithstanding the increasing presence of other state-sponsored development banks in the regions in which we operate, we do not expect that the growth of our loan portfolio will be materially affected by the activities of other development banks in the region, since the financing needs of our shareholder countries exceed the current supply of lending resources. We believe that activities of other development banks are complementary to our lending operations.

Critical Accounting Policies

General

CAF’s financial statements are prepared in accordance with U.S. GAAP, which requires CAF in some cases to use estimates and assumptions that may affect its reported results and disclosures. CAF describes its significant accounting policies in Note 2 (“Basis of Presentation and Significant Accounting Policies”) to its audited financial statements in the accompanying prospectus. Some of the more significant accounting policies it uses to present its financial results involve the use of accounting estimates that it considers to be critical because: (1) they require significant management judgment and assumptions about matters that are complex and inherently uncertain; and (2) the use of a different estimate or a change in estimate could have a material impact on CAF’s reported results of operations or financial condition.

Specifically, the estimates CAF uses to determine the allowance for loan losses are critical accounting estimates.

Additionally, other important estimates related to the preparation of CAF’s financial statements are those related to revenue recognition and the valuation and classification at fair values of financial instruments. The fair values for some financial assets and liabilities recorded in CAF’s financial statements are determined according to the procedures established by the accounting pronouncement ASC 820. As of the date of this prospectus supplement, CAF has not changed or reclassified any asset or liability from one level to another pursuant to the hierarchy reflected in ASC 820, thereby maintaining consistency in the application of accounting principles in this matter.

Income Statement

Interest Income

Six Months Ended June 30, 2017 and 2016. For the six-month period ended June 30, 2017, CAF’s interest income was $478.3 million, representing an increase of $83.6 million, or 21.2%, compared to interest income of $394.6 million for the corresponding period in 2016. This increase resulted primarily from the growth of our loan portfolio, which increased 5.0% for the twelve months ending in June 2017. Average market interest rates were higher in the first six months of 2017 when six-month LIBOR averaged 1.40% than in the first six months of 2016 when six-month LIBOR averaged 0.88%.

2016, 2015 and 2014. For the year ended December 31, 2016, our interest income was $813.5 million, representing an increase of $192.2 million, or 30.9%, compared to interest income of $621.3 million for the year ended December 31, 2015. This increase resulted primarily from the growth of our loan portfolio, which grew 7.57%, and from higher interest rates in 2016. Average market interest rates were higher in 2016 than in 2015; in 2016 six-month LIBOR averaged 1.05% per annum compared with 0.48% per annum in 2015. Interest income for the year ended December 31, 2015 was $621.3 million, representing an increase of $51.6 million, or 9.06%, compared to interest income of $569.7 million for the year ended December 31, 2014. Such increase also resulted primarily from the growth of our loan portfolio and higher interest rates in 2015 compared to 2014.

Interest Expense

Six Months Ended June 30, 2017 and 2016. For the six-month period ended June 30, 2017, CAF’s interest expense was $295.3 million, representing an increase of $83.1 million, or 39.1%, compared to interest expense of $212.2 million for the corresponding period in 2016. This increase resulted primarily from higher funding requirements related to the growth in the average levels of our loan portfolio in 2017 compared with 2016, as well as an increase in six-month LIBOR. Average market interest rates were higher in the first six months of 2017, when six-month LIBOR averaged 1.40%, than in the first six months of 2016 when six-month LIBOR averaged 0.88%. The average amount of liabilities increased by 7% for the six-month period ended June 30, 2017, compared with the average for the six period ended June 30, 2016.

2016, 2015 and 2014. Interest expense for the year ended December 31, 2016 was $471.1 million, representing an increase of $125.7 million, or 36.4%, from our interest expense of $345.4 million for the year ended December 31, 2015. This increase resulted primarily from higher funding requirements related to the growth in the average levels of our loan portfolio in 2016 compared with 2015, as well as an increase in the funding costs associated with an increase in the average term of our financial liabilities as well as an increase in six-month LIBOR. The average amount of liabilities increased by 7.8% for the year ended December 31, 2016, compared with the average for the year ended December 31, 2015. For the year ended December 31, 2015, our interest expense was $345.4 million, representing an increase of $35.2 million, or 11.34%, from our interest expense of $310.2 million for the year ended December 31, 2014. This increase resulted primarily from higher funding requirements related to the growth in the average levels of our loan portfolio in 2015 and the increase in average market interest rates described above. The average amount of our liabilities increased by 8.2% for the year ended December 31, 2015, compared with the average for the year ended December 31, 2014.

Net Interest Income

Six Months Ended June 30, 2017 and 2016. For the six-month period ended June 30, 2017, CAF’s net interest income was $183.0 million, representing an increase of $0.6 million, or 0.3%, compared to net interest income of $182.4 million for the corresponding period in 2016. This marginal increase resulted from the 5.0%, year over year increase in our loan portfolio, which was partially offset by an increase in the proportion of long-term debt, principally bonds, in our capital structure in comparison to the corresponding period in 2016. The net interest income margin was 1.1% for the six-month period ended June 30, 2017, as compared to 1.2% for the corresponding period in 2016.

2016, 2015 and 2014. For the year ended December 31, 2016, our net interest income was $342.4 million, representing an increase of $66.5 million, or 24.1%, over net interest income of $275.9 million for the year ended December 31, 2015. This increase resulted from an increase not only in the loan portfolio but also in interest rates and a reduction in the net borrowing spread on new issuances of debt securities, which were partially offset by an increase in interest expense due to the rise in bond issuances. Our net interest income for the year ended December 31, 2015, was $275.9 million, representing an increase of $16.4 million, or 6.3%, over net interest income of $259.4 million for the year ended December 31, 2014. This increase resulted from higher yielding liquid assets, and an increase in the loan portfolio. Our net interest income margin was 1.1% in 2016, compared to 0.92% in 2015 and 0.95% in 2014.

Provision (Credit) for Loan Losses

The provisions in the periods described below reflect management’s estimates for both general and specific allowance for loan losses. The allowance for loan losses is estimated considering the credit risk exposure, probability of default and loss given default, which represents our anticipated loss in the event of a borrower default and which is based on external data provided by risk rating agencies, recognizing such effects in profit or loss for the period. We establish a specific allowance for loan losses for impaired loans. A loan is considered as impaired when, based on currently available information and events, there exists the probability that we will not recover the total amount of principal and interest as agreed in the terms of the original loan contract. Loans whose terms are modified in a troubled debt restructuring, generally, already will have been identified as impaired. Our management individually evaluates the compliance of the new terms of the restructured loan for a reasonable period to calculate specific allowances for loan losses and if the remaining balance of the restructured loan is considered collectible, the restructured loan could return to accrual status. See Note 2g. and 2h. to our audited financial statements for further information regarding allowance for loan loss calculations.

Six Months Ended June 30, 2017 and 2016. For the six-month period ended June 30, 2017, CAF recorded a provision for loan losses of $34.6 million, compared with a provision for loan losses of $21.7 million for the corresponding period in 2016. This increase was mainly due to an increase in specific provisions for loan losses with respect to certain private sector loans in Brazil, Mexico, Peru, Spain and Uruguay.

2016, 2015 and 2014. For the year ended December 31, 2016, we recorded a provision for loan losses of $38.3 million, representing an increase of $19.6 million, or 104.6%, compared with the provision for loan losses of $18.7 million for 2015. Changes in the provision occurred mainly due to specific provisions for impaired loans in the private sector to borrowers in Brazil, Peru, Spain and Uruguay. For the year ended December 31, 2015, we recorded a provision for loan losses of $18.7 million, representing a decrease of $2.8 million, or 13.2%, compared with the provision for loan losses of $21.6 million for 2014. The decrease in the provision occurred mainly because of an increase in our exposure to countries with higher credit ratings, which resulted in fewer provision requirements.

Non-Interest Income

CAF’s non-interest income consists principally of commissions, dividends and its corresponding share of earnings or losses on equity investments, which are accounted for using the equity method, and other income.

Six Months Ended June 30, 2017 and 2016. For the six-month period ended June 30, 2017, CAF’s non-interest income was $6.3 million, representing a decrease of $36.8 million, or 85.4%, compared to non-interest income of $43.1 million for the corresponding period in 2016. This decrease was mainly due to the non-cash currency exchange differential for borrowings denominated in Venezuelan bolivars, due to the devaluation of the bolivar. This decrease was mainly due to the positive impact in 2016 of the non-cash currency exchange differential recorded due to the devaluation of the Venezuelan bolivar. For more information please see note 8 of the Unaudited Condensed Interim Financial Information of this prospectus supplement.

2016, 2015 and 2014. For the year ended December 31, 2016, our total non-interest income was $51.6 million, representing an increase of $34.8 million, or 207.8%, from total non-interest income of $16.8 million for the previous year. This increase was mainly due to the non-cash currency exchange differential for borrowings denominated in Venezuelan bolivars because of the devaluation of the bolivar, discussed above, which is recognized in “Non-interest income — Other income”. For the year ended December 31, 2015, our total non-interest income was $16.8 million, representing a decrease of $6.2 million, or 27.0%, from total non-interest income of $23.0 million for the year ended December 31, 2014. This decrease resulted principally from a reduction in earnings from equity investments and other income.

Non-Interest Expenses

CAF’s non-interest expenses consist principally of administrative expenses, representing 92.4% and 84.8% of total non-interest expenses for the six-month periods ended June 30, 2017 and June 30, 2016, respectively.

Six Months Ended June 30, 2017 and 2016. For the six-month period ended June 30, 2017, CAF’s non-interest expenses were $74.0 million representing an decrease of $1.6 million, or -2.1%, compared to total non-interest expenses of $75.6 million for the corresponding period in 2016. The decrease resulted principally from a $4.2 million decrease in impairment charges on equity investments.

For the six-month period ended June 30, 2017, CAF’s administrative expenses were $68.4 million, or 0.2% (on an annualized basis) of its total average assets, representing an increase of $4.3 million, or 6.7%, compared to administrative expenses of $64.1 million for the corresponding period in 2016. This increase resulted principally from the business growth.

2016, 2015 and 2014. For the year ended December 31, 2016, our total non-interest expenses were $151.6 million, representing an increase of $12.4 million, or 8.9%, over total non-interest expenses of $139.2 million for the year ended December 31, 2015. For the year ended December 31, 2015, our total non-interest expenses were $139.2 million, representing an increase of $14.5 million, or 11.6%, over total non-interest expenses of $124.7 million for the year ended December 31, 2014.

For the year ended December 31, 2016, administrative expenses were $141.0 million, or 0.4% of our average total assets, representing an increase of $15.9 million over administrative expenses of $125.1 million for the year ended December 31, 2015. The increase resulted principally from the growth in our business. For the year ended December 31, 2015, administrative expenses were $125.1 million, or 0.4% of our average total assets, representing an increase of $8.4 million over administrative expenses of $116.7 million for the year ended December 31, 2014. The increase resulted principally from a growth in our loan portfolio. Equity investments that have no available market price quotations and whose fair value is impracticable to determine without incurring excessive costs, and in which we have a participation of less than 20% of the investee’s equity, are required to be recorded at cost according to U.S. GAAP. Also, management is required to assess the value of these investments at least annually and determine whether any value impairment is temporary or other than temporary. Impairment charges must be taken once management has determined that the loss of value is other than temporary. As a result of its analysis of these equity investments, we recognized impairment charges on our equity investments of $5.0 million for the three-month period ended March 31, 2017, and $9.2 million, $11.1 million and $7.3 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Net Income

Six Months Ended June 30, 2017 and 2016. For the six-month period ended June 30, 2017, our net income was $62.2 million, representing a decrease of $26.9 million, or 30.2%, compared to net income of $89.1 million for the corresponding period in 2016. This decrease resulted principally from the non-cash currency exchange differential due to the devaluation of the Venezuelan bolivar in 2016.

In March 2014, the Stockholders’ Assembly agreed, effective 2015, to approve a maximum amount to be contributed to Stockholders’ Special Funds during the fiscal year and to recognize these contributions as expenses.

As of June 30, 2017 Contributions to Stockholders’ Special Funds were $28.5 million. During the six-month period ended June 30, 2016, Contribution to Stockholders’ Special Funds were $29.3 million. In 2016, we recognized $68.0 million as a contribution to Stockholders’ Special Funds, resulting in net income of $122.7 million, representing an increase of $45.1 million, or 58.1%, compared to net income of $77.6 million for 2015. This increase resulted primarily from the increase in earnings due to the growth in interest rates, the growth in the total loan portfolio and the non-cash currency exchange differential due to the devaluation of the Venezuelan bolivar.

In 2015, we recognized $54.0 million as a contribution to Stockholders’ Special Funds, resulting in net income of $77.6 million, representing a decrease of $60.0 million, or 43.6%, compared to net income of $137.6 million for 2014. This decrease is mainly due to contributions to Stockholders’ Special Funds of $54.0 million being expensed in 2015. No such contributions were recorded in 2014. For more information see Note 18 (“Contributions to Stockholders’ Special Funds”) and Note 26 (“Special Funds and Other Funds Under Management”) to our audited financial statements in the accompanying prospectus. Net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds for the year ended December 31, 2016 was $204.2 million, representing an increase of $69.4 million, or 51.5%, compared to net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds of $134.8 million for 2015. This increase is mainly due to an increase in interest rates, the growth of the loan portfolio and the non-cash currency exchange differential due to the devaluation of the Venezuelan bolivar. Net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds for the year ended December 31, 2015 was $134.8 million, representing a decrease of $1.4 million, or 1.0%, compared to net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds of $136.2 million for 2014. This decrease is mainly due to the decrease in non-interest income and the increase in administrative expenses and equity impairments, partially offset by higher net interest income.

Balance Sheet

Assets

June 30, 2017. At June 30, 2017, CAF’s total assets were $36.4 billion, representing an increase of $0.8 billion, or 2.2%, over total assets of $35.7 billion at December 31, 2016. The increase in assets resulted primarily from an increase in liquid assets of $0.7 billion during the six-month period ended June 30, 2017.

2016 and 2015. At December 31, 2016, our total assets were $35.7 billion, representing an increase of $3.2 billion, or 9.9%, over total assets of $32.5 billion at December 31, 2015. The increase in our total assets was principally due to the growth of liquid assets, which increased by $1.2 billion, and the loan portfolio, which increased by $1.5 billion.

Liabilities

June 30, 2017. At June 30, 2017, CAF’s total liabilities were $25.8 billion, representing an increase of $0.6 billion or 2.5%, over total liabilities of $25.2 billion at December 31, 2016. The increase in liabilities resulted primarily from an increase in bond issuances and deposits.

At December 31, 2016, our total liabilities were $25.2 billion, representing an increase of $2.2 billion, or 9.8%, over total liabilities of $22.9 billion at December 31, 2015. The increase in our total liabilities resulted principally from increased bond issuances.

Stockholders’ Equity

June 30, 2017. At June 30, 2017, CAF’s total stockholders’ equity was $10.6 billion, representing an increase of $0.16 billion, or 1.5%, over total stockholders’ equity of $10.5 billion at December 31, 2016. The increase in CAF’s stockholders’ equity resulted primarily from capital contributions paid by its stockholders and the increase in reserves.

At December 31, 2016, our total stockholders’ equity was $10.5 billion, representing an increase of $0.95 billion, or 10.0%, over total stockholders’ equity of $9.5 billion at December 31, 2015. The increase in our total stockholders’ equity resulted principally from the capital contributions paid by our stockholders.

Asset Quality

Overdue Loans

As of the date of this prospectus supplement, there are outstanding overdue amounts from Venezuela totaling $22.8 million, including approximately $12.4 million of principal and approximately $10.4 million of interest. The overdue amounts have scheduled payment dates between August 14, 2017 and October 3, 2017. Venezuela has expressed to CAF its intention to bring current these overdue amounts (including interest on overdue interest), as has occurred with respect to prior overdue amounts in 2017. As of September 30, 2017, the total principal amount of outstanding loans to Venezuela was $3.25 billion.

June 30, 2017. At June 30, 2017, the total principal amount of outstanding overdue loans was $7.5 million (not including non-accrual loans in overdue status) related to one borrower in Brazil, representing an increase of $0.002 million, over overdue loans of $7.5 million at December 31, 2016.

2016 and 2015. At December 31, 2016, the total principal amount of outstanding overdue loans was $7.5 million (not including non-accrual loans in overdue status). At December 31, 2015, the total principal amount of outstanding overdue loans was $0.0 (not including non-accrual loans in overdue status).

Impaired Loans and Non-Accrual Loans

June 30, 2017. At June 30, 2017, the total principal amount of CAF’s impaired loans was $111.6 million or 0.50% of the total private sector loan portfolio, representing a decrease of $9.2 million over impaired loans of $120.8 million at 31 December 2016. We consider a loan to be impaired when it is in non-accrual status.

2016 and 2015. At December 31, 2016, the total principal amount of our impaired loans was $120.8 million, or 0.55% of the total loan portfolio. We consider a loan to be impaired when it is in non-accrual status. At December 31, 2015, the total principal amount of our impaired loans was $0.0, or 0.0% of the total loan portfolio.

Restructured Loans

June 30, 2017. At June 30, 2017, the total principal amount of outstanding restructured loans was $17.5 million, or 0.08% of the total loan portfolio, representing a decrease of $26.7 million, or 60.4% over outstanding restructured loans of $44.2 million at December 31, 2016.

2016 and 2015. At December 31, 2016, the total principal amount of outstanding restructured loans was $44.2 million, or 0.20% of the total loan portfolio. At December 31, 2015, the total principal amount of outstanding restructured loans was $0.0, or 0.0% of the total loan portfolio.

Loan Write-offs and Recoveries

June 30, 2017. There were $26.7 million of loans written-off during the six-month period ended June 30, 2017, which related to a private sector borrower. CAF booked recoveries of $1.7 million during the six-month period ended June 30, 2017. For the three-month period ended June 30, 2016, there were $23.7 million of loans written-off, and we booked recoveries of $0.0.

2016 and 2015. There were $33.7 million of loans written-off in 2016 and $16.4 million of loans written-off in 2015. During 2016 and 2015, we booked recoveries against these write-offs of $280.0 thousand and $817.0 thousand, respectively.

See “Operations of CAF — Asset Quality” for further information regarding CAF’s asset quality. See “— Balance Sheet” above for details regarding the distribution of CAF’s loans by country and “Operations of CAF — Loan Portfolio” for details regarding the distribution of CAF’s loans by economic sector.

Liquidity

Effective as of September 2014, CAF updated its liquidity policy, which requires it to maintain sufficient liquid assets to cover at least 12 months of net cash requirements.

Net cash requirements under this new policy are calculated as follows:

(+)	Scheduled loan collections

(+)	Committed paid-in capital payments

(-)	Scheduled debt service

(-)	Committed disbursements

CAF’s investment policy requires that at least 90% of its liquid assets be held in the form of investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization. The remaining portion of its liquid assets may be invested in non-investment grade instruments rated B-/Ba3/B or better by a U.S. nationally-recognized statistical rating organization. CAF’s investment policy emphasizes security and liquidity over yield.

June 30, 2017. At June 30, 2017, CAF’s liquid assets consisted of $12.7 billion of cash, time deposits and securities, of which 97.6% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognized statistical rating organization, compared to $11.6 billion of cash, time deposits and securities, of which 98.6% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognized statistical rating organization, at June 30, 2016. At June 30, 2017, 24.8% of CAF’s liquid assets were invested in time deposits in financial institutions, 26.2% in commercial paper, 9.8% in corporate and financial institution bonds, 18.5% in certificates of deposit, 13.4% in U.S. Treasury Notes and 7.3% in other instruments, including deposits in cash.

As of June 30, 2017, CAF’s liquidity was distributed by country as follows: United States — 30.5%, France — 6.9%, Japan — 11.5%, Germany — 6.6%, China — 4.4%, Switzerland — 5.5%, Chile — 5.1% , Canada — 2.3%, Spain — 2.4%, South Korea — 3.9%, United Arabic Emirates — 2.7%, United Kingdom — 1.2%, Australia — 4.9%, Netherland — 2.5%, Supranationals — 1.2%, Kuwait — 1.4%, Qatar —1.4%, Belgium 1.9%, Panama — 0.2%, Sweden — 0.9%, Denmark and Norway — 0.2% each, New Zealand — 0.1% and others — 2.3%.

2016 and 2015. At December 31, 2016, our liquid assets consisted of $12.0 billion of cash, time deposits and securities, of which 97.5% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 22.1% of our liquid assets were invested in time deposits in financial institutions, 25.1% in commercial paper, 10.3% in corporate and financial institution bonds, 18.8% in certificates of deposit, 15.6% in U.S. Treasury Notes and 8.1% in other instruments including deposits in cash. At December 31, 2015, our liquid assets consisted of $10.8 billion of cash, time deposits and securities, of which 97.6% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 35% of our liquid assets were invested in time deposits in financial institutions, 15.9% in commercial paper, 13.0% in corporate and financial institution bonds, 10.9% in certificates of deposit, 17.6% in U.S. Treasury Notes and 7.6% in other instruments including deposits in cash.

Commitments and Contingencies

CAF enters into commitments and contingencies in the normal course of its business to facilitate its business and objectives. Commitments and contingencies include (1) credit agreements subscribed and pending disbursements, (2) lines and letters of credit for foreign trade, (3) equity investment agreements subscribed and (4) partial credit guarantees. For further discussion of these arrangements, see Note 16 (“Commitments and Contingencies”) to CAF’s unaudited condensed interim financial information and Note 24 (“Commitments and Contingencies”) to CAF’s audited financial statements in the accompanying prospectus.

Strategy and Capital Resources

CAF’s business strategy is to provide financing for projects, trade and investment in the shareholder countries. Management expects CAF’s assets to grow in the future, which will increase its need for additional funding. Likewise, maturing debt obligations will need to be replaced. In addition to scheduled capital increases, management anticipates a need to increase funds raised in the international capital markets and to maintain funding through borrowings from multilateral and other financial institutions. While the substantial majority of CAF’s equity will continue to be held by full member shareholder countries, CAF intends to continue offering equity participation to associated shareholder countries through the issuances of Series “C” shares to such countries. See “Capital Structure.”

CAF intends to continue its programs to foster sustainable growth within the shareholder countries, and to increase its support for the private sector within its markets, either directly or through financial intermediaries. See “Operations of CAF.”

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Balance Sheets

As of June 30, 2017 and December 31, 2016

(In thousands of U.S. dollars)

	NOTES	June 30, 2017	December 31, 2016
ASSETS
Cash and due from banks		55,515	72,403
Deposits with banks		1,837,394	1,652,367

Cash and deposits with banks		1,892,909	1,724,770

Marketable securities:
Trading	3 and 15	9,371,649	9,267,953
Other investments		1,461,843	996,554
Loans (US$ 35,568 and US$ 37,196 at fair value as of June 30, 2017 and December 31, 2016)	4 and 15	22,234,622	21,977,081
Less loan commissions, net of origination costs		94,343	95,682
Less allowance for loan losses	4	73,401	63,749

Loans, net		22,066,878	21,817,650

Accrued interest and commissions receivable		326,996	345,115
Equity investments		398,388	386,051
Derivative financial instruments	14 and 15	321,597	118,353
Property and equipment, net		78,912	75,200
Other assets	5	543,091	937,342

TOTAL		36,462,263	35,668,988

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	6	2,949,576	3,098,883
Commercial paper	7	2,121,718	2,112,717
Borrowings (US$ 582,120 and US$ 535,514 at fair value as of June 30, 2017 and December 31, 2016), net	8 and 15	1,417,893	1,421,466
Bonds (US$ 18,022,286 and US$ 16,738,156 at fair value as of June 30, 2017 and December 31, 2016), net	9 and 15	18,181,507	17,145,306
Accrued interest payable		254,283	281,058
Derivative financial instruments	14 and 15	625,623	1,021,292
Accrued expenses and other liabilities	10	281,472	114,622

Total liabilities		25,832,072	25,195,344

STOCKHOLDERS’ EQUITY:
Subscribed capital		7,658,000	7,219,455
Less callable capital portion		(1,589,660)	(1,589,660)
Capital subscriptions receivable		(1,251,850)	(846,250)

Paid-in capital		4,816,490	4,783,545

Additional paid-in capital		2,950,710	2,890,091
Reserves		2,801,571	2,678,853
Accumulated other comprehensive income		(782)	(1,563)
Retained earnings		62,202	122,718

Total stockholders’ equity		10,630,191	10,473,644

TOTAL		36,462,263	35,668,988

See accompanying notes to the unaudited condensed interim financial information

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Statements of Comprehensive Income

For the six-month periods ended June 30, 2017 and 2016

(In thousands of U.S. dollars)

	NOTES	2017	2016
Interest income:
Loans		386,137	315,395
Investments and deposits with banks		72,492	60,278
Loan commissions		19,676	18,982

Total interest income		478,305	394,655

Interest expense:
Bonds		245,567	177,135
Deposits		15,794	6,300
Commercial paper		11,996	8,368
Borrowings		15,558	12,533
Commissions		6,374	7,886

Total interest expense		295,289	212,222

Net interest income		183,016	182,433
Provision for loan losses	4	34,609	21,677

Net interest income, after provision for loan losses		148,407	160,756
Non-interest income:
Other commissions		2,142	2,606
Dividends and equity in earnings of investees		1,660	5,492
Other income		2,465	35,012

Total non-interest income		6,267	43,110

Non-interest expenses:
Administrative expenses		68,410	64,135
Impairment charge for equity investments		5,000	9,200
Other expenses		632	2,292

Total non-interest expenses		74,042	75,627

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds		80,632	128,239
Unrealized changes in fair value related to financial instruments		10,066	(9,788)

Net income before Contributions to Stockholders’ Special Funds		90,698	118,451
Contributions to Stockholders’ Special Funds	11	28,496	29,299

Net income		62,202	89,152
Other comprehensive income:
Amortization of defined benefit pension items	12	781	286

Total comprehensive income		62,983	89,438

See accompanying notes to the unaudited condensed interim financial information

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Statements of Stockholders’ Equity

For the three-month periods ended June 31, 2017 and 2016

(In thousands of U.S. dollars)

				Reserves
	NOTE	Paid-in capital	Additional paid-in capital	General reserve	Article N° 42 of the of the Constitutive Agreement	Total reserves	Accumulated other comprehensive income	Retained earnings	Total stockholders’ equity
BALANCES AT DECEMBER 31, 2015		4,491,275	2,354,537	2,136,023	465,200	2,601,223	(571)	77,630	9,524,094
Capital increase		38,760	71,314	—	—	—	—	—	110,074
Net income		—	—	—	—	—	—	89,152	89,152
Appropriated for general reserve		—	—	69,830	—	69,830	—	(69,830)	—
Appropriated for reserve pursuant to Article N° 42 of the Constitutive Agreement		—	—	—	7,800	7,800	—	(7,800)	—
Other comprehensive income	12	—	—	—	—	—	286	—	286

BALANCES AT JUNE 30, 2016		4,530,035	2,425,851	2,205,853	473,000	2,678,853	(285)	89,152	9,723,606

BALANCES AT DECEMBER 31, 2016		4,783,545	2,890,091	2,205,853	473,000	2,678,853	(1,563)	122,718	10,473,644
Capital increase		32,945	60,619	—	—	—	—	—	93,564
Net income		—	—	—	—	—	—	62,202	62,202
Appropriated for general reserve		—	—	110,218	—	110,218	—	(110,218)	—
Appropriated for reserve pursuant to Article N° 42 of the Constitutive Agreement		—	—	—	12,500	12,500	—	(12,500)	—
Other comprehensive income	12	—	—	—	—	—	781	—	781

BALANCES AT JUNE 30, 2017		4,816,490	2,950,710	2,316,071	485,500	2,801,571	(782)	62,202	10,630,191

See accompanying notes to the unaudited condensed interim financial information

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Statements of Cash Flows

For the six-month periods ended June 30, 2017 and 2016

(In thousands of U.S. dollars)

	NOTES	2017	2016
OPERATING ACTIVITIES:
Net income		62,202	89,152
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Contributions to Stockholders’ Special Funds	11	28,496	29,299
Unrealized gain on trading securities		(6,727)	(15,580)
Amortization of loan commissions, net of origination costs		(7,836)	(7,557)
Provision for loan losses	4	34,609	21,677
Impairment charge for equity investments		5,000	9,200
Equity in earnings of investees		(767)	(3,821)
Exchange difference	8	—	(28,223)
Amortization of deferred charges		2,509	2,644
Depreciation of property and equipment		2,840	2,813
Provision for employees’ severance benefits		6,302	5,503
Provision for employees’ savings plan		615	661
Unrealized changes in fair value related to financial instruments		(10,066)	9,788
Net changes in operating assets and liabilities:
Severance benefits paid or advanced		(6,324)	(2,639)
Employees’ savings plan paid or advanced		(2,958)	481
Trading securities, net		4,330	(1,956,627)
Interest and commissions receivable		18,119	13,783
Other assets		(529)	(1,316)
Accrued interest payable		(26,774)	(25,462)
Accrued expenses and other liabilities		(35,297)	(16,890)

Total adjustments and net changes in operating assets and liabilities		5,542	(1,962,266)

Net cash provided by (used in) operating activities		67,744	(1,873,114)

INVESTING ACTIVITIES:
Purchases of other investments		(1,730,695)	(1,876,921)
Maturities of other investments		1,265,406	1,632,628
Loan origination and principal collections, net		(278,394)	(766,335)
Equity investments, net		(16,570)	(38,880)
(Purchases) sales of property and equipment, net		(6,552)	579

Net cash used in investing activities		(766,805)	(1,048,929)

Carried forward,		(699,061)	(2,922,043)

See accompanying notes to the unaudited condensed interim financial information

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Statements of Cash Flows

For the six-month periods ended June 30, 2017 and 2016

(In thousands of U.S. dollars)

	2017	2016
Brought forward,	(699,061)	(2,922,043)

FINANCING ACTIVITIES:
Net (decrease) increase in deposits	(149,307)	54,062
Net increase (decrease) in commercial paper	9,001	(461,238)
Net decrease in derivative related collateral	470,555	254,741
Proceeds from issuance of bonds	1,502,731	2,809,598
Repayment of bonds	(1,044,858)	(1,237,885)
Proceeds from borrowings	61,477	165,067
Repayment of borrowings	(75,963)	(185,930)
Proceeds from issuance of shares	93,564	110,074

Net cash provided by financing activities	867,200	1,508,489

NET INCREASE (DECREASE) IN CASH AND DEPOSITS WITH BANKS	168,139	(1,413,554)
CASH AND DEPOSITS WITH BANKS AT BEGINNING OF PERIOD	1,724,770	2,806,531

CASH AND DEPOSITS WITH BANKS AT END OF PERIOD	1,892,909	1,392,977

SUPPLEMENTAL DISCLOSURE:
Interest paid during the period	311,455	226,087

NONCASH FINANCING ACTIVITIES:
Changes in derivative financial instruments assets	(203,244)	(432,866)

Changes in derivative financial instruments liabilities	(395,669)	(264,889)

See accompanying notes to the unaudited condensed interim financial information

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to Unaudited Condensed Interim Financial Information

As of June 30, 2017 and December 31, 2016 and for the Six-Month Period ended

June 30, 2017 and June 30, 2016

(In thousands of U.S. dollars)

1.	ORIGIN

Business description — Corporación Andina de Fomento (CAF) began its operations on June 8, 1970, and was established under public international law which abides by the provisions set forth in its Constitutive Agreement. Series “A” and “B” stockholder countries are: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Trinidad and Tobago, Uruguay and Venezuela. Series “C” stockholder countries are: Barbados, Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal and Spain. In addition, there are 13 banks which are Series “B” stockholders. CAF is headquartered in Caracas and has offices in Asuncion, Bogota, Brasilia, Buenos Aires, Mexico City, Panama City, La Paz, Lima, Madrid, Montevideo, Port of Spain and Quito.

CAF’s objective is to support sustainable development and economic integration within Latin America and the Caribbean by helping stockholder countries diversify their economies, and become more competitive and responsive to social needs.

CAF offers financial and related services to the governments of its stockholder countries, as well as their public and private institutions, corporations and joint ventures. CAF’s principal activity is to provide short, medium and long-term loans to finance projects, working capital, trade activities and to undertake feasibility studies for investment opportunities in stockholder countries. Furthermore, CAF manages and supervises third-party cooperation funds owned and sponsored by other countries and organizations, intended to finance programs agreed upon with donor countries and organizations which are in line with CAF policies and strategies.

CAF raises funds to finance operations both within and outside its stockholder countries.

2.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Financial statement presentation — The condensed interim financial information as of June 30, 2017 and December 31, 2016 and for the six-month periods ended June 30, 2017 and 2016 is unaudited and has been prepared, in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, such interim financial information includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The results of operations for the six-month period ended June 30, 2017 are not necessarily an indication of the results to be expected for the full year 2017.

The condensed interim financial information was based on the accounting principles stated in CAF’s audited financial statements as of and for the years ended December 31, 2016, 2015 and 2014. For a detailed discussion about CAF´s significant accounting policies, refer to Note 2 to the 2016 audited financial statements. During the six-month period ended June 30, 2017, there were no significant updates made to CAF´s significant accounting policies.

This condensed interim financial information should be read in conjunction with CAF’s audited financial statements as of and for the years ended December 31, 2016, 2015 and 2014 and the notes thereto.

3.	MARKETABLE SECURITIES

Trading

A summary of trading securities follows:

	June 30, 2017		December 31, 2016
	Amount	Average maturity (years)	Amount	Average maturity (years)
U.S. Treasury Notes	1,694,709	1.95	1,867,916	1.82

Non-U.S. governments and government entities bonds	105,040	1.83	236,945	0.66

Financial institutions and corporate securities:
Commercial paper	3,291,322	0.23	3,005,618	0.20
Certificates of deposits	2,330,213	0.45	2,257,292	0.36
Bonds	1,244,524	1.75	1,233,530	1.51
Collateralized mortgage obligation	366,110	4.06	336,041	4.47
Liquidity funds	339,731	1.00	330,611	1.00

	7,571,900	0.62	7,163,092	0.71

Marketable securities	9,371,649	0.87	9,267,953	0.93

Maturity of debt securities follows:

	June 30, 2017	December 31, 2016
Remaining maturities:
Less than one year	6,498,799	6,289,696
Between one and two years	2,043,411	2,249,657
Between two and three years	460,902	424,450
Between three and four years	94,302	126,963
Between four and five years	156,769	85,918
Over five years	117,466	91,269

	9,371,649	9,267,953

4.	LOANS

Loans include short, medium and long-term loans to finance projects, working capital and trade activities. The majority of the loans are to Series “A” and “B” stockholder countries, or with private institutions or companies of these countries.

Loans by country are summarized as follows:

	June 30, 2017	December 31, 2016
Stockholder country:
Argentina	2,856,869	2,839,947
Barbados	85,000	85,000
Bolivia	2,357,471	2,211,132
Brazil	2,500,103	1,984,105
Chile	125,000	111,000
Colombia	2,478,714	2,339,206
Costa Rica	105,352	113,570
Dominican Republic	229,768	212,064
Ecuador	3,367,258	3,317,875
Jamaica	4,184	4,496
Mexico	86,729	381,729
Panama	1,330,393	1,464,317
Paraguay	350,814	337,105
Peru	2,068,573	2,274,512
Spain	17,543	44,203
Uruguay	1,020,315	935,256
Venezuela	3,252,023	3,320,841

Total	22,236,109	21,976,358
Fair value adjustments	(1,487)	723

Loans	22,234,622	21,977,081

Fair value adjustments of loans represent adjustments to the amount of loans for which the fair value option is elected.

At June 30, 2017 and December 31, 2016, loans denominated in other currencies were granted for an equivalent of US$ 50,222 and US$ 57,212, respectively, principally in Bolivian bolivianos, Peruvian nuevos soles and Colombian pesos. At June 30, 2017 and December 31, 2016, fixed interest rate loans amounted to US$ 141,548 and US$ 177,070, respectively.

Loans classified by public sector and private sector borrowers are as follows:

	June 30, 2017	December 31, 2016
Public sector	18,168,441	18,773,300
Private sector	4,067,668	3,203,058

	22,236,109	21,976,358

The weighted average yield of the loan portfolio is shown below:

	June 30, 2017		December 31, 2016
	Amount	Weighted average yield (%)	Amount	Weighted average yield (%)
Loans	22,236,109	3.56	21,976,358	3.41

Loans by industry segments are as follows:

	June 30,		December 31,
	2017	%	2016	%
Agriculture, hunting and forestry	151,985	1	150,018	1
Manufacturing	196,386	1	215,513	1
Electricity, gas and water supply	7,478,186	33	7,314,488	33
Transport, warehousing and communications	7,518,759	34	7,557,849	34
Financial services — Commercial banks	1,845,254	8	1,626,136	7
Financial services — Development banks	509,487	2	867,899	4
Social and other infrastructure programs	4,388,301	20	4,105,846	19
Others	147,751	1	138,609	1

	22,236,109	100	21,976,358	100

Loans mature as follows:

	June 30, 2017	December 31, 2016
Remaining maturities:
Less than one year	4,252,984	4,174,292
Between one and two years	2,288,778	2,142,039
Between two and three years	2,370,029	2,303,002
Between three and four years	2,087,283	2,061,910
Between four and five years	1,981,549	1,932,948
Over five years	9,255,486	9,362,167

	22,236,109	21,976,358

The loan portfolio classified based on the type of credit risk is as follows:

	June 30, 2017	December 31, 2016
Sovereign guaranteed	18,168,441	18,028,341
Non-sovereign guaranteed	4,067,668	3,948,017

	22,236,109	21,976,358

Loan portfolio quality

The loan portfolio quality indicators and the related amounts are presented below:

	June 30,
	2017	2016
During the period CAF recorded the following transactions:
Loans written-off	26,660	23,730
Purchases of loan portfolio	0	0
Sales of loan portfolio	25,401	8,500

	June 30, 2017	December 31, 2016
CAF presented the following amounts and quality indicators as of the end of the period / year:
Non-accrual loans	111,591	120,841
Impaired loans	111,591	120,841
Troubled debt restructured	17,543	44,203
Overdue loans	7,515	7,513
Allowance for loan losses as a percentage of loan portfolio	0.33%	0.29%
Nonaccrual loans as a percentage of loan portfolio	0.50%	0.55%
Overdue loan principal as a percentage of loan portfolio	0.03%	0.03%

A/B Loans

CAF administers loan-participations sold, and only assumes the credit risk for the portion of the loan owned by CAF. At June 30, 2017 and December 31, 2016, CAF had loans of this nature amounting to US$ 561,338 and US$ 743,401, respectively; whereby other financial institutions provided funds for US$ 310,024, and US$ 455,754, respectively.

Troubled Debt Restructuring

As of June 30, 2017 and December 31, 2016 there was a troubled debt restructuring of a non-sovereign guaranteed loan, classified as impaired, with an outstanding balance of US$ 17,543 and US$ 44,203, respectively. As a result of the restructuring as of December 31, 2016, the principal modifications to the loan agreement consisted in extension of loan term, interest rate reductions and restatement of future cash flows, based on these facts CAF recognized a reduction of allowance. During the six-month period ended June 30, 2017, CAF has written off US$ 26,660 over those loans.

Allowance for Loan Losses

Changes in the allowance and the balance for loan losses over the outstanding amount, individually and collectively evaluated, are presented below:

	For the six-month periods ended June 30,
	2017			2016
	Sector			Sector
	Sovereign	Non- sovereign	Total	Sovereign	Non- sovereign	Total
Balances at beginning of period	21,227	42,522	63,749	26,269	32,660	58,929
Provision for loan losses	(2,275)	36,884	34,609	(6,376)	28,053	21,677
Loans written-off	—	(26,660)	(26,660)	—	(23,730)	(23,730)
Recoveries	—	1,703	1,703	—	—	—

Balances at end of period	18,952	54,449	73,401	19,893	36,983	56,876

	June 30, 2017			December 31, 2016
	Sector			Sector
	Sovereign	Non- sovereign	Total	Sovereign	Non- sovereign	Total
Allowance:
Individually evaluated for loan losses	—	54,449	54,449	—	42,522	42,522
Collectively evaluated for loan losses	18,952	—	18,952	21,227	—	21,227

	18,952	54,449	73,401	21,227	42,522	63,749

Loans:
Individually evaluated for loan losses	—	4,067,668	4,067,668	—	3,948,017	3,948,017
Collectively evaluated for loan losses	18,168,441	—	18,168,441	18,028,341	—	18,028,341

	18,168,441	4,067,668	22,236,109	18,028,341	3,948,017	21,976,358

5.	OTHER ASSETS

A summary of other assets follows:

	June 30, 2017	December 31, 2016
Derivative related collateral	510,089	904,902
Intangible assets, net	13,285	14,052
Receivable from investment securities sold	2,545	—
Other	17,172	18,388

	543,091	937,342

6.	DEPOSITS

A summary of deposits follows:

	June 30, 2017	December 31, 2016
Demand deposits	70,510	77,321
Time deposits (Less than one year)	2,879,066	3,021,562

	2,949,576	3,098,883

At June 30, 2017 and December 31, 2016, the weighted average cost was 0.96% and 0.61%, respectively. Deposits are issued for amounts equal to or more than US$ 100. Total deposits denominated in other currencies amounted to US$ 463 and US$ 914, at June 30, 2017 and December 31, 2016, respectively.

7.	COMMERCIAL PAPER

The outstanding amount of commercial paper issued by CAF amounts to US$ 2,121,718 as of June 30, 2017 of which 66% will mature in 2017. At December 31, 2016, US$ 2,112,717 of CAF’s commercial paper matures in the year 2017. At June 30, 2017 and December 31, 2016, the weighted average cost was 1.19% and 0.82%, respectively.

8.	BORROWINGS

A summary of borrowings by currency follows:

	June 30, 2017	December 31, 2016
U.S. dollars	1,259,393	1,269,296
Euros	112,900	112,900
Peruvian nuevo soles	34,597	35,416
Venezuelan bolivars	7	60
Others currencies	3,919	7,425

	1,410,816	1,425,097
Fair value adjustments	8,188	(2,722)
Less debt issuance costs	1,111	909

Carrying value of borrowings	1,417,893	1,421,466

At June 30, 2017 and December 31, 2016, the fixed interest-bearing borrowings amounted to US$ 584,378 and US$ 555,514, respectively. At June 30, 2017 and December 31, 2016, the weighted average interest rate after considering the impact of interest rate swaps was 2.40% and 2.02%, respectively.

During the six-month period ended June 30, 2016, CAF recognized income for US$ 28,223, mainly from the change of the exchange regulation which originated an exchange difference in borrowings denominated in Venezuelan bolivars, which are presented in “Non-interest income — Other income”. During the six-month period ended June 30, 2017, there has been no significant changes on the exchange regulation.

Borrowings, by remaining maturities, are summarized below:

	June 30, 2017	December 31, 2016
Remaining maturities:
Less than one year	118,061	111,936
Between one and two years	519,359	540,411
Between two and three years	184,487	158,231
Between three and four years	130,620	129,841
Between four and five years	114,343	117,841
Over five years	343,946	366,837

	1,410,816	1,425,097

Some borrowings agreements contains covenants requiring the use of the proceeds for specific purposes or projects.

At June 30, 2017 and December 31, 2016, there were unused term credit facilities amounting to US$ 574,932 and US$ 478,995, respectively.

9.	BONDS

An analysis of outstanding bonds follows:

	June 30, 2017			December 31, 2016
	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (period end)	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (year-end)
U.S. dollars	6,909,266	6,909,266	3.04	7,799,202	7,799,202	2.28
Euro	5,833,577	5,418,228	1.88	4,977,094	4,169,433	2.05
Swiss francs	2,659,802	2,643,379	2.20	2,639,425	2,457,002	2.28
Australian dollars	850,428	818,538	2.61	718,094	643,556	2.43
Hong Kong dollars	757,289	752,738	1.46	548,686	548,972	1.85
Norwegian kroner	622,501	503,096	2.35	622,501	488,361	2.26
Japanese yen	347,810	302,303	3.52	347,939	290,723	3.31
Turkish lira	134,571	99,170	1.61	134,555	98,898	1.39
Colombian pesos	112,565	72,808	3.73	112,565	73,899	3.58
Mexican pesos	98,108	72,557	3.75	98,108	63,701	3.61
Brazilian Real	68,701	66,455	1.44	—	—	—
South African rand	60,367	64,389	1.66	60,362	61,378	1.41
Indian Rupee	31,891	33,106	1.89	—	—	—
Canadian dollars	30,395	30,845	2.34	—	—	—

Peruvian nuevos soles	11,216	11,306	1.73	14,943	14,583	1.60

	18,528,487	17,798,184		18,073,474	16,709,708

Fair value adjustments		407,081			462,216
Less debt issuance costs		23,758			26,618

Carrying value of bonds		18,181,507			17,145,306

A summary of the bonds issued, by remaining maturities at original exchange rate, follows:

	June 30, 2017	December 31, 2016
Remaining maturities:
Less than one year	2,874,075	2,080,201
Between one and two years	2,831,027	2,290,870
Between two and three years	310,165	2,366,440
Between three and four years	2,713,751	1,607,932
Between four and five years	3,859,242	2,537,642
Over five years	5,940,227	7,190,389

	18,528,487	18,073,474

At June 30, 2017 and December 31, 2016, fixed interest rate bonds amounted to US$ 18,430,507 and US$ 17,801,069, respectively, of which US$ 11,631,411 and US$ 10,286,532, respectively, are denominated in other currencies.

There were no bonds repurchased during the six-month periods ended June 30, 2017 and 2016.

10.	ACCRUED EXPENSES AND OTHER LIABILITIES

A summary of accrued expenses and other liabilities follows:

	June 30, 2017	December 31, 2016
Payable for investment securities purchased	101,056	—
Derivatives related collateral	75,929	187
Employees’ severance benefits and savings plan	74,795	82,241
Contributions to Stockholders´ Special Funds	23,636	22,500
Provision for contingencies	2,310	2,607
Other liabilities	3,746	7,087

	281,472	114,622

11.	CONTRIBUTIONS TO STOCKHOLDERS’ SPECIAL FUNDS

In March 2017, the Stockholders’ Assembly approved the contribution up to a maximum amount of US$ 92,064 to some stockholders’ special funds for 2017. Subsequently, during the six-month period ended June 30, 2017, the Executive President directly or by delegation, based on the analysis of the new commitments contracted or the resources required by the stockholders´ special funds, authorized the contributions of US$ 20,400, US$ 6,763 and US$ 1,333 to Compensatory Financing Fund (FFC), Technical Cooperation Fund (FCT), and Human Development Fund (FONDESHU), respectively. For the six-month period ended June 30, 2017, CAF recognized US$ 28,496 as an expense and as of June 30, 2017 maintain an unconditional obligation (accounts payable) for US$ 23,636 which was paid in July 2017.

In March 2016, the Stockholders’ Assembly approved the contribution of up to a maximum amount of US$ 72,000 to some Stockholders’ Special Funds for 2016. Subsequently, during the six-month period ended June 20, 2016, the Executive President directly or by delegation based on the analysis of the new commitments contracted or the resources required by the Stockholders´ Special Funds authorized the contributions of US$ 8,000, US$ 11,799, US$ 7,500 and US$ 2,000 to Compensatory Financing Fund (FFC), Technical Cooperation Fund (FCT) Fund for the Development of Small and Medium Enterprises (FIDE), and Human Development Fund (FONDESHU), respectively. As of June 30, 2016, CAF recognized US$ 29,299 as an expense and maintained an unconditional obligation (accounts payable) which was paid in July 2016.

12.	ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income balances for the six-month periods ended June 30, 2017 and 2016, and the amounts reclassified out of accumulated other comprehensive income and into net income were as follows:

	For the six-month periods ended June 30,
	2017	2016
Balance at beginning of period	(1,563)	(571)
Amortization of defined benefit pension items(1)	781	286

Balance at end of period	(782)	(285)

(1)	This accumulated other comprehensive income component is included in administrative expenses in the statement of comprehensive income.

13.	TAX EXEMPTIONS

In all Full Member Shareholder Countries, CAF is exempt from all taxes on income, properties and other assets. It is also exempt from liability related to the payment, withholding or collection of any taxes.

14.	DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

CAF utilizes derivative financial instruments to reduce exposure to interest rate risk and foreign currency risk. CAF does not hold or issue derivative financial instruments for trading or speculative purposes.

The market risk associated with interest rate and foreign currency risk is managed by swapping marketable securities — trading, loans, borrowings and bonds, subject to fixed interest rates and denominated in other currency into floating interest rate instruments denominated in U.S. dollars. CAF enters into derivative financial instruments with market risk characteristics that are expected to change in a manner that will offset the economic change in value of specifically identified loans, bonds or borrowings. Derivative contracts held by CAF consist of interest rate swaps designated as fair value hedges of specifically identified loans, bonds or borrowings with fixed interest rates and denominated in U.S. dollars. Also CAF enters into cross-currency and interest rate swaps as an economic hedge (derivative that is entered into to manage a risk but is not accounted as a hedge) for interest rate and foreign exchange risks related with bonds, borrowings or loans denominated in currencies other than the U.S. dollar where CAF’s management decided to measure those liabilities and assets at fair value under the fair value option guidance.

When the fair value of a derivative financial instrument is positive, the counterparty owes CAF, creating credit risk for CAF. When the fair value of a derivative financial instrument is negative, CAF owes the counterparty and, therefore, it does not have credit risk. CAF minimizes the credit risk in derivative financial instruments by entering into transactions with high-quality counterparties whose credit rating is “A” or higher.

In order to reduce the credit risk in derivative financial instruments, CAF enters into credit support agreements with its major swap counterparties. This provides risk mitigation, as the swap contracts are regularly marked-to-market, and the party being the net obligor is required to post collateral when net mark to-market exposure exceeds certain predetermined thresholds. This collateral is in the form of cash.

CAF does not offset for each counterparty, the fair value amount recognized for derivative financial instruments with the fair value amount recognized for the collateral, whether posted or received, under master netting arrangements executed with the same counterparty. CAF reports separately the cumulative gross amounts for the receivable from and payable to for derivative financial instruments.

CAF also utilizes futures derivatives instruments to reduce exposure to risk. There are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument at a specified price or yield. Initial margin requirements are met with cash or securities. CAF generally closes out open positions prior to maturity. Therefore, cash receipts or payments are limited to the change in fair value of the future contracts. Additionally, CAF utilizes forward contracts to reduce exposure to foreign currency risk.

Balance sheet details related to CAF’s derivative financial instruments is as follows:

	Derivative assets		Derivative liabilities
	June 30, 2017	December 31, 2016	June 30, 2017	December 31, 2016
Cross-currency swap	272,940	56,238	574,112	942,965
Interest rate swap	46,451	61,657	51,269	78,076
U.S Treasury Futures	2,164	318	42	26
Cross-currency forwards contracts	42	140	200	225

	321,597	118,353	625,623	1,021,292

The following table presents the notional amount and fair values of interest rate swaps and cross-currency swaps and the underlying hedged items:

	Notional amount		Fair value
	Interest	Cross -
	rate	currency	Derivative	Derivative
	swap	swap	assets	liabilities
At June 30, 2017:
Marketable securities — Trading	—	29,982	669	222
Loans	22,306	—	87	13
Loans	—	12,500	91	23
Borrowings	—	112,900	1,069	—
Borrowings	461,032	—	8,766	2,292
Bonds	—	11,631,411	271,111	573,868
Bonds	6,714,096	—	37,598	48,963

	7,197,434	11,786,793	319,391	625,381

At December 31, 2016:
Marketable securities — Trading	—	29,982	476	452
Loans	21,495	—	290	8
Loans	—	15,000	—	151
Borrowings	—	112,900	—	7,822
Borrowings	425,336	—	7,115	3,057
Bonds	—	10,286,532	55,762	934,540
Bonds	7,353,173	—	54,252	75,011

	7,800,004	10,444,414	117,895	1,021,041

The following table presents the notional amount and fair values of U.S. treasury futures and cross-currency forwards contracts:

At June 30, 2017

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets
Forward contracts	Various	Until September 2017	Various	87,636	42

Futures short	Various	Various	US$	1,189,300	2,081
Futures short	6/19/2017	9/7/2017	EUR	18,616	83

				1,207,916	2,164

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities
Forward contracts	Various	Until September 2017	Various	87,794	(200)

Futures long	Various	09/29/2017	US$	45,100	(42)

At December 31, 2016

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets
Forward contracts	Various	Until January 2017	Various	43,593	140

Futures short	Various	Until March 2017	Various	1,177,200	318

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities
Forward contracts	Various	Until January 2017	Various	43,680	(225)

Futures long	Various	Until March 2017	Various	21,200	(26)

The amount of collateral posted and received related with futures at June 30, 2017 and December 31, 2016, was US$ 17,470 and US$ 20,059, and US$ 102 and US$ 187, respectively.

CAF enters into International Swaps and Derivatives Association, Inc. (ISDA) master netting arrangements with substantially all of its derivative counterparties. These legally enforceable master netting arrangements give CAF the right to take cash or liquidate securities held as collateral and to offset receivables and payables with the same counterparty, in the event of default by the counterparty. The following tables present information about the effect of offsetting of derivative financial instruments, although CAF has elected not to offset any derivative financial instruments by counterparty in the balance sheet:

At June 30, 2017

Derivative assets		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount

Swaps	319,391	(234,761)	(75,827)	8,803

Derivative liabilities		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount

Swaps	(625,381)	234,761	416,792	26,172

At December 31, 2016

Derivative assets		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount

Swaps	117,895	(117,467)	—	428

Derivative liabilities		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount

Swaps	(1,021,041)	117,467	884,843	(18,731)

15.	FAIR VALUE MEASUREMENTS

The following section describes the valuation methodologies used by CAF to measure various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each financial instrument is classified. Where appropriate, the description includes details of the valuation techniques and the key inputs to those models.

When available, CAF generally uses quoted market prices in active markets to determine fair value.

If quoted market prices in active markets are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based or independently sourced market parameters, such as interest rates, currency rates, etc.

Where available, CAF may also make use of quoted prices in active markets for recent trading activity in positions with the same or similar characteristics to the financial instrument being valued. The frequency and size of trading activity and the amount of the bid-ask spread are among the factors considered in determining the liquidity of markets and the relevance of observed quoted prices from those markets.

The following valuation methodologies are used to estimate the fair value and determine the classification in the fair value hierarchy of CAF’s financial instruments:

•	Marketable securities: CAF uses quoted prices in active markets to determine the fair value of trading securities. These securities are classified in Level 1 of the fair value hierarchy.

•	Loans: The fair value of fixed rate loans, is determined using a discounted cash flow technique using the current variable interest rate for similar loans. These loans are classified in Level 2 of the fair value hierarchy.

•	Derivative assets and liabilities: Derivative financial instruments transactions contracted and designated by CAF as hedges of risks related to interest rates, currency rates or both, for transactions recorded as financial assets or liabilities are also presented at fair value. In those cases the fair value is calculated using market prices provided an independent financial information services company, which are determined based on discounted cash flows using observable inputs. Derivative assets and liabilities are classified in Level 2 of the fair value hierarchy.

•	Bonds and borrowings: For CAF´s bonds issued and medium and long term borrowings, fair value is determined using a discounted cash flow technique, taking into consideration benchmark interest yield curves at the end of the reporting period to discount the expected cash flows for the applicable maturity, thus reflecting market fluctuation of key variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Bonds and borrowings are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation technique.

During the six-month period ended June 30, 2017 and the year ended December 31, 2016, there were no transfers between levels 1, 2 and 3.

Items Measured at Fair Value on a Recurring Basis

The following tables present for each of the fair value hierarchy levels CAF’s assets and liabilities that are measured at fair value on a recurring basis:

At June 30, 2017

	Level 1	Level 2	Level 3	Total
Assets:
Marketable Securities:
U.S. Treasury Notes	1,694,709	—	—	1,694,709

Non-U.S. governments and government entities bonds	105,040	—	—	105,040

Financial institutions and corporate securities:
Commercial paper	3,291,322	—	—	3,291,322
Certificate of deposits	2,330,213	—	—	2,330,213
Bonds	1,244,524	—	—	1,244,524
Collateralized mortgage obligation	366,110	—	—	366,110
Liquidity funds	339,731	—	—	339,731

	7,571,900	—	—	7,571,900

Sub-total financial assets at fair value	9,371,649	—	—	9,371,649

Loans	—	35,568	—	35,568

Derivative instruments:
Cross-currency swap	—	272,940	—	272,940
Interest rate swap	—	46,451	—	46,451
U.S Treasury Futures	—	2,164	—	2,164
Cross-currency forward contracts	—	42	—	42

	—	321,597	—	321,597

Total financial assets at fair value	9,371,649	357,165	—	9,728,814

Liabilities:
Borrowings	—	582,120	—	582,120

Bonds	—	18,022,286	—	18,022,286

Derivative instruments:
Cross-currency swap	—	574,112	—	574,112
Interest rate swap	—	51,269	—	51,269
U.S Treasury Futures	—	42	—	42
Cross-currency forward contracts	—	200	—	200

	—	625,623	—	625,623

Total financial liabilities at fair value	—	19,230,029	—	19,230,029

At December 31, 2016

	Level 1	Level 2	Level 3	Total
Assets:
Marketable Securities:
U.S. Treasury Notes	1,867,916	—	—	1,867,916

Non-U.S. governments and government entities bonds	236,945	—	—	236,945

Financial institutions and corporate securities:
Commercial paper	3,005,618	—	—	3,005,618
Certificate of deposits	2,257,292	—	—	2,257,292
Bonds	1,233,530	—	—	1,233,530
Collateralized mortgage obligation	336,041	—	—	336,041
Liquity funds	330,611	—	—	330,611

	7,163,092	—	—	7,163,092

Sub-total financial assets at fair value	9,267,953	—	—	9,267,953

Loans	—	37,196	—	37,196

Derivative instruments:
Cross-currency swap	—	56,238	—	56,238
Interest rate swap	—	61,657	—	61,657
U.S Treasury futures	—	318	—	318
Cross-currency forward contracts	—	140	—	140

	—	118,353	—	118,353

Total financial assets at fair value	9,267,953	155,549	—	9,423,502

Liabilities:
Borrowings	—	535,514	—	535,514

Bonds	—	16,738,156	—	16,738,156

Derivative instruments:
Cross-currency swap	—	942,965	—	942,965
Interest rate swap	—	78,076	—	78,076
U.S Treasury futures	—	26	—	26
Cross-currency forward contracts	—	225	—	225

	—	1,021,292	—	1,021,292

Total financial liabilities at fair value	—	18,294,962	—	18,294,962

Items that are not measured at fair value

The carrying amount and estimated fair values of CAF’s financial instruments that are not recognized in the balance sheets at fair value are as follows:

		June 30, 2017		December 31, 2016
	Hierarchy Levels	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets:
Cash and due from banks	1	55,515	55,515	72,403	72,403
Deposits with banks	1	1,837,394	1,837,394	1,652,367	1,652,367
Other investments	1	1,461,843	1,461,843	996,554	996,554
Loans, net	2	22,031,310	22,030,706	21,780,453	21,784,619
Accrued interest and commissions receivable	2	326,996	326,996	345,115	345,115
Derivate related collateral	1	510,089	510,089	904,902	904,902
Receivable from investment securities sold	1	2,545	2,545	—	—

Financial liabilities:
Deposits	2	2,949,576	2,949,576	3,098,883	3,098,883
Commercial paper	2	2,121,718	2,121,718	2,112,717	2,112,717
Borrowings, net	2	835,773	837,294	885,952	888,029
Bonds, net	2	159,221	160,066	407,150	408,140
Accrued interest payable	2	254,283	254,283	281,058	281,058
Derivate related collateral	1	75,929	75,929	187	187
Payable for investment securities purchased	1	101,056	101,056	—	—

The following methods and assumptions were used to estimate the fair value of those financial instruments, not accounted for at fair value:

•	Cash and due from banks, deposits with banks, interest and commissions receivable, other investment, deposits, commercial paper, accrued interest payable, derivate related collateral, receivable from investment securities sold and payable for investment securities purchased: The carrying amounts approximate fair value because of the short maturity of these instruments.

•	Loans: CAF is one of the few institutions that grant loans for development projects in the stockholder countries. A secondary market does not exist for the type of loans granted by CAF. As rates on variable rate loans are reset on a semiannual basis, the carrying value, adjusted for credit risk, was determined to be the best estimate of fair value. The fair value of fixed rate loans is determined by using the current variable interest rate for similar loans. The fair value of impaired loans is estimated on the basis of discounted cash flows.

•	Equity investments: CAF´s equity investments in other entities accounted for at cost for US$ 367,425 and US$ 348,179, as of June 30, 2017 and December 31, 2016, respectively, do not have available market price quotations and it is impracticable to determine the fair value of these investments without incurring in excessive cost.

•	Bonds and borrowings: For CAF´s bonds issued and medium and long term borrowings, fair value is determined using a discounted cash flow technique, taking into consideration yield curves to discount the expected cash flows for the applicable maturity, thus reflecting the fluctuation of variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Those transactions are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation technique.

During the six-month period ended June 30, 2017 and the year ended December 2016 there were no transfers between levels 1, 2 and 3.

16.	COMMITMENTS AND CONTINGENCIES

Commitments and contingencies include the following:

	June 30, 2017	December 31, 2016
Loan commitments subscribed — eligibles	5,367,085	5,622,081
Lines of credit	3,860,118	4,104,214
Loan commitments subscribed — non eligibles	1,925,304	1,896,500
Equity investments agreements subscribed	236,755	224,185
Guarantees	173,135	185,435
Letters of credit	12,826	12,050

These commitments and contingencies arose from the normal course of CAF’s business and are related principally to loans that have been approved or committed for disbursement.

In the ordinary course of business, CAF has entered into commitments to extend loans; such loan commitments are reported in the above table upon signing the corresponding loan agreement and are reported as loans in the balance sheets when disbursements are made. Loan commitments that have fulfilled the necessary requirements for disbursement are classified as eligible.

The commitments to extend loans have fixed expiration dates and in some cases expire without a loan being disbursed. Also, based on experience, portions of the loan commitments are disbursed on average two years after the signing of the loan agreement. Therefore, the amounts of total commitment to extend loans do not necessarily represent future cash requirements.

The lines of credit are extended to financial and corporate institutions as a facility to grant short term loans basically to finance working capital and international trade activities.

Guarantees mature as follows:

	June 30, 2017	December 31, 2016
Less than one year	16,234	8,047
Between one and two years	12,374	32,582
Over five years	144,527	144,806

	173,135	185,435

To the best knowledge of CAF’s management, CAF is not involved in any litigation that is material to CAF’s business or that is likely to have any impact on its business, financial condition or results of operations.

17.	SEGMENT REPORTING

Management has determined that CAF has only one operating and reportable segment since it does not manage its operations by allocating resources based on a determination of the contributions to net income of individual operations. CAF does not differentiate between the nature of the products or services provided, the preparation process, or the method for providing services among individual countries.

For the six-month periods ended June 30, 2017 and 2016, loans made to or guaranteed by five countries individually generated an excess of 10% of loan income, as follows:

	For the six-month periods ended June 30,
	2017	2016
Ecuador	58,456	46,921
Venezuela	56,894	46,031
Argentina	52,708	44,158
Bolivia	40,982	—
Colombia	40,060	—
Brazil	—	35,582
Peru	—	35,149

	249,100	207,841

18.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through August 18, 2017, the date of issue of these condensed interim financial information. As a result of this evaluation, Management has determined that there are no subsequent events that require a disclosure in this condensed interim financial information, except for the issuance of bonds dated July 11, 2017 for US$ 1,250 million, 2.20%, due 2020, under its Shelf Programme.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION (UNAUDITED)

AS OF JUNE 30, 2017

BONDS

Title	Interest Rate	Coupon	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at June 30, 2017 (in millions)
7.875% Yankee Bonds	Fixed	7.875%	2002	2022	USD	85
Peruvian Soles Bonds	Fixed	7.53125%	2006	2018	PEN(1)	36.8
11.79% Colombian Peso Bonds	Fixed	11.79%	2008	2018	COP(2)	94,250
8.125% Yankee Bonds	Fixed	8.125%	2009	2019	USD	733.7
Colombian Peso Bonds	Fixed	10.79%	2009	2019	COP	127,500
4.30% Euro Yen Bonds	Fixed	4.30%	2009	2019	JPY(3)	10,000
Structured Note	Floating	Index Linked	2010	2017	USD	50
4.625% Euro Bond	Fixed	4.625%	2010	2018	EUR(4)	400
4.625% Euro Bonds	Fixed	4.625%	2011	2018	EUR	250
Mexican Pesos Bonds	Fixed	3.95%	2011	2021	MXN(5)	1,317
1.5% Swiss Franc Bonds	Fixed	1.50%	2012	2018	CHF(6)	300
4.375% Yankee Bonds	Fixed	4.375%	2012	2022	USD	1,092.9
4.375% Yankee Bonds	Fixed	4.375%	2012	2022	USD	407.1
4.03% Euro Hong Kong Dollar Bonds	Fixed	4.03%	2012	2022	HKD(7)	400
1.85% Euro Yen Bonds	Fixed	1.85%	2012	2023	JPY	6,000
4.0% Euro Hong Kong Dollar Bonds	Fixed	4.00%	2012	2024	HKD	398
Euro Bond (Schuldschein)	Fixed	4.25%	2012	2027	EUR	82
Euro Bond (Schuldschein)	Fixed	4.375%	2012	2032	EUR	60
5.0% Euro Dollar Bond	Fixed	5.00%	2012	2042	USD	50
1.50% Swiss Franc Bonds	Fixed	1.50%	2013	2020	CHF	250
1.375% Swiss Franc Bonds	Fixed	1.375%	2013	2021	CHF	250
1.375% Swiss Franc Bonds	Fixed	1.375%	2013	2021	CHF	100
Euro Dollar Bonds	Floating	US LIBOR	2013	2023	USD	100
		3M + 0.97%
1.85% Euro Yen Bonds	Fixed	1.85%	2013	2023	JPY	4,600
6.25% Kangaroo Bonds	Fixed	6.25%	2013	2023	AUD(8)	225
4.27% Euro Hong Kong Dollar Bonds	Fixed	4.27%	2013	2028	HKD	940
3.31% Euro Bonds	Fixed	3.31%	2013	2028	EUR	250.7
3.25% Euro Bonds	Fixed	3.25%	2013	2033	EUR	100
3.25% Euro Bonds	Fixed	3.25%	2013	2033	EUR	100
3.66% Euro Bond	Fixed	3.66%	2013	2033	EUR	51
3.625% Euro Bond (Schuldschein)	Fixed	3.625%	2013	2033	EUR	200
1.500% Yankee Bonds	Fixed	1.50%	2014	2017	USD	1,000
6.5% ZAR Uridashi Bonds	Fixed	6.50%	2014	2018	ZAR(9)	253
7.35% TRY Uridashi Bonds	Fixed	7.35%	2014	2018	TRY(10)	157
1.875% Euro Bonds	Fixed	1.875%	2014	2021	EUR	750
2.0% Euro Bonds	Fixed	2.00%	2014	2024	CHF	300
4.070% Euro Bonds	Fixed	4.07%	2014	2024	NOK	900
4.29% Euro Bonds	Fixed	4.29%	2014	2026	NOK(11)	1,500
1.50% Swiss Franc Bonds	Fixed	1.50%	2014	2028	CHF	225
3.925% Euro Bonds	Fixed	3.925%	2014	2029	HKD	1,257
3.05% Euro Bonds	Fixed	3.05%	2014	2030	EUR	50
3.51% Euro Bonds	Fixed	3.51%	2014	2034	EUR	65
3.500% Euro Bonds	Fixed	3.50%	2014	2039	EUR	200
Yankee Bonds	Floating	US LIBOR	2015	2018	USD	1,000
		3M + 0.55%

Title	Interest Rate	Coupon	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at June 30, 2017 (in millions)
1.9% Euro Dollar Bonds	Fixed	1.90%	2015	2019	USD	50
2.21% Euro Dollar Bonds	Fixed	2.21%	2015	2020	USD	50
1.00% Euro Bonds	Fixed	1.00%	2015	2020	EUR	750
0.46% Swiss Franc Bonds	Fixed	0.46%	2015	2023	CHF	200
0.68% Euro Yen Bonds	Fixed	0.68%	2015	2025	JPY	8,900
4.50% Kangaroo Bonds	Fixed	4.50%	2015	2025	AUD	325
0.51% Swiss Franc Bonds	Fixed	0.51%	2015	2026	CHF	200
0.51% Swiss Franc Bonds	Fixed	0.51%	2015	2026	CHF	150
3.05% Euro Bonds	Fixed	3.05%	2015	2030	NOK	800
3.05% Euro Bonds	Fixed	3.05%	2015	2035	NOK	1,000
2.00% Yankee Bond	Fixed	2.00%	2016	2019	USD	1,250
0.10% Euro Bonds	Fixed	0.10%	2016	2019	EUR	85.4
9.00% Uridashi Bond	Fixed	9.00%	2016	2020	ZAR	590
10.73% Uridashi Bond	Fixed	10.73%	2016	2020	TRY	192
1.00% Euro Bonds	Fixed	1.00%	2016	2020	EUR	250
0.13% Euro Bonds	Fixed	0.13%	2016	2020	EUR	80.1
4.00% Kangaroo Market Bond	Fixed	4.00%	2016	2021	AUD	150
1.810% Euro Bonds	Fixed	1.81%	2016	2021	HKD	712
1.810% Euro Bonds	Fixed	1.81%	2016	2021	HKD	230
1.810% Euro Bonds	Fixed	1.81%	2016	2021	USD	30
2.13% Yankee Bond	Fixed	2.125%	2016	2021	USD	1,000
0.15% Swiss Market Bond	Fixed	0.15%	2016	2022	CHF	150
0.304% Swiss Market Bond	Fixed	0.304%	2016	2024	CHF	125
0.45% Samurai Market	Fixed	0.45%	2016	2026	JPY	4,500
0.51% Swiss Market Bond	Fixed	0.51%	2016	2026	CHF	125
2.89% Euro Bonds	Fixed	2.89%	2016	2026	HKD	320
4.00% Kangaroo Market Bond	Fixed	4.00%	2016	2026	AUD	110
4.50% Kangaroo Market Bond	Fixed	4.50%	2016	2026	AUD	80
1.70% Euro Bonds	Fixed	1.70%	2016	2031	EUR	70
1.803% Euro Bonds	Fixed	1.803%	2016	2031	EUR	100
1.796% Euro Bonds	Fixed	1.796%	2016	2031	EUR	50
8.10% Uridashi Bond	Fixed	8.10%	2017	2020	BRL	220.2
0.50% Euro Bonds	Fixed	0.50%	2017	2022	EUR	800
3.50% Euro Bonds	Fixed	3.50%	2017	2037	CAD	40
5.88% Uridashi Bond	Fixed	5.88%	2017	2022	INR	2,138
4.50% Kangaroo Market Bond	Fixed	4.50%	2017	2027	AUD	175
3.265% Euro Bonds	Fixed	3.265%	2017	2027	HKD	1,620
0.30% Swiss Market Bond	Fixed	0.30%	2017	2025	CHF	160

Note:	From June 30, 2017 to the date of this prospectus supplement, CAF has issued bonds in aggregate principal amount of $1,250.00 million in United States Dollars (USD)
(1)	Peruvian Nuevos Soles.
(2)	Colombian Pesos.
(3)	Japanese Yen.
(4)	Euros.
(5)	Mexican Pesos.
(6)	Swiss Francs.
(7)	Hong Kong Dollars.
(8)	Australian Dollars.
(9)	South African Rand.
(10)	Turkish Lira.
(11)	Norwegian Kroner.

LOANS FROM COMMERCIAL BANKS, ADVANCES, DEPOSITS,

COMMERCIAL PAPER AND REPURCHASE AGREEMENTS

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at June 30, 2017
					(in U.S.$ millions)
Medium and Long-term Loans	Various	Various	Various	Various	1,417.9
Deposits	Floating	Various	Various	Various	2,949.6
Commercial Paper	Floating	Various	Various	USD	2,121.7

LOANS FROM MULTILATERALS AND BILATERALS, EXIMS AND EXPORT CREDIT AGENCIES

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at June 30, 2017 (in U.S.$ millions)
AB Svensk Exportkredit — SEK	Floating	19-Dec-13	19-Dec-18	USD	30.0
ACDI	0%	30-Mar-97	29-Sep-23	CAN(1)	0.6
Agencia Francesa de Desarrollo	Floating	Various	Various	Various	283.2
China Development Bank — CDB	Floating	29-Nov-07	19-Nov-19	USD	37.5
IADB	2%	24-May-97	24-May-23	USD	0.6
Instituto de Crédito Oficial — ICO	Floating	28-May-08	15-Mar-18	USD	4.3
JBIC, Japan	Floating	03-Jul-12	15-Nov-20	USD	42.0
KfW (Germany)	Various	Various	Various	USD	644.3
Nordic Investment Bank	Floating	Various	Various	USD	31.6

(1)	Canadian dollars.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION (UNAUDITED)

AS OF JUNE 30, 2017

GUARANTEED DEBT

Borrower	Date of Issue	Year of Final Maturity	Principal Amount Outstanding at June 30, 2017
			(in U.S.$ millions)
Plurinational State of Bolivia	10/03/2001	04/03/2018	4.5
Plurinational State of Bolivia	5/22/2004	5/22/2018	4.1
Republic of Peru	02/13/2006	2/13/2025	28.0
Unión Andina de Cementos S.A.A. (as successor to Cemento Andino S.A. Peru)	07/15/2010	07/13/2018	11.0
Instituto de la función registral del Estado de Mexico	08/23/2010	08/23/2030	30.5
Abengoa Transmisión Norte	06/21/2013	06/21/2017	5.0
Isolux Corsan Argentina S.A.	09/15/2011	09/15/2023	34.6
H2Olmos S.A.	10/24/2012	10/25/2032	25.6
La Hipotecaria S.A.	09/18/2015	09/18/2018	1.4
Instituto de Credito Oficial	02/03/2015	08/01/2017	0.4
Planta de Reserva Fría de Generación de Eten S.A	12/05/2013	12/05/2033	26.0

DESCRIPTION OF THE NOTES

This prospectus supplement describes the terms of the notes in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

General

We describe the price, interest and payment terms of the notes on the cover and in the summary of this prospectus supplement.

We will issue the notes under a fiscal agency agreement, dated as of March 17, 1998, between us and The Bank of New York Mellon (as successor-in-interest to JPMorgan Chase Bank, N.A.), as fiscal agent.

This description of the notes includes summaries of our understanding of certain customary rules and operating procedures of The Depository Trust Company, or “DTC,” that affect transfers of interests in the global note. DTC may amend its customary rules and operating procedures after the date of this prospectus supplement.

The notes are not secured by any of our property or assets. Accordingly, your ownership of notes means you are one of our unsecured creditors. The notes are not subordinated in right of payment to any of our other unsecured debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. “Indebtedness” means all indebtedness of CAF in respect of monies borrowed by us and guarantees given by us for monies borrowed by others.

The notes will not be entitled to the benefit of any sinking fund.

Interest on any note will be paid to the person in whose name such note was registered at the close of business on the preceding                  and                 , whether or not a business day (as defined below). For purposes of this prospectus supplement, “business day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed.

If an interest payment date [(other than the interest payment date that is also the date of maturity)] would fall on a day that is not a business day, the payment of interest in respect of that interest payment date will be postponed to the following day that is a business day[, except that if such next business day is in a different month, then the payment of interest in respect of that interest payment date will be on the day immediately preceding that interest payment date that is a business day]. The amount of interest payable in respect of an interest payment date will remain the same notwithstanding that the actual day of payment thereof is changed in accordance with the preceding sentence. If the date of maturity is not a business day, the payment of principal of and interest on the notes will be made on the following day that is a business day, and no interest will accrue for the period from and after such date of maturity.

The issuance by CAF from time to time of its debt securities has been authorized by the resolutions of the Executive President of CAF dated April 21, 2017, and a further resolution dated                     , 2017, pursuant to powers delegated to the Executive President by Resolution No. 2175/2016 of the Board of Directors of CAF dated December 13, 2016.

Form and Denominations

The Global Note

We will issue the notes in the form of one or more global debt securities (which we refer to collectively as the “global note”) registered in the name of Cede & Co., as nominee of DTC. The global note will be issued:

•	only in fully registered form, and

•	without interest coupons.

You may hold beneficial interests in the global note directly through DTC if you have an account at DTC, or indirectly through organizations that clear through or maintain a custodial relationship with a DTC account holder, either directly or indirectly. Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), are indirect participants in DTC, and therefore participants in Euroclear and Clearstream, Luxembourg will hold beneficial interests in the global notes indirectly at DTC.

What is a Global Security? A global security (such as the global note) is a special type of security held in the form of a certificate by a depositary for the investors in a particular issue of securities. The aggregate principal amount of the global security equals the sum of the principal amounts of the issue of securities it represents. The depositary or its nominee is the sole legal holder of the global security. The beneficial interests of investors in the issue of securities are represented in book-entry form in the computerized records of the depositary. If investors want to purchase securities represented by a global security, they must do so through brokers, banks or other financial institutions that have an account with the depositary. In the case of the notes, DTC will act as depositary and Cede & Co. will act as DTC’s nominee.

Special Investor Considerations for Global Securities. Because you, as an investor, will not be a registered legal holder of the global note, your rights relating to the global note will be governed by the account rules of your bank or broker and of the depositary, DTC, as well as general laws relating to securities transfers. While the notes are held as global notes, we will not recognize a typical investor as a legal owner of the notes and instead will deal only with the fiscal agent and DTC or its nominee, the registered legal holder of the global note.

You should be aware that as long as the notes are issued only in the form of a global security:

•	You cannot get the notes registered in your own name.

•	You cannot receive physical certificates for your interests in the notes.

•	You will not be a registered legal holder of the notes and must look to your own bank or broker for payments on the notes and protection of your legal rights relating to the notes.

•	You may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	As an owner of beneficial interests in the global note, you may not be able to pledge your interests to anyone who does not have an account with DTC, or to otherwise take actions in respect of your interests, because you cannot get physical certificates representing those interests.

•	DTC’s policies will govern payments of principal and interest, transfers, exchanges and other matters relating to your interest in the global note. We and the fiscal agent have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global note. Also, we and the fiscal agent do not supervise DTC in any way.

•	DTC will require that interests in the global note be purchased or sold within its system using same-day funds.

Description of DTC. We understand that:

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC was created to hold securities for financial institutions that have accounts with it, and to facilitate the clearance and settlement of securities transactions between the account holders through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates. DTC account holders include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC account holder, either directly or indirectly.

DTC’s rules are on file with the Securities and Exchange Commission.

DTC’s records reflect only the identity of the account holders to whose accounts beneficial interests in the global note are credited. These account holders may or may not be the owners of the beneficial interests so recorded. The account holders will be responsible for keeping account of their holdings on behalf of the beneficial owners.

Definitive Notes

In a few special situations described in the next paragraph, the global note will terminate and your interests in it will be exchanged for physical certificates representing the notes, which we refer to as “definitive notes.” After that exchange, the choice of whether to hold the definitive notes directly or in “street name” (in computerized book-entry form) will be up to you. You must consult your own bank or broker to find out how to have your interests in the definitive notes transferred to your own name, if you wish to be a direct legal holder of the definitive notes.

We will cause definitive notes to be issued in exchange for the global note if we decide in our sole discretion not to have any of the notes represented by the global note or if DTC or its nominee notifies us that:

•	it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note;

•	it has ceased to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered and we do not appoint a successor depositary within 90 days; or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing as described under “Description of the Debt Securities — Default; Acceleration of Maturity” in the accompanying prospectus.

We would issue definitive notes:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of multiples of $1,000.

Any definitive notes issued in this way would be registered in the names and denominations requested by DTC.

Payments on the Notes

The Global Notes. The fiscal agent will make payments of principal of, and interest on, the global notes to Cede & Co., the nominee for DTC, as the registered owner. The principal of, and interest on, the notes will be payable in immediately available funds in U.S. dollars.

We understand that it is DTC’s current practice, upon DTC’s receipt of any payment of principal of, or interest on, global securities such as the global note, to credit the accounts of DTC account holders with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by DTC account holders to owners of beneficial interests in the global note held through these account holders will be the responsibility of the account holders, as is now the case with securities held for the accounts of customers registered in “street name.”

Neither we nor the fiscal agent will have any responsibility or liability for any aspect of DTC’s or its account holders’ records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

“Street name” and other owners of beneficial interests in the global note should consult their banks or brokers for information on how they will receive payments.

Definitive Notes. Payment of the principal of definitive notes, if any exist, may be made at the office of the fiscal agent. Payment of the interest on definitive notes will be paid by check mailed to you if you are a registered holder of definitive notes. At the request of a registered holder of more than $1,000,000 principal amount of definitive notes, payments of principal or interest may be made to that holder by wire transfer.

Unclaimed Payments on the Notes. Any monies we pay to our fiscal agent or any paying agent for the payment of the principal of or interest on any notes that remain unclaimed at the end of two years after such principal or interest has become due and payable will be repaid to us by such agent. Upon such repayment, all liability of our fiscal agent or any paying agent with respect to such monies shall thereupon cease, without, however, limiting in any way our unconditional obligation to pay principal of or any interest on the notes when due.

Transfer and Exchange of the Notes

The Global Note. Except as described below, the global note may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial Interests in the Global Note. Beneficial interests in the global note will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC. Beneficial interests will be in multiples of $1,000.

Definitive Notes. You may present definitive notes, if any exist, for registration of transfer or exchange at the corporate trust office of the fiscal agent in The City of New York, which we have appointed as the security registrar and transfer agent for the notes.

Exercise of Legal Rights Under the Notes

DTC may grant proxies or otherwise authorize DTC account holders (or persons holding beneficial interests in the notes through DTC account holders) to exercise any rights of a legal holder of the global note or take any other actions that a holder is entitled to take under the fiscal agency agreement or the notes. Under its usual procedures, as soon as possible after a record date, DTC would mail an omnibus proxy to us assigning Cede & Co.’s consenting or voting rights to those DTC account holders to whose accounts the notes are credited on such record date. Accordingly, in order to exercise any rights of a holder of notes, as an owner of a beneficial interest in the global note you must rely on the procedures of DTC and, if you are not an account holder, on the procedures of the account holder through which you own your interest.

We understand that, under existing industry practice, in the event that you, as an owner of a beneficial interest in the global note, desire to take any action that Cede & Co., as the holder of the global note, is entitled to take, Cede & Co. would authorize the relevant DTC account holder to take the action, and the account holder would authorize you, as an owner of a beneficial interest in the global note, through its accounts, to take the action or would otherwise act upon the instructions of beneficial owners owning through it.

Although DTC has agreed to the procedures described above in order to facilitate transfers of notes among DTC account holders, DTC is under no obligation to perform or continue to perform such procedures, and these procedures may be modified or discontinued at any time.

“Street name” and other owners of beneficial interests in the global note should consult their banks or brokers for information on how to exercise and protect their rights in the notes represented by the global note.

Notices

Notices will be sent by mail to the registered holders of the notes. If the notes are represented by a global note, any such notices will be delivered to DTC.

Certain Other Provisions

You should refer to the accompanying prospectus under the heading “Description of the Debt Securities” for a description of certain other provisions of the notes and the fiscal agency agreement.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

Initial settlement for interests in the notes will be made in same-day U.S. dollar funds.

With regard to secondary market trading of interests in the notes, we understand the following:

Secondary market sales of interests in the notes between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market sales of interests in the notes held through Euroclear or Clearstream, Luxembourg to purchasers of interests in the notes through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds.

Cross-market transfers between persons holding interests in the notes directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the notes in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the respective U.S. depositary.

Because of time-zone differences, credits of interests in the notes received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be dated the business day following the DTC settlement date. Such credits or any transactions in such interests in the notes settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg participants on such business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in the notes by or through a Euroclear participant or a Clearstream, Luxembourg participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

Although we expect that DTC, Euroclear and Clearstream, Luxembourg will follow the foregoing procedures in order to facilitate transfers of interests in notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be changed or discontinued at any time. None of us, the fiscal agent or any other agent will have any responsibility for the performance by any clearing system, or their respective direct or indirect participants or accountholders, of their respective obligations under the rules and procedures governing their operations.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated April 26, 2016 and a related pricing agreement dated                 , 2017, we have agreed to sell to the underwriters named below and, subject to certain conditions, each underwriter has severally agreed to purchase the following respective principal amounts of notes:

Underwriter	Principal Amount
Barclays Bank PLC	$
Deutsche Bank Securities Inc.	$
HSBC Securities (USA) Inc.	$

Total	$

The underwriting agreement and related pricing agreement provide that the underwriters are obligated to purchase all of the notes if any are purchased.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to certain conditions contained in the underwriting agreement and the related pricing agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We estimate that our out-of-pocket expenses for this offering will be approximately $        .

Commissions and Discounts

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering the underwriters may change the public offering price and may allow concessions and discounts to broker/dealers.

Trading of the Notes

One or more of the underwriters intends to make a secondary market for the notes. However, the underwriters are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. These transactions may be effected on the London Stock Exchange, in the over-the-counter market or otherwise. No assurance can be given as to how liquid the trading market for the notes will be.

Price Stabilization and Short Positions

In connection with the offering the underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate-covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

In connection with the issue of the notes, HSBC Securities (USA) Inc., as the Stabilizing Manager(s) (or persons acting on behalf of any Stabilizing Manager(s)) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the relevant Stabilizing Manager(s) (or person(s) acting on behalf of any Stabilizing Manager(s)) in accordance with all applicable laws and rules.

Settlement and Sales of Notes

We expect the delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the            business day following the date hereof (this settlement cycle being referred to as “T+    ”). Under Rule 15c6-1 of the Securities and Exchange Commission under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next            succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+     , to specify an alternate settlement cycle at the time for any such trade to prevent a failed settlement and should consult their own advisor.

Selling Restrictions

The underwriters have represented and agreed that they have not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and in a manner that will not impose any obligations on CAF except as set forth in the underwriting agreement and related pricing agreement.

Brazil. The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities Commission — and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. Documents relating to an offering of the notes, as well as the information contained therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

Canada. The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong. The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer of the notes. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. This prospectus supplement does not constitute a “prospectus” (as defined in section 2(1) of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “Companies (Winding Up and Miscellaneous Provisions) Ordinance”)), nor is it an advertisement, invitation or document containing an advertisement or invitation falling within the meaning of section 103 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “Securities and Futures Ordinance”). The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to these notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder. This prospectus supplement is strictly confidential to the person to whom it is addressed and must not be distributed, published, reproduced or disclosed (in whole or in part) by you to any other person in Hong Kong or used for any purpose in Hong Kong other than in connection with your consideration of the offer of the notes.

Indonesia. The notes under this prospectus supplement will be offered only to a strictly limited number of persons within the Republic of Indonesia so that such offering would not be considered to be a “public offering,” as defined in Article 1 section 15 of Law No. 8 of 1995 on Capital Markets, and no registration statement will need to be filed with the Financial Services Authority (Otoritas Jasa Keuangan).

You are advised to exercise caution in relation to the offering of the notes. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice. This prospectus supplement is strictly confidential to the person to whom it is addressed and must not be distributed, published, reproduced or disclosed (in whole or in part) by you to any other person in the Republic of Indonesia or used for any purpose in the Republic of Indonesia other than in connection with your consideration of the offer of the notes.

Japan. The notes have not been and will not be registered under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) since the offering in Japan constitutes the private placement to qualified institutional investors under Article 2, Paragraph 3, Item 2-A of the FIEL. Any transfer of the notes is prohibited except where it is transferred to qualified institutional investors, as defined in Article 10 of the Ordinance of Cabinet Office Concerning Definitions Provided in Article 2 of the Financial Instruments and Exchange Law of Japan.

People’s Republic of China. The notes may not be offered or sold directly or indirectly in the People’s Republic of China (for the purpose of this prospectus supplement, not including the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, “PRC”) and neither this prospectus supplement, which has not been submitted to China Securities Regulatory Commission or any other governmental authorities in the PRC, nor any offering material or information contained herein relating to the notes, may be circulated or distributed in the PRC or used in connection with any offer for the subscription or sale of shares in the PRC, except to the extent consistent with applicable laws and regulations of the PRC.

Republic of Korea. The notes offered under this prospectus supplement may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. For a period of one year from the issue date of the notes, no holder of the notes who is in Korea or a resident of Korea may transfer the notes in Korea or to any resident of Korea unless such transfer involves all of the notes held by it. The notes have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be re-sold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Singapore. This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Taiwan. The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

United Kingdom. Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to CAF; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Underwriters and Affiliates

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve our securities and/or instruments. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading positions of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF THE NOTES

Sullivan & Cromwell LLP, Washington, D.C., will pass upon the validity of the notes on our behalf. Clifford Chance US LLP will pass upon the validity of the notes on behalf of the underwriters. Sullivan & Cromwell LLP and Clifford Chance US LLP may rely as to certain matters on the opinion of Mr. Jorge Velarde, our Acting General Counsel.

$3,000,000,000

CORPORACIÓN ANDINA DE FOMENTO

Debt Securities

Guarantees

We may from time to time offer up to $3,000,000,000 (or its equivalent in other currencies) aggregate principal amount of the securities described in this prospectus. The securities may be debentures, notes, guarantees or other unsecured evidences of indebtedness. In the case of debt securities sold at an original issue discount, we may issue a higher principal amount up to an initial public offering price of $3,000,000,000 (or its equivalent).

We may offer the securities from time to time as separate issues. In connection with any offering, we will provide a prospectus supplement describing the amounts, prices, maturities, rates and other terms of the securities we are offering in each issue.

We may sell the securities directly to or through underwriters, and may also sell securities directly to other purchasers or through agents.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 15, 2017

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, which we refer to as the Securities Act, using a “shelf” registration process. Under the shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

This prospectus provides you with a general description of our business and of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement before purchasing our securities. If the information in any prospectus supplement differs from the information in this prospectus or in the registration statement, you should rely on the information in the prospectus supplement.

The registration statement, any post-effective amendment to the registration statement and their various exhibits contain additional information about Corporación Andina de Fomento, the securities we may issue and other matters. All of these documents may be inspected at the offices of the Securities and Exchange Commission.

You should rely only on the information in this prospectus or in other documents to which we have referred you in making your investment decision. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date specified on the cover of this document.

Except as otherwise specified, all amounts in this prospectus are expressed in United States dollars (“dollars,” “$,” “U.S.$” or “U.S. dollars”). All references to “CAF,” “we,” “us” and “our” refer to Corporación Andina de Fomento.

Certain amounts that appear in this prospectus may not sum because of rounding adjustments.

FORWARD-LOOKING INFORMATION

This prospectus may contain forward-looking statements. Statements that are not historical facts are statements about our beliefs and expectations and may include forward-looking statements. These statements are identified by words such as “believe,” “expect,” “anticipate,” “should” and words of similar meaning. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual financial and other results may differ materially from the results discussed in the forward-looking statements. Therefore, you should not place undue reliance on them. Factors that might cause such a difference include, but are not limited to, those discussed in this prospectus, such as the effects of economic or political turmoil in one or more of our shareholder countries.

CORPORACIÓN ANDINA DE FOMENTO

CAF was established in 1968 pursuant to the Agreement establishing the Corporación Andina de Fomento (the “Constitutive Agreement”), an international treaty, and seeks to foster and promote economic development within Latin America and the Caribbean. CAF is a multilateral financial institution, the principal shareholders of which are the current contracting parties to the Constitutive Agreement — the Plurinational State of Bolivia; the Republics of Argentina, Colombia, Ecuador, Panama, Paraguay, Peru, and Trinidad and Tobago; the Federative Republic of Brazil; the Oriental Republic of Uruguay; and the Bolivarian Republic of Venezuela — each of which we refer to in this prospectus as a full member shareholder country and which we refer to collectively in this prospectus as the full member shareholder countries. At December 31, 2016, the full member shareholder countries of CAF collectively accounted for 92.40% of the nominal value of our paid-in capital. The other shareholder countries of CAF are Barbados, Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal and Spain, each of which we refer to in this prospectus as an associated shareholder country and which we refer to collectively in this prospectus as the associated shareholder countries. At December 31, 2016, our associated shareholder countries collectively accounted for 7.56% of the nominal value of our paid-in capital. We refer to our full member shareholder countries and our associated shareholder countries collectively as our shareholder countries. Our shares are also held by 13 financial institutions based in the full member shareholder countries, which collectively accounted for 0.04% of the nominal value of the paid-in capital at December 31, 2016.

CAF commenced operations in 1970. Our headquarters are in Caracas, Venezuela. We have offices in Asunción, Bogotá, Brasilia, Buenos Aires, La Paz, Lima, Madrid, Mexico City, Montevideo, Panama City, Port of Spain and Quito.

We offer financial and related services to the governments of, and public and private institutions, corporations and joint ventures operating in, our shareholder countries. Primarily, we provide short, medium and long-term loans and guarantees; to a lesser extent, we also participate as a limited equity investor in corporations and investment funds, and provide technical and financial assistance, as well as administrative services for certain regional funds.

The Constitutive Agreement generally delegates to our Board of Directors the power to establish and direct our financial, credit and economic policies. Our Board of Directors has adopted a formal statement of our financial and operational policies, the (Políticas de Gestión). These operational policies provide our management with guidance as to significant financial and operational issues, and they may not be amended by the Board of Directors in any manner inconsistent with the Constitutive Agreement. In 1996, the Constitutive Agreement was amended to include and further increase certain lending and borrowing limitations previously set forth in these operational policies. See “Operations of CAF — Credit Policies.”

We raise funds for operations both within and outside our shareholder countries. Our strategy with respect to funding, to the extent possible under prevailing market conditions, is to match the maturities of our liabilities to the maturities of our loan portfolio.

Our objective is to support sustainable development and economic integration within Latin America and the Caribbean by helping our shareholder countries make their economies diversified, competitive and more responsive to social needs.

LEGAL STATUS OF CAF

As an international treaty organization, we are a legal entity under public international law. We have our own legal personality, which permits us to enter into contracts, acquire and dispose of property and take legal action. The Constitutive Agreement has been ratified by the legislature in each of the full member shareholder countries. We have been granted the following immunities and privileges in each full member shareholder country:

(1)	immunity from expropriation, search, requisition, confiscation, seizure, sequestration, attachment, retention or any other form of forceful seizure by reason of executive or administrative action and immunity from enforcement of judicial proceedings by any party prior to final judgment;

(2)	free convertibility and transferability of our assets;

(3)	exemption from all taxes and tariffs on income, properties or assets, and from any liability involving payment, withholding or collection of any taxes; and

(4)	exemption from any restrictions, regulations, controls or moratoria with respect to our property or assets.

In addition, we have entered into agreements with each of our associated shareholder countries. Pursuant to these agreements, each country has agreed to extend to us, with respect to our activities in and concerning that country, immunities and privileges similar to those we have been granted in the full member shareholder countries.

The governments of some of our shareholder countries have historically taken actions, such as nationalizations and exchange controls, that would be expected to adversely affect ordinary commercial lenders. In light of the immunities and privileges discussed above, we have not been adversely affected by these actions.

USE OF PROCEEDS

Unless otherwise specified in the accompanying prospectus supplement, we will use the net proceeds of the sale of the securities to fund our lending operations.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness at March 31, 2017 and does not give effect to any transaction since that date.

At March 31, 2017
(in U.S.$ millions)
Short-term debt(1)	8,974.3

Long-term debt (maturities over one year)(2)	17,023.6
Stockholders’ equity
Capital
Subscribed and paid-in capital (authorized capital $15.0 billion)(3)	4,810.9
Additional paid-in capital	2,940.4

Total capital	7,751.3
Reserves
Mandatory reserve(4)	485.5
General reserve	2,316.1

Total reserves	2,801.6
Accumulated other comprehensive income	(1.2)
Retained earnings	39.1

Total stockholders’ equity	10,590.8

Total long-term debt and stockholders’ equity	27,614.4

(1)	Includes deposits, commercial paper, the current portion of bonds and borrowings, accrued interest payable and the current portion of derivative instrument liabilities ($7.2 million).
(2)	Includes borrowings and bonds with a maturity of over one year, accrued expenses and other liabilities, and the non-current portion of derivative instrument liabilities ($0.9 billion).
(3)	In addition to subscribed capital shown in the table, our authorized capital included callable capital of $5.0 billion at March 31, 2017.
(4)	Reserve Pursuant to Article N° 42 of the Constitutive Agreement.

CAPITAL STRUCTURE

General

As of March 31, 2017, CAF’s total authorized capital is $15.0 billion, of which $10.0 billion is ordinary capital shares and $5.0 billion is callable capital shares.

In November 2015, the Board of Directors approved a new general paid-in capital increase for a total amount of $4.5 billion, of which $4.0 billion is available for Series “A” and “B” stockholders and $500 million is available in respect of such capital contributions for Series “C” stockholders. Throughout 2016, CAF’s management signed subscription agreements with various stockholders. Capital contributions will begin in 2017.

Our shares are divided into Series “A” shares, Series “B” shares and Series “C” shares.

Series “A” shares may be owned only by the full member shareholder countries (as defined below). Each full member shareholder country owns one Series “A” share, which is held by the government, either directly or through a government-designated social or public purpose institution. Each of the full member shareholder countries owning a Series “A” share is entitled to elect one Director and one Alternate Director to our Board of Directors.

Series “B” shares are currently owned by the full member shareholder countries, and are held by the governments either directly or through designated governmental entities, except for certain Series “B” shares currently constituting approximately 0.04% of our outstanding shares, which are owned by 13 private sector financial institutions in the full member shareholder countries. We offered and sold Series “B” shares to private sector financial institutions in 1989 in order to obtain the benefit of their views in the deliberations of our Board of Directors. As owners of Series “B” shares, the full member shareholder countries collectively are entitled to elect five additional Directors and five additional Alternate Directors through cumulative voting, and the 13 private sector financial institutions collectively are entitled to elect one Director and one Alternate Director.

Series “C” shares are currently owned by eight associated shareholder countries: Barbados, Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal and Spain. We make available Series “C” shares for subscription by countries which are not full member shareholder countries in order to strengthen links between these countries and the full member shareholder countries. Ownership of our Series “C” shares by these countries makes entities in these countries that deal with entities in full member shareholder countries eligible to receive loans from us with respect to such dealings. Holders of Series “C” shares collectively are entitled to elect two Directors and two Alternate Directors.

Under the Constitutive Agreement, Series “A” shares may be held by or transferred only to governments or government-designated social or public purpose institutions. Series “B” shares also may be held by or transferred to such entities and, in addition, may be held by or transferred to private entities or individuals in the full member shareholder countries, except that no more than 49% of the Series “B” shares within any country may be held by private entities or individuals. Series “C” shares may be held by or transferred to public or private entities or individuals outside the full member shareholder countries. Unless a shareholder country withdraws, Series “A” and Series “B” shares may only be transferred within such country.

An amendment to the Constitutive Agreement became effective on July 9, 2008, which (i) allows, under certain circumstances, Latin American and Caribbean countries, including those that are currently associated shareholder countries, to own Series “A” shares and become full member shareholder countries, and (ii) expands CAF’s formal purpose to include supporting sustainable development and economic integration within all of Latin America and the Caribbean, as opposed to within only the Andean region. Consequently, on March 17, 2009, CAF’s Extraordinary Shareholders’ Meeting approved the terms and conditions precedent by which Argentina, Brazil, Panama, Paraguay, Trinidad and Tobago and Uruguay could become contracting parties to the

Constitutive Agreement, could become full member shareholder countries and may own Series “A” shares. In general, in order to become a full member country of CAF, a country must (i) subscribe, directly or indirectly, for one Series “A” share, (ii) exchange all of its ordinary and callable Series “C” capital shares for Series “B” share equivalents, (iii) meet any conditions for its accession as determined by the Shareholders’ General Meeting, and (iv) deposit its instrument of adhesion with the Ministry of Foreign Affairs of the Bolivarian Republic of Venezuela. The country is deemed to have become a full member country of CAF 30 days after the Shareholders’ General Meeting determines that the conditions for its adhesion have been complied with, including the depositing of the instrument of adhesion. As of the date of this prospectus, Argentina, Brazil, Panama, Paraguay, Trinidad and Tobago and Uruguay have ceased to be Series “C” shareholder countries, have adhered to the Constitutive Agreement and now possess Series “A” shares as full member shareholder countries.

Note: All figures as of March 31, 2017 and December 31, 2016, that refer to “full member shareholder countries” only include the Plurinational State of Bolivia, the Republics of Argentina, Colombia, Ecuador, Panama, Paraguay, Peru, and Trinidad and Tobago, the Federative Republic of Brazil, the Oriental Republic of Uruguay, and the Bolivarian Republic of Venezuela. All figures as of March 31, 2017 and December 31, 2016 that refer to “associated shareholder countries” encompass all other shareholder countries. References to “shareholder countries” include both the full member shareholder countries and the associated shareholder countries.

Paid-in Capital and Unpaid Capital

At March 31, 2017, our subscribed paid-in and unpaid capital (excluding callable capital) was $5.8 billion, of which $4.8 billion was paid-in capital and $1.0 billion was unpaid capital. The unpaid capital is receivable in installments according to the agreements subscribed with the shareholder countries. Over the years, we have had several increases of subscribed capital.

Since 1990, capital contributions made to us (valor patrimonial) comprise a premium paid on each Series “B” and Series “C” share purchased and the nominal $5,000 per share value established by CAF’s by-laws. The premium component of valor patrimonial is determined at the beginning of each subscription and applies to all payments under that subscription.

Information regarding all capital contributions made by shareholder countries since 2009 follows:

Argentina

In 2009, Argentina subscribed to an additional $190.0 million in Series “C” shares, to be paid in seven installments, of which it paid $10.0 million in 2011, $15.0 million in 2012, $25.0 million in 2013, $30.0 million in 2014, $35.0 million in 2015 and $35.0 million in 2016.

In 2010, Argentina subscribed to $126.0 million in callable capital.

In February 2011, upon completion of all requirements to become a full member shareholder country, Argentina acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares maintaining the original payment schedule.

In March 2012, Argentina subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, of which it paid $57.1 million in 2013, $57.1 million in 2014, $57.1 million in 2015 and $57.1 million in 2016.

In March 2016, Argentina subscribed to an additional $572.0 million in series “B” shares, to be paid in seven installments beginning in 2017.

Barbados

In September 2014, Barbados entered into an agreement to subscribe to Series “C” shares for a total capital contribution of $50.0 million, of which it paid $25.0 million in 2015 and $25.0 million in 2016.

Bolivia

In 2009, Bolivia subscribed to an additional $105.0 million in Series “B” shares, to be paid in eight installments, of which it paid $5.0 million in 2010, $5.0 million in 2011, $10.0 million in 2012, $15.0 million in 2013, $15.0 million in 2014, $15.0 million in 2015 and $20.0 million in 2016.

In January 2012, Bolivia subscribed to an additional $91.5 million in Series “B” shares, to be paid in four installments, of which it paid $22.9 million in 2013, $22.9 million in 2014, $22.9 million in 2015 and $22.9 million in 2016.

In March 2016, Bolivia subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments beginning in 2017.

Brazil

In 2009, Brazil subscribed to an additional $190.0 million in Series “C” shares to be paid in seven installments, of which it paid $25.1 million in 2013, $25.0 million in 2014, $30.0 million in 2015 and $70.0 million in 2016.

In 2009, Brazil subscribed to $126.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Brazil acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents. The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares maintaining the original payment schedule.

In September 2012, Brazil subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, and which it paid in full in 2016.

Colombia

In 2009, Colombia subscribed to an additional $20.0 million in Series “B” shares, which was paid in full in 2010.

In 2010, Colombia subscribed to an additional $150.0 million in Series “B” shares to be paid in five installments, of which it paid $2.0 million in 2010, $18.0 million in 2011, $30.0 million in 2012, $50.0 million in 2013 and $50.0 million in 2014.

In June 2012, Colombia subscribed to an additional $210.0 million in Series “B” shares to be paid in four installments, of which it paid $30.0 million in 2015, $60.8 million in 2016 and $18.3 million in January 2017.

In August 2012, Colombia subscribed to an additional $228.6 million in Series “B” shares, of which it paid $57.1 million in 2013, $57.1 million in 2014, $57.1 million in 2015, $2.8 million in 2016 and $54.3 million in January 2017.

In July 2016, Colombia subscribed to an additional $572.0 million in series “B” shares, to be paid in eight installments, of which it paid $5.0 million in March 2017.

Dominican Republic

In 2009, the Dominican Republic subscribed to an additional $13.6 million in Series “C” shares, of which it paid $5.1 million in 2013, $2.5 million in 2014, $2.8 million in 2015, $3.2 million in 2016 and $3.4 million in April 2017.

In February 2016, the Dominican Republic subscribed to an additional $50.0 million in Series “C” shares, to be paid in four installments, of which it paid $12.5 million in May 2017.

Ecuador

In 2009, Ecuador subscribed to an additional $105.0 million in Series “B” shares to be paid in eight installments, of which it paid $5.0 million in 2010, $5.0 million in 2011, $10.0 million in 2012, $15.0 million in 2013, $15.0 million in 2014, $15.0 million in 2015 and $20.0 million in 2016.

In March 2012, Ecuador subscribed to an additional $91.5 million in Series “B” shares, to be paid in four annual installments, of which it paid $22.9 million in 2013, $22.9 million in 2014, $22.9 million in 2015 and $22.9 million in 2016.

In June 2016, Ecuador subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments beginning in 2017.

Mexico

In June 2012, Mexico entered into an agreement to subscribe to an additional $100.0 million in Series “C” shares, which it paid for in full that same month.

In February 2017, Mexico subscribed to an additional $51.3 million in Series “C” shares, to be paid in six installments beginning in 2017.

Panama

In 2009, Panama subscribed to an additional $55.0 million in Series “C” shares to be paid in seven installments, of which it paid $3.0 million in 2011, $5.0 million in 2012, $7.0 million in 2013, $10.0 million in 2014, $10.0 million in 2015 and $10.0 million in 2016.

In 2010, Panama subscribed to $36.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Panama acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents. The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares maintaining the original payment schedule.

In February 2012, Panama subscribed to an additional $91.5 million in Series “B” shares, to be paid in five installments, of which it paid $3.2 million in 2013, $3.2 million in 2014, $25.0 million in 2015 and $25.0 million in 2016.

In February 2016, Panama subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments beginning in 2017.

Paraguay

In 2009, Paraguay subscribed to an additional $55.0 million in Series “C” shares to be paid in seven installments, of which it paid $3.0 million in 2011, $5.0 million in 2012, $7.0 million in 2013, $10.0 million in 2014, $10.0 million in 2015 and $10.0 million in 2016.

In October 2011, Paraguay subscribed to $36.0 million in callable capital.

In December 2011, upon completion of all requirements to become a full member shareholder country, Paraguay acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents. The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares maintaining the original payment schedule.

In May 2012, Paraguay subscribed to an additional $91.5 million in Series “B” shares, to be paid in five installments, of which it paid $3.0 million in 2013, $5.0 million in 2014, $30.0 million in 2015 and $29.0 million in 2016.

In March 2016, Paraguay subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments beginning in 2017.

Peru

In 2009, Peru subscribed to an additional $380.0 million in Series “B” shares to be paid in eight installments, although this schedule was later modified to seven installments, which it paid in full in 2016.

In March 2012, Peru subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, which it paid in full in 2016.

In March 2016, Peru subscribed to an additional $572.0 million in Series “B” shares, to be paid in eight installments beginning in 2017.

Portugal

In 2009, Portugal subscribed to EUR 15.0 million in Series “C” shares to be paid in four equal installments and EUR 60.0 million in callable capital, which it paid in full in 2015.

Spain

In 2010, Spain subscribed to an additional $327.0 million of paid-in capital to be paid in five installments ending in 2014. All five payments have been received.

Trinidad and Tobago

In 2009, Trinidad and Tobago entered into an agreement to subscribe to Series “C” shares for a total capital contribution of $6.0 million, which it paid in full in 2015.

In April 2012, Trinidad and Tobago entered into an agreement to subscribe to an additional $323.4 million in Series “C” shares of CAF, to be paid in three installments, which it paid in full in 2014.

In June 2016, Trinidad and Tobago subscribed to $36.0 million in callable capital.

In September 2016, upon completion of all requirements to become a full member shareholder country, Trinidad and Tobago acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

Uruguay

In 2009, Uruguay subscribed to an additional $55.0 million in Series “C” shares to be paid in seven annual installments ending in 2017, of which it paid $3.0 million in 2011, $5.0 million in 2012, $7.0 million in 2013, $10.0 million in 2014, $10.0 million in 2015 and $10.0 million in 2016.

In 2009, Uruguay subscribed to $36.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Uruguay acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents. The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares maintaining the original payment schedule.

In February 2012, Uruguay subscribed to an additional $91.5 million in Series “B” shares, to be paid in four installments, which was paid in full in 2016.

In March 2016, Uruguay subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments beginning in 2017.

Venezuela

In 2009, Venezuela subscribed to an additional $380.0 million in Series “B” shares to be paid in eight installments. In December 2016, the agreement was amended to provide for payment in nine installments. Venezuela has paid a total of $268.0 million as of December 31, 2016.

In August 2012, Venezuela subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, which it paid in full in 2016.

In March and May 2016, Venezuela subscribed to an additional $572.0 million in Series “B” shares, to be paid in seven installments beginning in 2017.

As of the date of this prospectus, all shareholder countries were current in their capital payments.

The following table sets out the nominal value of our subscribed paid-in capital and unpaid capital as of March 31, 2017:

Shareholders	Paid-in Capital	Unpaid Capital
	(in U.S.$ thousands)
Series “A” Shares:
Argentina	1,200	0
Bolivia	1,200	0
Brazil	1,200	0
Colombia	1,200	0
Ecuador	1,200	0
Panama	1,200	0
Paraguay	1,200	0
Peru	1,200	0
Trinidad y Tobago	1,200	0
Uruguay	1,200	0
Venezuela	1,200	0
Series “B” Shares:
Argentina	442,115	14,080
Bolivia	250,015	73,955
Brazil	425,210	14,080
Colombia	846,820	235,185
Ecuador	251,620	73,955
Panama	118,380	82,755
Paraguay	119,690	12,140
Peru	882,750	201,425
Trinidad y Tobago	117,285	0
Uruguay	136,870	70,430
Venezuela	843,390	240,780
Private sector financial institutions	2,060	85
Series “C” Shares:
Barbados	17,610	0
Chile	27,705	0
Costa Rica	16,455	0
Dominican Republic	33,980	1,195
Jamaica	910	0
Mexico	58,785	18,050
Portugal	7,350	0
Spain	198,695	0

Total	4,810,895	1,038,415

Reserves

Article 42 of the Constitutive Agreement requires that at least 10% of our net income in each year be allocated to a mandatory reserve until that reserve amounts to 50% of subscribed capital. The mandatory reserve can be used only to offset losses. The mandatory reserve is an accounting reserve. We also maintain a general reserve to cover contingent events and as a source of funding of last resort in the event of temporary illiquidity or when funding in the international markets is not available or is impractical. The general reserve is invested in short-term securities and certificates of deposit that are easily convertible into cash.

At March 31, 2017, our reserves totaled $2.8 billion. At such date, the mandatory reserve amounted to $485.5 million, or 8.3% of subscribed paid-in and unpaid capital, and the general reserve amounted to $2.32 billion.

Callable Capital

In addition to our subscribed paid-in and unpaid capital, our shareholders have subscribed to callable capital totaling $1.6 billion at March 31, 2017. Our callable capital may be called by the Board of Directors to meet our obligations only to the extent that we are unable to meet such obligations with our own resources. For further information regarding subscribed callable capital, see Note 16 (“Stockholders’ Equity”) to our audited financial statements.

The Constitutive Agreement provides that the obligation of shareholders to pay for the shares of callable capital, upon demand by the Board of Directors, continues until such callable capital is paid in full. Thus, we consider the obligations of shareholder countries to pay for their respective callable capital subscriptions to be binding obligations backed by the full faith and credit of the respective governments. If the callable capital were to be called, the Constitutive Agreement requires that the call be prorated among shareholders in proportion to their shareholdings.

SELECTED FINANCIAL INFORMATION

The following selected financial information as of and for the years ended December 31, 2016, 2015, and 2014 has been derived from our audited financial statements for those periods, which were audited by our independent auditors Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited. The audit report of Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited, has been included on page F-5 of this prospectus. Our financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The following selected financial information as of and for the three-month periods ended March 31, 2017 and 2016 has been derived from our unaudited condensed interim financial information (included on page S-1 of this document) and includes all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position at such dates and our results of operations for such periods. The results of the three-month period ended March 31, 2017 are not necessarily indicative of results to be expected for the full year 2017. The selected financial information should be read in conjunction with our audited financial statements and notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2016	2015	2014	2017	2016
	(in U.S.$ thousands, except ratios)
Income Statement Data
Interest income	813,460	621,259	569,660	232,231	193,830
Interest expense	471,047	345,391	310,224	144,670	100,304

Net interest income	342,413	275,868	259,436	87,561	93,526
Provision for loan losses	38,270	18,703	21,552	14,785	7,135

Net interest income after provision for loan losses	304,143	257,165	237,884	72,776	86,391
Non-interest income	51,601	16,764	22,961	1,777	34,094
Non-interest expenses	151,577	139,163	124,681	39,683	37,386

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds	204,167	134,766	136,164	34,870	83,099
Unrealized changes in fair value related to financial instruments	(13,449)	(3,136)	1,475	6,650	(1,668)
Net income before Contributions to Stockholders’ Special Funds	190,718	131,630	137,639	41,520	81,431
Contributions to Stockholders’ Special Funds(1)	68,000	54,000	—	2,407	3,088

Net income	122,718	77,630	137,639	39,113	78,343

Balance Sheet Data (end of period)
Total assets	35,668,988	32,469,695	30,458,171	36,588,714	33,424,184
Total liabilities	25,195,344	22,945,601	21,694,934	25,997,892	23,753,775
Total stockholders’ equity	10,473,644	9,524,094	8,763,237	10,590,822	9,670,409

Total liabilities and stockholders’ equity	35,668,988	32,469,695	30,458,171	36,588,714	33,424,184

Loan Portfolio and Equity Investments
Loans before allowance for loan losses and loan commissions, net of origination costs	21,977,081	20,430,792	19,144,087	22,386,503	21,303,416
Allowance for loan losses	63,749	58,929	55,763	65,397	65,340
Equity investments	386,051	328,390	292,345	387,613	340,531

	Year Ended December 31,			Three Months Ended March 31,
	2016	2015	2014	2017	2016
	(in U.S.$ thousands, except ratios)
Selected Financial Ratios
Return on average total stockholders’ equity(2)(3)	2.0%	1.5%	1.6%	1.3%	3.5%
Return on average paid-in capital(3)	4.4%	3.1%	3.3%	2.9%	7.4%
Return on average assets(4)	0.6%	0.4%	0.5%	0.4%	1.0%
Administrative expenses divided by average total assets	0.4%	0.4%	0.4%	0.4%	0.4%
Overdue loan principal as a percentage of loan portfolio (excluding non-accrual loans)	0.0%	0.0%	0.0%	0.1%	0.0%
Non-accrual loans as a percentage of loan portfolio	0.6%	0.0%	0.1%	0.5%	0.0%
Allowance for loan losses as a percentage of loan portfolio	0.3%	0.3%	0.3%	0.3%	0.3%

(1)	In March 2014, at the Stockholders’ Meeting the stockholders agreed, effective 2015, to approve each year the maximum amount that management is authorized to contribute to Stockholders’ Special Funds during the fiscal year and to recognize these contributions as expenses. For more information, see Note 18 (“Contributions to Stockholders’ Special Funds”) to our audited financial statements in this prospectus.
(2)	Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by average total stockholders’ equity. Average total stockholders’ equity is computed as the arithmetic average of total stockholders’ equity as of the beginning and the end of each period. Data for interim periods has been annualized.
(3)	Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by average subscribed and paid-in capital. Average subscribed and paid-in capital is computed as the arithmetic average of subscribed and paid-in capital as of beginning and the end of each period. Data for interim periods has been annualized.
(4)	Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by average total assets. Average total assets are computed as the arithmetic average of total assets as of the beginning and the end of each period. Data for interim periods has been annualized.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements and notes thereto beginning on page F-7 and our unaudited condensed interim financial information as of March 31, 2017 and December 31, 2016, and for the three-month periods ended March 31, 2017 and 2016 and the notes thereto beginning on page S-1 of this prospectus.

Market Overview and Portfolio Trends

In recent months, important global economic developments have occurred including (i) a slight decrease in oil prices, (ii) a stronger-than-expected pickup in growth in advanced economies, (iii) low growth and increasing inflation in Latin America, (iv) slightly higher-than-expected growth in China, as a result of the continued policy stimulus and (v) an increase in short-term interest rates in the United States.

Based on information extracted from official government sources (including but not limited to the finance ministries of the full member shareholder countries and the International Monetary Fund (“IMF”)), the reported annualized percentage change in real GDP for 2016 for each of the full member shareholder countries was as follows: Argentina — (1.8)%, Bolivia — 3.8%, Brazil — (3.3)%, Colombia — 2.2%, Ecuador — (2.3)%, Panama — 5.2%, Paraguay — 3.5%, Peru — 3.7%, Uruguay — 0.1% and Venezuela — (10.0)%.

While the slight decrease in oil prices and some of the other global economic developments discussed above have not adversely affected our results of operations, certain of these recent global developments could negatively affect our borrowers, which may result in a downward adjustment of the external risk rating of some of our sovereign borrowers.

Moreover, if fiscal, economic or political events in any of our shareholder countries were to result in a downgrading of the individual risk rating for the long-term debt of that country, we would increase our allowance for loan losses, according to our methodology for determining the allowance for loan losses as explained in “— Income Statement — Provision for Loan Losses” below, which could have a negative effect on our net income.

Our provisioning policy with respect to our sovereign lending activities reflects our de facto preferred creditor status with our shareholder countries, which we believe arises from our status as a multilateral financial institution and from the interest of our borrowers in maintaining their credit standing with us. No shareholder country has ever defaulted on its debt obligations to us, notwithstanding defaults on its other sovereign debt obligations.

Both 2016 and 2015 were characterized by growth in our loan portfolio as a result of our strategy to expand our shareholder base, principally through additional paid-in capital contributions by several of our existing shareholder countries, as well as the issuance of shares to new shareholder countries. These two main drivers have led our loan portfolio to grow 1.9% in the first quarter of 2017, 7.6% in 2016 and 6.7% in 2015.

As of March 31, 2017, our loan portfolio was distributed by country as follows: Ecuador — 15.0%, Venezuela — 14.8%, Argentina — 12.5%, Brazil — 11.2%, Colombia — 10.9%, Peru — 10.0%, Bolivia — 10.0%, Panama — 6.0%, Uruguay — 4.5%, Paraguay — 1.6%, Dominican Republic — 1.1%, Mexico — 0.8%, Costa Rica — 0.5%, Chile — 0.5%, Barbados — 0.4%, Spain — 0.1%, and Jamaica — 0.0%.

Notwithstanding the increasing presence of other state-sponsored development banks in the regions in which we operate, we do not expect that the growth of our loan portfolio will be materially affected by the activities of other development banks in the region, since the financing needs of our shareholder countries exceed the current supply of lending resources. We believe that activities of other development banks are complementary to our lending operations.

Critical Accounting Policies

General

Our financial statements are prepared in accordance with U.S. GAAP, which requires us in some cases to use estimates and assumptions that may affect our reported results and disclosures. We describe our significant accounting policies in Note 2 (“Basis of Presentation and Significant Accounting Policies”) to our audited financial statements in this prospectus. We believe that some of the more significant accounting policies we use to present our financial results involve the use of accounting estimates that we consider to be critical because: (1) they require significant management judgment and assumptions about matters that are complex and inherently uncertain; and (2) the use of a different estimate or a change in estimate could have a material impact on our reported results of operations or financial condition.

Specifically, the estimates we use to determine the allowance for loan losses are critical accounting estimates.

Additionally, other important estimates related to the preparation of our financial statements are those related to revenue recognition and the valuation and classification at fair values of financial instruments. The fair values for some financial assets and liabilities recorded in our financial statements are determined according to the procedures established by the accounting pronouncement ASC 820. As of the date of this prospectus, we have not changed or reclassified any asset or liability from one level to another pursuant to the hierarchy reflected in ASC 820, thereby maintaining consistency in the application of accounting principles in this matter.

Income Statement

Interest Income

Three Months Ended March 31, 2017 and 2016. For the three-month period ended March 31, 2017, our interest income was $232.2 million, representing an increase of $38.4 million, or 19.8%, compared to interest income of $193.8 million for the corresponding period in 2016. This increase resulted primarily from an increase in the average six-month LIBOR and from the growth of our loan portfolio, which increased 5.1%. Average market interest rates were higher in the first three months of 2017 when six-month LIBOR averaged 1.38% than in the first three months of 2016 when six-month LIBOR averaged 0.88%.

2016, 2015 and 2014. For the year ended December 31, 2016, our interest income was $813.5 million, representing an increase of $192.2 million, or 30.9%, compared to interest income of $621.3 million for the year ended December 31, 2015. This increase resulted primarily from the growth of our loan portfolio, which grew 7.57%, and from higher interest rates in 2016. Average market interest rates were higher in 2016 than in 2015; in 2016 six-month LIBOR averaged 1.05% per annum compared with 0.48% per annum in 2015. Interest income for the year ended December 31, 2015 was $621.3 million, representing an increase of $51.6 million, or 9.06%, compared to interest income of $569.7 million for the year ended December 31, 2014. Such increase also resulted primarily from the growth of our loan portfolio and higher interest rates in 2015 compared to 2014.

Interest Expense

Three Months Ended March 31, 2017 and 2016. For the three-month period ended March 31, 2017, our interest expense was $144.7 million, representing an increase of $44.4 million, or 44.2%, compared to interest expense of $100.3 million for the corresponding period in 2016. This increase resulted primarily from higher funding requirements related to the growth in the average levels of our loan portfolio in 2017 compared with 2016, as well as an increase in six-month LIBOR. Average market interest rates were higher in the first three months of 2017 when six-month LIBOR averaged 1.38% than in the first three months of 2016 when six-month LIBOR averaged 0.88%. The average amount of liabilities increased by 9.6% for the three-month period ended March 31, 2017, compared with the average for the three-month period ended March 31, 2016.

2016, 2015 and 2014. Interest expense for the year ended December 31, 2016 was $471.1 million, representing an increase of $125.7 million, or 36.4%, from our interest expense of $345.4 million for the year ended December 31, 2015. This increase resulted primarily from higher funding requirements related to the growth in the average levels of our loan portfolio in 2016 compared with 2015, as well as an increase in the funding costs associated with an increase in the average term of our financial liabilities as well as an increase in six-month LIBOR. The average amount of liabilities increased by 7.8% for the year ended December 31, 2016, compared with the average for the year ended December 31, 2015. For the year ended December 31, 2015, our interest expense was $345.4 million representing an increase of $35.2 million, or 11.34%, from our interest expense of $310.2 million for the year ended December 31, 2014. This increase resulted primarily from higher funding requirements related to the growth in the average levels of our loan portfolio in 2015 and the increase in average market interest rates described above. The average amount of our liabilities increased by 8.2% for the year ended December 31, 2015, compared with the average for the year ended December 31, 2014.

Net Interest Income

Three Months Ended March 31, 2017 and 2016. For the three-month period ended March 31, 2017, our net interest income was $87.6 million, representing a decrease of $6.0 million, or 6.4%, compared to net interest income of $93.5 million for the corresponding period in 2016. This decrease resulted primarily from the strengthening of our liquidity position from an increase in the proportion of long-term debt, principally bonds, in our capital structure in comparison to the corresponding period in 2016. The net interest income margin was 1.0% for the three-month period ended March 31, 2017, as compared to 1.1% for the corresponding period in 2016.

2016, 2015 and 2014. For the year ended December 31, 2016, our net interest income was $342.4 million, representing an increase of $66.5 million, or 24.1%, over net interest income of $275.9 million for the year ended December 31, 2015. This increase resulted from an increase not only in the loan portfolio but also in interest rates and a reduction in the net borrowing spread on new issuances of debt securities, which were partially offset by an increase in interest expense due to the rise in bond issuances. Our net interest income for the year ended December 31, 2015, was $275.9 million, representing an increase of $16.4 million, or 6.3%, over net interest income of $259.4 million for the year ended December 31, 2014. This increase resulted from higher yielding liquid assets, and an increase in the loan portfolio. Our net interest income margin was 1.1% in 2016, compared to 0.92% in 2015 and 0.95% in 2014.

Provision for Loan Losses

The provisions in the periods described below reflect management’s estimates for both general and specific allowance for loan losses. The allowance for loan losses is estimated considering the credit risk exposure, probability of default and loss given default, which represents our anticipated loss in the event of a borrower default and which is based on external data provided by risk rating agencies, recognizing such effects in profit or loss for the period. We establish a specific allowance for loan losses for impaired loans. A loan is considered as impaired when, based on currently available information and events, there exists the probability that we will not recover the total amount of principal and interest as agreed in the terms of the original loan contract. Loans whose terms are modified in a troubled debt restructuring, generally, already will have been identified as impaired. Our management individually evaluates the compliance of the new terms of the restructured loan for a reasonable period to calculate specific allowances for loan losses and if the remaining balance of the restructured loan is considered collectible, the restructured loan could return to accrual status. See Note 2g. and 2h. to our audited financial statements for further information regarding allowance for loan loss calculations.

Three Months Ended March 31, 2017 and 2016. For the three-month period ended March 31, 2017, we recorded a provision for loan losses of $14.8 million, compared with a provision for loan losses of $7.1 million for the corresponding period in 2016. This increase was mainly due to an increase in specific provisions for loan losses with respect to certain private sector loans to borrowers in Brazil, Peru and Spain.

2016, 2015 and 2014. For the year ended December 31, 2016, we recorded a provision for loan losses of $38.3 million, representing an increase of $19.6 million, or 104.6%, compared with the provision for loan losses of $18.7 million for 2015. Changes in the provision occurred mainly due to specific provisions for impaired loans in the private sector to borrowers in Brazil, Peru, Spain and Uruguay. For the year ended December 31, 2015, we recorded a provision for loan losses of $18.7 million, representing a decrease of $2.8 million, or 13.2%, compared with the provision for loan losses of $21.6 million for 2014. The decrease in the provision occurred mainly because of an increase in our exposure to countries with higher credit ratings, which resulted in fewer provision requirements.

Non-Interest Income

Our non-interest income consists principally of commissions, dividends and our corresponding share of earnings or losses on equity investments, which are accounted for using the equity method, and other income.

Three Months Ended March 31, 2017 and 2016. For the three-month period ended March 31, 2017, our non-interest income was $1.8 million, representing a decrease of $32.3 million, or 94.8%, compared to non-interest income of $34.1 million for the corresponding period in 2016. This decrease was mainly due to the positive impact in 2016 of the non-cash currency exchange differential recorded due to the devaluation of the Venezuelan bolivar. For more information please see note 8 of the Unaudited Condensed Interim Financial Information in the supplementary information section of this prospectus.

2016, 2015 and 2014. For the year ended December 31, 2016, our total non-interest income was $51.6 million, representing an increase of $34.8 million, or 207.8%, from total non-interest income of $16.8 million for the previous year. This increase was mainly due to the non-cash currency exchange differential for borrowings denominated in Venezuelan bolivars because of the devaluation of the bolivar, discussed above, which is recognized in “Non-interest income — Other income”. For the year ended December 31, 2015, our total non-interest income was $16.8 million, representing a decrease of $6.2 million, or 27.0%, from total non-interest income of $23.0 million for the year ended December 31, 2014. This decrease resulted principally from a reduction in earnings from equity investments and other income.

Non-Interest Expenses

Our non-interest expenses consist principally of administrative expenses.

Three Months Ended March 31, 2017 and 2016. For the three-month period ended March 31, 2017, our non-interest expenses were $39.7 million, representing an increase of $2.3 million, or 6.1%, compared to total non-interest expenses of $37.4 million for the corresponding period in 2016. The increase resulted principally from an increase in administrative expenses of $1.8 million.

For the three-month period ended March 31, 2017, administrative expenses were $33.7 million, or 0.4% (on an annualized basis) of our average total assets, representing an increase of $1.8 million over administrative expenses of $31.9 million for the corresponding period in 2016. The increase resulted principally from the growth in our business.

2016, 2015 and 2014. For the year ended December 31, 2016, our total non-interest expenses were $151.6 million, representing an increase of $12.4 million, or 8.9%, over total non-interest expenses of $139.2 million for the year ended December 31, 2015. For the year ended December 31, 2015, our total non-interest expenses were $139.2 million, representing an increase of $14.5 million, or 11.6%, over total non-interest expenses of $124.7 million for the year ended December 31, 2014.

For the year ended December 31, 2016, administrative expenses were $141.0 million, or 0.4% of our average total assets, representing an increase of $15.9 million over administrative expenses of $125.1 million for the year ended December 31, 2015. The increase resulted principally from the growth in our business. For the year ended December 31, 2015, administrative expenses were $125.1 million, or 0.4% of our average total assets, representing an increase of $8.4 million over administrative expenses of $116.7 million for the year ended December 31, 2014. The increase resulted principally from a growth in our loan portfolio. Equity investments that have no available market price quotations and whose fair value is impracticable to determine without incurring excessive costs, and in which we have a participation of less than 20% of the investee’s equity, are required to be recorded at cost according to U.S. GAAP. Also, management is required to assess the value of these investments at least annually and determine whether any value impairment is temporary or other than temporary. Impairment charges must be taken once management has determined that the loss of value is other than temporary. As a result of its analysis of these equity investments, we recognized impairment charges on our equity investments of $5.0 million for the three-month period ended March 31, 2017, and $9.2 million, $11.1 million and $7.3 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Net Income

Three Months Ended March 31, 2017 and 2016. For the three-month period ended March 31, 2017, our net income was $39.1 million, representing a decrease of $39.2 million, or 50.1%, compared to net income of $78.3 million for the corresponding period in 2016. This decrease resulted principally from the non-cash currency exchange differential due to the devaluation of the Venezuelan bolivar in 2016.

In March 2014, the Stockholders’ Assembly agreed, effective 2015, to approve a maximum amount to be contributed to Stockholders’ Special Funds during the fiscal year and to recognize these contributions as expenses.

In 2016, we recognized $68.0 million as a contribution to Stockholders’ Special Funds, resulting in net income of $122.7 million, representing an increase of $45.1 million, or 58.1%, compared to net income of $77.6 million for 2015. This increase resulted primarily from the increase in earnings due to the growth in interest rates, the growth in the total loan portfolio and the non-cash currency exchange differential due to the devaluation of the Venezuelan bolivar.

In 2015, we recognized $54.0 million as a contribution to Stockholders’ Special Funds, resulting in net income of $77.6 million, representing a decrease of $60.0 million, or 43.6%, compared to net income of $137.6 million for 2014. This decrease is mainly due to contributions to Stockholders’ Special Funds of $54.0 million being expensed in 2015. No such contributions were recorded in 2014. For more information see Note 18 (“Contributions to Stockholders’ Special Funds”) and Note 26 (“Special Funds and Other Funds Under Management”) to our audited financial statements in this prospectus. Net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds for the year ended December 31, 2016 was $204.2 million, representing an increase of $69.4 million, or 51.5%, compared to net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds of $134.8 million for 2015. This increase is mainly due to an increase in interest rates, the growth of the loan portfolio and the non-cash currency exchange differential due to the devaluation of the Venezuelan bolivar. Net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds for the year ended December 31, 2015 was $134.8 million, representing a decrease of $1.4 million, or 1.0%, compared to net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds of $136.2 million for 2014. This decrease is mainly due to the decrease in non-interest income and the increase in administrative expenses and equity impairments, partially offset by higher net interest income.

Balance Sheet

Assets

March 31, 2017. At March 31, 2017, our total assets were $36.6 billion, representing an increase of $0.9 billion, or 2.6%, over total assets of $35.7 billion at December 31, 2016. The increase in assets resulted primarily from an increase in liquid assets of $0.6 billion during the first quarter of the year.

2016 and 2015. At December 31, 2016, our total assets were $35.7 billion, representing an increase of $3.2 billion, or 9.9%, over total assets of $32.5 billion at December 31, 2015. The increase in our total assets was principally due to the growth of liquid assets, which increased by $1.2 billion, and the loan portfolio, which increased by $1.5 billion.

Liabilities

March 31, 2017. At March 31, 2017, our total liabilities were $26.0 billion, representing an increase of $0.8 billion, or 3.2%, over total liabilities of $25.2 billion at December 31, 2016. The increase in liabilities resulted primarily from an increase in bond issuances and deposits.

At December 31, 2016, our total liabilities were $25.2 billion, representing an increase of $2.2 billion, or 9.8%, over total liabilities of $22.9 billion at December 31, 2015. The increase in our total liabilities resulted principally from increased bond issuances.

Stockholders’ Equity

March 31, 2017. At March 31, 2017, our total stockholders’ equity was $10.6 billion, representing an increase of $0.1 billion, or 1.1%, over total stockholders’ equity of $10.5 billion at December 31, 2016.

At December 31, 2016, our total stockholders’ equity was $10.5 billion, representing an increase of $949.6 million, or 10.0%, over total stockholders’ equity of $9.5 billion at December 31, 2015. The increase in our total stockholders’ equity resulted principally from the capital contributions paid by our stockholders.

Asset Quality

Overdue Loans

March 31, 2017. At March 31, 2017, the total principal amount of outstanding overdue loans was $17.9 million (not including non-accrual loans in overdue status) related to two borrowers in Brazil, representing an increase of $10.4 million, or 137.8%, over overdue loans of $7.5 million at December 31, 2016. As a result of this increase, during the three-month period ended March 31, 2017, we recognized an increase of $1.6 million in our provision for loan losses.

2016 and 2015. At December 31, 2016, the total principal amount of outstanding overdue loans was $7.5 million (not including non-accrual loans in overdue status). At December 31, 2015, the total principal amount of outstanding overdue loans was $0.0 (not including non-accrual loans in overdue status).

Impaired Loans and Non-accrual Loans

March 31, 2017. At March 31, 2017, the total principal amount of our impaired loans was $106.7 million, or 0.48% of the total loan portfolio related to private sector borrowers. We consider a loan to be impaired when it is in non-accrual status.

2016 and 2015. At December 31, 2016, the total principal amount of our impaired loans was $120.8 million, or 0.55% of the total loan portfolio. We consider a loan to be impaired when it is in non-accrual status. At December 31, 2015, the total principal amount of our impaired loans was $0.0, or 0.0% of the total loan portfolio.

Restructured Loans

March 31, 2017. At March 31, 2017, the total principal amount of outstanding restructured loans was $30.2 million, or 0.13% of the total loan portfolio, representing a decrease of $14.0 million, or 31.7% over outstanding restructured loans of $44.2 million at December 31, 2016.

2016 and 2015. At December 31, 2016, the total principal amount of outstanding restructured loans was $44.2 million, or 0.20% of the total loan portfolio. At December 31, 2015, the total principal amount of outstanding restructured loans was $0.0, or 0.0% of the total loan portfolio.

Loan Write-offs and Recoveries

March 31, 2017. There were $14.0 million of loans written-off during the three-month period ended March 31, 2017, which related to a private sector borrower from Spain. We booked recoveries of $0.9 million during the three-month period ended March 31, 2017. For the three-month period ended March 31, 2016, there were $0.7 million of loans written-off, and we booked recoveries of $0.0.

2016 and 2015. There were $33.7 million of loans written-off in 2016 and $16.4 million of loans written-off in 2015. During 2016 and 2015, we booked recoveries against these write-offs of $280.0 thousand and $817.0 thousand, respectively.

See “Operations of CAF — Asset Quality” for further information regarding our asset quality. See “—Market Overview and Portfolio Trends” above for details regarding the distribution of our loans by country and “Operations of CAF — Loan Portfolio” for details regarding the distribution of our loans by economic sector.

Liquidity

Effective as of September 2014, we updated our liquidity policy, which requires us to maintain sufficient liquid assets to cover at least 12 months of net cash requirements.

Net cash requirements under this new policy are calculated as follows:

(+)	Scheduled loan collections

(+)	Committed paid-in capital payments

(-)	Scheduled debt service

(-)	Committed disbursements

Our investment policy requires that at least 90% of our liquid assets be held in the form of investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization. The remaining portion of our liquid assets may be invested in non-investment grade instruments rated B-/Ba3/B or better by a U.S. nationally-recognized statistical rating organization. Our investment policy emphasizes security and liquidity over yield.

March 31, 2017. At March 31, 2017, our liquid assets consisted of $12.6 billion of cash, time deposits and securities, of which 92.8% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognized statistical rating organization, compared to $10.6 billion of cash, time deposits and securities, of which $8.9 billion were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognized rating organization, at March 31, 2016. At March 31, 2017, 27.8% of our liquid assets were invested in time deposits in financial institutions, 25.8% in commercial paper, 9.4% in corporate and financial institution bonds, 15.9% in certificates of deposit, 13.3% in U.S. Treasury Notes and 7.8% in other instruments, including deposits in cash.

2016 and 2015. At December 31, 2016, our liquid assets consisted of $12.0 billion of cash, time deposits and securities, of which 97.5% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 22.1% of our liquid assets were invested in time deposits in financial institutions, 25.1% in commercial paper, 10.3% in corporate and financial institution bonds, 18.8% in certificates of deposit, 15.6% in U.S. Treasury Notes and 8.1% in other instruments including deposits in cash. At December 31, 2015, our liquid assets consisted of $10.8 billion of cash, time deposits and securities, of which 97.6% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 35% of our liquid assets were invested in time deposits in financial institutions, 15.9% in commercial paper, 13.0% in corporate and financial institution bonds, 10.9% in certificates of deposit, 17.6% in U.S. Treasury Notes and 7.6% in other instruments including deposits in cash.

As of March 31, 2017 our liquidity was distributed by country as follows: United States — 27.4%, France — 11.6%, Japan —11.4%, Germany —6.6%, Switzerland and Chile — 5.4% each, Australia — 3.9%, South Korea — 3.6%, Spain —3.2%, China — 3.0%, Netherlands and Canada — 2.9% each, United Arab Emirates — 2.2%, Belgium and Ireland — 1.7% each, Qatar and Kuwait — 1.4% each, United Kingdom — 1.1%, Luxembourg — 0.9%, Supranationals —0.8%, Sweden — 0.6%, Mexico and Panama — 0.4% each, New Zealand, Norway and Denmark— 0.1% each, and others — 0.07%.

Commitments and Contingencies

We enter into commitments and contingencies in the normal course of our business to facilitate our business and objectives. Commitments and contingencies include (1) credit agreements subscribed and pending disbursements, (2) lines and letters of credit for foreign trade, (3) equity investment agreements subscribed and (4) partial credit guarantees. For further discussion of these arrangements, see Note 24 (“Commitments and Contingencies”) to our audited financial statements in this prospectus.

Strategy and Capital Resources

Our business strategy is to provide financing for projects, trade and investment in the shareholder countries. Management expects our assets to grow in the future, which will increase our need for additional funding. Likewise, maturing debt obligations will need to be replaced. In addition to scheduled capital increases, management anticipates a need to increase funds raised in the international capital markets and to maintain funding through borrowings from multilateral and other financial institutions. While the substantial majority of our equity will continue to be held by full member shareholder countries, we intend to continue offering equity participation to associated shareholder countries through the issuances of Series “C” shares to such countries. See “Capital Structure”.

We intend to continue our programs to foster sustainable growth within the shareholder countries, and to increase our support for the private sector within their markets, either directly or through financial intermediaries. See “Operations of CAF”.

OPERATIONS OF CAF

CAF’s purpose is to foster and promote economic development, social development and integration within the shareholder countries through the efficient use of financial resources in conjunction with both private sector and public sector entities. To accomplish our objective, we primarily engage in short-, medium- and long-term loans and guarantees. To a lesser extent, we make limited equity investments in funds and companies, and provide technical and financial assistance, as well as administrative services for certain regional funds.

CAF also provides lending for projects in associated shareholder countries, including but not limited to projects that promote trade or integration with full member shareholder countries.

Business Management of CAF

Our business management is divided into two broad functions: client relationship management and financial management.

Client Relationship Management

Our client relationship management function is conducted by a group of relationship managers and sector and product specialists who are responsible for the development, structuring, appraisal and implementation of our lending activities. Clients are identified through direct contact, referrals from our representative offices and referrals from third parties such as shareholders, multilateral institutions, international financial institutions and other clients.

Our client relationship management function is currently fulfilled by the following five departments, each headed by a Vice President:

•	Country Programs, which is responsible for our relationships with governments, public sector corporations and financial institutions and for the development of a global approach to business activities in each of the shareholder countries;

•	Infrastructure, which is responsible for the financing of public and private infrastructure projects and the analysis of public policies within the different development sectors;

•	Productive and Financial Sectors, which is responsible for our relationships with public and private sector corporations and financial institutions;

•	Social Development, which is responsible for financings and investments in social areas and in micro, small and medium size enterprises; and

•	Energy, which is responsible for the financing of public and private energy projects and the analysis of public policies and market trends within the energy sector.

The client relationship management group is also responsible for reviewing and developing lending policies and procedures and for monitoring the quality of the loan portfolio on an ongoing basis. In these duties, the client relationship management group is assisted by our Credit Administration Office and our Corporate Comptroller Office.

Financial Management

Our financial management group is responsible for managing our funded debt, as well as our liquid assets. This group is responsible for developing, structuring, appraising and implementing our borrowing activities. It is also responsible for reviewing and developing policies and procedures for the monitoring of our financial well-being and for the proper management of liquidity. The financial management group is headed by the Vice President of Finance.

The asset distribution group is a part of the financial management group, and it has two basic responsibilities:

(1) structuring “A/B” loan transactions in which we loan a portion of the total amount and other financial institutions loan the remainder; and

(2) selling loans to international banks interested in increasing their exposure in the shareholder countries.

The staff of our financial management group works in close coordination with our client relationship managers. Our client relationship management group and financial management group are supported by the financial control and budget, human resources, information systems and legal departments.

Loan Portfolio

We extend medium-term and long-term loans to finance both public sector and private sector projects in the shareholder countries, either directly to a project or through a financial intermediary in a shareholder country that lends the funds to the appropriate project. To a lesser extent, we also provide loans to finance trade by and among the shareholder countries. Loans may be used for any component of a project, subject to exceptions relating to, among other things, the acquisition of land and the payment of taxes. We endeavor to concentrate our lending activities on national and multinational economic development projects, especially those involving electricity, gas and water supply, transport or communications in two or more shareholder countries and those that generate foreign exchange.

We provide credit lines to financial institutions in the shareholder countries. The purpose of these credit lines is to enable these institutions to finance projects that fall within our overall objectives, but that are not sufficiently large to justify our being directly involved in the project. The relevant financial institutions are thereby provided with funds that enable them to strengthen their financial resources within parameters previously agreed to with us. Under such multisectoral credit lines, we take the credit risk of the financial intermediary and also have recourse to the underlying borrowers. The financial intermediaries are responsible for repayment of their loans from us regardless of whether the underlying borrower repays the financial intermediary.

We endeavor to strengthen trade by and among shareholder countries and to assist companies in the shareholder countries to access world markets. Our trade-financing activities are complementary to those of the export credit agencies of shareholder countries because we finance qualifying import or export operations, whereas those agencies generally are limited to providing financing only for goods exported from the respective countries. Through trade-financing, we finance the movement of merchandise. We also provide credit support to trade activities through the confirmation of letters of credit in situations where the issuing local bank would not be perceived as sufficiently creditworthy by financial institutions in the beneficiary’s country.

In 1997, we began making a portion of our loans through an “A/B” loan program, where CAF acts as lender of record for the entire loan and sells non-recourse participations in the “B” portion of the loan to financial institutions. The “A” portion of the loan is made directly to the borrower by us. Under the “B” portion, financial institutions provide the funding and assume the credit risk; CAF does not provide funding under the “B” portion and, therefore, does not assume any credit risk. Because we act as the lender of record for the entire loan, thereby operating as the one official lender in the transaction, the borrower receives an interest rate that is generally lower than the rate available in the commercial markets. The lower interest rate is a result, among other factors, of the reduced inherent risk resulting from our status as a multilateral financial institution.

Our loan pricing is typically based on our cost of funds plus a spread to cover operational costs and credit risks. All sovereign-risk loans are made at the same spread for comparable maturities. Generally, our loans are made on a floating interest rate basis. Under certain exceptional circumstances, loans may be made at fixed interest rates, provided that the corresponding funding is obtained at fixed interest rates. We generally charge a loan origination fee up to 0.85% of the total loan amount and a commitment fee equal to 0.35% per annum on undisbursed loan balances. Substantially all loans are denominated in U.S. dollars.

Our policies generally require that loans to public sector entities have the benefit of sovereign guarantees. Exceptions have been made for a few highly-capitalized entities. Loans to private sector entities other than banks generally must have the benefit of bank or other guarantees, or other collateral acceptable to us.

At December 31, 2016, our total assets were $35.7 billion, of which $22.0 billion, or 61.6%, were disbursed and outstanding loans. At December 31, 2016, the “B” loan portion of our “A/B” loan transactions totaled $0.4 billion. The tables on loan exposure that follow reflect only the “A” portion of the respective “A/B” loan transactions since we only assume the credit risk of the “A” loan portion. Our management expects further loan growth to be funded by additional borrowings and deposits, retained earnings and planned capital increases.

Loans to Public and Private Sector Borrowers

Our total loan portfolio outstanding, classified by public sector and private sector borrowers, was as follows:

	At December 31,
	2016		2015	2014
	(in U.S.$ millions)
Public Sector	85.4%	18,773.3	16,822.7	15,564.1
Private Sector	14.6%	3,203.1	3,608.2	3,577.9

	100%	21,976.4	20,430.9	19,142.0

Fair value adjustments		0.7	(0.1)	2.1

		21,977.1	20,430.8	19,144.1

Loans by Borrowing Country

Our total loan portfolio outstanding, classified on a country-by-country basis, according to the location of the borrower, was as follows:

	At December 31,
	2016		2015	2014
	(in U.S.$ millions)
Argentina	12.9%	2,839.9	2,771.3	2,718.0
Bolivia	10.1%	2,211.1	2,027.0	1,909.5
Brazil	9.0%	1,984.1	2,060.1	1,932.4
Colombia	10.6%	2,339.2	2,080.2	1,768.6
Ecuador	15.1%	3,317.9	3,044.6	2,824.5
Panama	6.7%	1,464.3	1,288.0	1,254.5
Paraguay	1.5%	337.1	290.5	249.3
Peru	10.3%	2,274.5	2,298.0	2,333.1
Uruguay	4.3%	935.3	654.8	509.2
Venezuela	15.1%	3,320.8	3,094.4	3,001.6
Other(1)	4.3%	952.1	822.1	641.1

	100.0%	21,976.4	20,430.9	19,142.0

Fair value adjustments		0.7	(0.1)	2.1
Total		21,977.1	20,430.8	19,144.1

(1)	Principally loans outside the full member shareholder countries at December 31, 2016.

Loans Approved and Disbursed by Country

Our loan approval process is described under “— Credit Policies.” After approval, disbursements of a loan proceed in accordance with the contractual conditions of the loan agreement.

Set forth below is a table of the amount of loans approved and loans disbursed, classified by country, for each of the years indicated:

	Approved			Disbursed(1)
	2016	2015	2014	2016	2015	2014
	(in U.S.$ millions)			(in U.S.$ millions)
Argentina	705.5	694.0	674.0	485.9	481.0	560.0
Bolivia	643.8	574.8	625.2	407.2	314.8	322.2
Brazil	1,370.6	1,234.5	1,903.2	1,725.9	677.5	728.1
Colombia	2,133.6	2,419.7	1,552.0	1,514.9	1,221.4	1,080.7
Ecuador	766.8	1,013.8	799.7	711.4	754.0	636.8
Panama	595.0	526.7	298.8	223.3	154.9	419.9
Paraguay	622.3	307.3	181.1	82.3	102.2	96.0
Peru	2,138.6	2,365.8	2,414.9	1,039.2	544.8	525.3
Trinidad & Tobago	300.0	0.0	0.0	0.0	0.0	0.0
Uruguay	1,308.3	588.4	753.6	325.0	199.6	243.9
Venezuela	541.0	500.9	474.7	524.9	364.0	276.4
Others(2)	1,938.8	2,028.9	2,047.1	1,385.6	1,130.4	1,218.2

Total	13,066.3	12,254.8	11,724.3	8,425.5	5,944.6	6,107.5

(1)	Includes short-term loans in the amounts of $4,909.5 million, $2,904.7 million and $3,058.6 million and for the years ended December 31, 2016, 2015 and 2014, respectively.
(2)	Loans outside the full member shareholder countries at December 31, 2016.

During the year ended December 31, 2016, the increase (decrease) of our loan portfolio by country compared to the year ended December 31, 2015 was as follows: Argentina, 2.5%; Bolivia, 9.1%; Brazil, (3.7)%; Colombia, 12.5%; Ecuador, 9.0%; Panama, 13.7%; Paraguay, 16.0%; Peru, (1.0)%; Uruguay, 42.8%; and Venezuela, 7.3%. The growth of the loan portfolio reflects loan approvals as a result of higher demand from shareholder countries and our increased share of infrastructure financings in the region. Loans to associated shareholder countries holding Series “C” shares (as described under “Capital Structure — General”) totaled $952.1 million in 2016, compared to loans to associated shareholder countries holding Series “C” shares totaling $822.1 million and $641.1 million in 2015 and 2014, respectively.

Management anticipates that our loan portfolio will continue to grow as a result of our strategy to expand our shareholder base, both by issuing shares to new shareholder countries and by additional capital subscriptions by existing shareholder countries, which may result in increased loan demand for projects in such countries.

Distribution of Loans by Industry

At December 31, 2016, our loan portfolio outstanding was distributed by industry as follows:

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela	Others(2)	Total by Sector	% of Total
	(in U.S.$ millions)
Agriculture, hunting and forestry	68.6	15.2	66.2	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	150.0	0.7%
Manufacturing industry	29.4	0.0	88.7	0.0	59.0	0.0	38.5	0.0	0.0	0.0	0.0	215.5	1.0%
Supply of electricity, gas and water	1,411.6	458.3	205.7	88.9	776.9	230.7	65.9	633.6	739.3	2,597.0	106.6	7,314.5	33.3%
Transport, warehousing and communications	928.8	1,453.5	1,080.9	441.2	727.7	961.5	127.8	1,133.7	192.0	354.4	156.4	7,557.8	34.4%
Financial intermediaries(1)	75.0	104.1	366.5	757.4	119.5	254.7	11.0	308.1	0.0	0.0	497.7	2,494.2	11.3%
Social and other infrastructure programs	324.0	180.0	73.9	1,051.7	1,610.0	17.4	93.9	199.1	0.0	369.4	186.3	4,105.7	18.7%
Other activities	2.6	0.0	102.1	0.0	24.9	0.0	0.0	0.0	4.0	0.0	5.0	138.6	0.6%

Total	2,839.9	2,211.1	1,984.1	2.339.2	3,317.9	1,464.3	337.1	2,274.5	935.3	3,320.8	952.1	21,976.4	100%

(1)	Multisectoral credit lines to public sector development banks, private banks and other institutions.
(2)	This column includes loans outside the full member shareholder countries at December 31, 2016.

Maturity of Loans

At December 31, 2016, our outstanding loans were scheduled to mature as follows:

	2017	2018	2019	2020	2021	2022-2032
	(in U.S.$ millions)
Principal amount	4,174.3	2,142.0	2,303.0	2,061.9	1,933.0	9,362.2

Ten Largest Borrowers

The following table sets forth the aggregate principal amount of loans to our ten largest borrowers, and the percentage such loans represented of the total loan portfolio, at December 31, 2016:

Borrower	Amount	As a Percentage of Total Loan Portfolio
	(in U.S.$ millions)
Bolivarian Republic of Venezuela	3,320.8	15.1%
Republic of Ecuador	2,700.7	12.3%
Republic of Argentina	2,623.4	11.9%
Plurinational State of Bolivia	2,088.2	9.5%
Republic of Peru	1,565.7	7.1%
Republic of Colombia	1,383.4	6.3%
Republic of Panama	893.6	4.1%
State of Rio de Janeiro	537.2	2.4%
The National Administration of Power Plants and Electrical Transmissions — UTE	308.6	1.4%
Panama Canal Authority	300.0	1.4%

	15,721.7	71.5%

Selected Projects

Set out below are examples of projects approved by CAF during 2016 and the respective loan approval amounts. The selected projects represent a mix of CAF’s loan portfolio in the different sectors and activities in which we participate, including both public and private sector projects. They have been selected based on the relevance to each full member shareholder country and are representative of our lending activities in each such country.

Argentina

Republic of Argentina/Construction of water purifying plant in La Plata, Berisso and Esenada — $119.0 million loan to finance the improvement of access, quality and provision of potable water services in the Province of Buenos Aires.

Bolivia

Plurinational State of Bolivia/Roadwork projects El Salto-Monteagudo and the Cazaderos and Cazaderitos tunnels — $220.0 million loan to improve the road infrastructure for the integration between the south-west regions of the country.

Brazil

Municipality of Goiânia/Sustainable city program in Goiânia — $100.0 million loan for the improvement of urban mobility and access to essential public health services through multiple integrated actions.

Colombia

Banco de Comercio Exterior de Colombia (Bancoldex) / Non-revolving contingent line of credit program — $260.0 million loan to finance trade operations, working capital and investment and capital goods.

Ecuador

Republic of Ecuador/Energy sectorial loan — $300.0 million loan to upgrade the electricity distribution system in order to reduce the average cost of generation and the consumption fees.

Panama

Republic of Panama/Higher technical education project for the East region of Panama — $150.0 million loan for the construction, design and startup of the first technical institute for higher education in the country.

Paraguay

Republic of Paraguay/Improvement project of the electricity system in the Metropolitan area of Paraguay — $150.0 million loan to improve the transmission and distribution capacity of the electrical system of the metropolitan area of Asunción as well as the Caaguazú and Alto Paraná district.

Peru

Republic of Peru/Contingent credit line — $400 million loan to support the country’s financing needs to be used in the event it cannot access the international debt markets under conditions consistent with its strategy.

Trinidad and Tobago

Republic of Trinidad and Tobago / Strategic support to consolidate fiscal management in the medium term — $300.0 million to support the design and implementation of the national budget in 2016 and 2017.

Uruguay

Oriental Republic of Uruguay/Non-revolving contingent line of credit — $500.0 million loan to support the national government’s strategy for management of its public debt, to be used in the event it cannot access the international debt markets under conditions consistent with its strategy.

Venezuela

Bolivarian Republic of Venezuela/Habitat and urban development loan — $400.0 million loan to finance existing investment projects related to habitat and urban development across the country.

Other Activities

Treasury Operations

Our investment policy requires that at least 90% of our liquid assets be held in the form of investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization. The remaining portion may be invested in unrated or non-investment grade instruments rated B-/Ba3/B- or better by a U.S. nationally-recognized statistical rating organization. At December 31, 2016, our liquid assets amounted to $12.0 billion of which 22.1% were invested in time deposits in financial institutions, 25.1% in commercial paper, 10.3% in corporate and financial institution bonds, 18.8% in certificates of deposit, 15.6% in U.S. Treasury Notes and 8.1% in other instruments.

Equity Shareholdings

We may acquire equity shareholdings in new or existing companies within the shareholder countries, either directly or through investment funds focused on Latin America. Our equity participation in any one company is limited to 1% of our shareholders’ equity. Our policies do not permit us to be a company’s largest individual shareholder. In addition, the aggregate amount of our equity investments cannot exceed 10% of our shareholders’ equity. At December 31, 2016, the carrying value of our equity investments totaled $386.1 million, representing 3.7 % of our shareholders’ equity. At December 31, 2016, 76.3% of our equity portfolio was held through investment funds.

Credit Guarantees

We have developed our credit guarantee product as part of our role of attracting international financing for our shareholder countries. As such, we may offer guarantees of private credit agreements or we may offer public guarantees of obligations of the securities of third party issuers. We generally offer only partial credit guarantees with the intention that private lenders or holders of securities share the risk along with us.

The emphasis of the credit guarantees is to aid in the financing of public sector projects, though we do not have any internal policies limiting our credit guarantees to public sector projects. Also, although we generally intend to guarantee approximately 25% of the financing for a given project, we may guarantee up to the full amount of the financing, subject to our other credit policies. Our internal policies limit the aggregate outstanding amount of our credit guarantees to a maximum amount equivalent to 20% of our total equity. The amount of credit guarantees outstanding was $185.4 million at December 31, 2016. Those credit guarantees represent 1.8% of our total equity and include guarantees issued for a public sector project in Bolivia, a public sector project in Peru and for several private sector companies that are operating in Argentina, Brazil, Mexico, Peru, Uruguay and Spain.

Promotion of Regional Development

As part of our role in advancing regional integration, we evaluate on an ongoing basis new investment opportunities intended to benefit the shareholder countries. We also provide technical and financial assistance for the planning and implementation of binational and multinational projects, help obtain capital and technology for these projects, and assist companies in developing and implementing modernization, expansion and organizational development programs.

Fund Administration

In 2016, we acted as fund administrator for several funds funded by third parties and by our shareholders, the net assets of which totaled $418.5 million at December 31, 2016. CAF has no residual interest in the net assets of the special funds.

Each year, these funds were usually recapitalized by our shareholders through contributions made from CAF’s prior year’s net income.

In 2016, the Stockholders’ Assembly approved the contribution of up to a maximum amount of $72.0 million to Stockholders’ Special Funds. Management was authorized to contribute to Stockholders’ Special Funds during the fiscal year 2016 and to recognize these contributions as expenses. The same amount was approved by the Stockholders’ Assembly in 2015. In 2016 and 2015, such contributions to these funds were $68.0 million and $54.0 million, respectively, and expensed as previously described. In 2014, such contribution to these funds was $69.0 million and accounted for as distributions from net income of 2013. These funds are not part of CAF’s accounts.

At December 31, 2016, the principal funds were the Technical Co-operation Fund, the Human Development Fund, the Compensatory Financing Fund, the Fund for the Development of Small and Medium Enterprises and the Latin American Carbon Program.

Technical Cooperation Fund

At December 31, 2016, the Technical Cooperation Fund had a balance of $42.8 million. The purpose of this fund is to finance research and development studies that may lead to the identification of project investment opportunities and also, on occasion, to provide grants that are typically less than $100,000 each to facilitate the implementation of those projects.

Human Development Fund

At December 31, 2016, the Human Development Fund had a balance of $10.2 million. This fund is devoted to assisting projects intended to promote sustainable development in socially excluded communities, as well as to support micro-enterprises through the financing of intermediary institutions that offer direct loans to rural and urban micro-entrepreneurs.

Compensatory Financing Fund

At December 31, 2016, the Compensatory Financing Fund had a balance of $258.3 million. This fund was created to provide interest rate compensation of certain loans granted by us when a project providing social or developmental benefits is otherwise unable to sustain market interest rates. For more information, see Note 26 (“Special Funds and Other Funds Under Management”) to our audited financial statements in this prospectus.

Fund for the Development of Small and Medium Enterprises

At December 31, 2016, the Fund for the Development of Small and Medium Enterprises had a balance of $62.5 million. The purpose of this fund is to finance and, in general, support initiatives that aid the development of an entrepreneurial class in our shareholder countries.

Latin American Carbon, Clean Alternative Energy Program

At December 31, 2016, the Latin American Carbon Program had a balance of $5.7 million. This program is dedicated to the implementation of market mechanisms that allow developing countries to participate in the environmental services market. The program is engaged in the emerging greenhouse gas reductions market in Latin America and the Caribbean through several mechanisms, including those allowed by the Kyoto Protocol.

Credit Policies

The Constitutive Agreement limits the total amount of disbursed and outstanding loans, guarantees and equity investments to 4.0 times stockholders’ equity. Our actual ratio on December 31, 2016 was 2.2 times stockholders’ equity.

We apply commercial banking standards for credit approvals and maintain policies and procedures regarding risk assessment and credit policy. Relationship managers perform an initial screening of each potential client and transaction to ensure that the proposed extension of credit falls within our policies. Proposed project loans are evaluated in accordance with our Operational Policies, which set out detailed eligibility and evaluation guidelines. Loans to a private sector borrower are approved taking into consideration both the individual loan and the total exposure to the borrower.

The Loans and Investments Committee recommends approvals of loans and investments. The members of this Committee are the Vice Presidents, the General Counsel and the Head of Credit Administration. The committee is chaired by the Executive Vice President. The Secretary of the Committee is an officer from the Credit Administration Office. The Executive President, upon the recommendation of the Loans and Investments Committee, may approve (a) loans of up to $75.0 million for sovereign credits, (b) loans of up to $50.0 million for private credits, (c) investments of up to $25.0 million in the case of equity investments, (d) investments of up to 1% of total liquid assets of any issuer (unless the issuer is: (i) at least investment grade, in which case the investment may be up to 5% of the issuer’s total liquid assets, (ii) a government or governmental institution with an investment grade rating of at least AA+, in which case the investment may be up to 7% of the issuer’s total liquid assets, or (iii) the US Treasury or the Bank for International Settlements, in which case CAF’s investment in notes, bills or bonds may be up to 50% of total liquid assets for each issuer), and (e) technical cooperation credits of up to $1.0 million. The Executive Committee of our Board of Directors or the Board of Directors itself may approve (a) loans of up to $150.0 million for sovereign credits, (b) loans of up to $80.0 million for private credits, (c) investments of up to $50.0 million for equity investments, (d) investments of up to 2.5% of the total liquid assets for any issuer (unless the issuer is: (i) at least investment grade, in which case the investment may be up to 10% of the issuer’s total liquid assets, or (ii) a government or governmental institution with an investment grade rating of at least AA+, in which case the investment may be up to 12% of the issuer’s total liquid assets), and (e) technical cooperation credits of up to $2.0 million. Loans and investments in excess of the aforementioned Executive Committee’s limits require the approval of our Board of Directors.

Our policies also impose limitations on loan concentration by country and by type of risk. Loans to entities in any one full member shareholder country may not exceed either 25% of our loan portfolio or 100% of our shareholders’ equity. Aggregate loans to entities in any associated shareholder country currently may not exceed eight times the total of such country’s paid-in capital contribution to us plus any assets entrusted by the country to us under a fiduciary relationship. This limit does not apply to trade loan financing with full member shareholder countries. Additionally, no more than four times the country’s paid-in capital contribution to us plus any assets entrusted to us under a fiduciary relationship may be committed to operations essentially national in character. The same limitation applies to our total loan portfolio in relation to our shareholders’ equity. Loans to a public sector or mixed-capital entity not considered a sovereign risk are limited in the aggregate to 15% of our shareholders’ equity. Additionally, the exposure to any individual private sector entity or to an economic group is limited to 2.35% and 3.5%, respectively, of our total loan portfolio.

Operations in which we extend credit to entities in Series “C” shareholder countries must generally be related to activities of such entities in, or related to, the full member shareholder countries. Notwithstanding the above, the aggregate total of outstanding loans in all such countries may not exceed 15% of CAF’s total loan portfolio.

Our policies permit us to provide up to 100% of the total project costs with respect to short-term loans. For medium-and long-term loans, we determine the appropriate level of financing on a case-by-case basis; however, limited-recourse financing in such loans may not exceed 50% of project costs. In practice, however, we typically limit our loans to a smaller percentage of total project costs and generally require a larger percentage of financial support by the borrower than required by our credit policies.

Asset Quality

We classify a loan as overdue whenever payment is not made on its due date. We charge additional interest on the overdue payment from the due date and immediately suspend disbursements on all loans to the borrower and to any other borrowers of which the overdue borrower is a guarantor. The entire principal amount of a loan is placed in non-accrual status when collection or recovery is doubtful or when any payment, including principal, interest, fees or other charges in respect of the loan, is more than 90 days overdue in the case of a private sector loan or more than 180 days overdue in the case of a public sector loan. Interest and other charges on non-accruing loans are included in income only to the extent that payments have actually been received by us.

At December 31, 2016, there were $7.5 million of loans overdue and $120.8 million of loans in non-accrual status. At December 31, 2015, there were $0.0 million of loans overdue and $0.0 million of loans in non-accrual status. For the years ended December 31, 2016 and 2015, there were $4.5 million and $0.0 million, respectively, of overdue interest or other charges in respect of non-accrual status loans excluded from net income.

At December 31, 2016, there were $33.7 million of loan write-offs. We have not suffered any individually significant losses on our loan portfolio. Although our loans do not enjoy any legal preference over those of other creditors, we do enjoy a de facto preferred creditor status arising from our status as a multilateral financial institution and from the interest of our borrowers in maintaining their credit standing with us. Although some of our shareholder countries have restructured their sovereign debt obligations, none of them have ever defaulted on their debt obligations to CAF.

Quality of Loan Portfolio

The following table shows our overdue loan principal, loans in non-accrual status, and the total allowance for loan losses and their percentages of our total loan portfolio at the respective dates indicated, as well as loans written-off during each period.

	At December 31,
	2016	2015	2014
	(in U.S.$ millions)
Total loan portfolio	21,977.1	20,430.8	19,144.1
Overdue loan principal	7.5	—	—
Loans in non-accrual status	120.8	—	16.5
Loans written-off during period	33.7	16.4	4.1
Allowance for loan losses	63.7	58.9	55.8
Trouble debt restructured	44.2	—	—
Overdue principal payment as a percentage of loan portfolio (excluding non- accrual loans)	0.03%	—	—
Non-accrual loans as a percentage of loan portfolio	0.55%	0.00%	0.09%
Allowance for loan losses as a percentage of loan portfolio	0.29%	0.29%	0.29%

FUNDED DEBT

Funding Strategy

We raise funds for operations primarily in the international financial markets, although a relatively small part is raised within our shareholder countries. Our strategy with respect to funding, to the extent possible under prevailing market conditions, is to match the maturities of our liabilities to the maturities of our loan portfolio. In order to diversify our funding sources and to offer potential borrowers a wide range of credit facilities, we raise funds through bond issues in both the shareholder countries and the international capital markets. We also take deposits and obtain loans and credit lines from central banks, commercial banks and, to the extent of imports related to projects funded by us, export credit agencies.

Within the shareholder countries, we raise funds from central banks and financial institutions and by means of regional bond issues. Outside Latin America and the Caribbean, we obtain funding from public sector development and credit agencies, from development banks, from various North American, European and Asian commercial banks, from capital markets and from the U.S. and European commercial paper markets.

Sources of Funded Debt

The breakdown of our outstanding funded debt, both within and outside the shareholder countries, at each of the dates indicated below, was as follows:

	At December 31,
	2016	2015	2014
	(in U.S.$ millions)
Within the shareholder countries:
Term deposits	3,098.9	2,700.2	3,696.5
Loans and lines of credit	35.5	56.2	53.4
Bonds	225.6	233.1	243.0

	3,360.0	2,989.5	3,992.9
Outside the shareholder countries:
Deposits, acceptances and advances, commercial paper and repurchase agreements	2,112.7	2,589.9	1,853.3
Loans and lines of credit	1,389.6	1,398.8	1,447.8
Bonds	17,847.9	15,439.2	13,645.5

	21,350.2	19,427.8	16,946.6

	24,710.2	22,417.3	20,939.5
Variation effect between spot and original FX rate	(1,363.8)	(1,255.4)	(719.2)

Fair value adjustments on hedging activities	459.54	650.4	704.1

Origination costs	(27.5)	(30.7)	(36.5)

Total	23,778.4	21,781.6	20,887.9

Maturity of Funded Debt

The breakdown of our outstanding funded debt, by instrument and maturity, at each of the dates indicated below was as follows:

	At December 31,
	2016	2015	2014
	(in U.S.$ millions)
Term deposits:
Up to 1 year	3,098.9	2,700.2	3,696.5
Acceptances, advances and commercial paper and repurchase agreements:
Up to 1 year	2,112.7	2,589.9	1,853.3
Loans and lines of credit:
Up to 1 year	111.9	476.2	246.0
Between 1 and 3 years	698.6	310.9	547.1
Between 3 and 5 years	247.7	248.5	297.9
More than 5 years	366.8	419.3	410.2

	1,425.1	1,454.9	1,501.2
Bonds:
Up to 1 year	2,080.2	1,561.3	1,264.5
Between 1 and 3 years	4,657.3	4,313.2	3,647.5
Between 3 and 5 years	4,145.6	2,208.0	2,252.4
More than 5 years	7,190.4	7,589.8	6,724.1

	18,073.5	15,672.3	13,888.5
Totals:
Up to 1 year	7,403.7	7,327.6	7,060.3
Between 1 and 3 years	5,355.9	4,624.1	4,194.6
Between 3 and 5 years	4,393.3	2,456.5	2,550.3
More than 5 years	7,557.2	8,009.1	7,134.3

	24,710.2	22,417.3	20,939.5
Variation effect between spot and original FX rate	(1,363.8)	(1,255.4)	(719.2)
Fair value adjustments on hedging activities	459.5	650.4	704.1
Originating costs	(27.5)	(30.7)	(36.5)

Total	23,778.4	21,781.6	20,887.9

Our financial liabilities are primarily U.S. dollar-based: 60.2% of our total financial liabilities, or 99.3% of financial liabilities after swaps, were denominated in U.S. dollars at December 31, 2016. The principal amount of non-U.S. dollar financial liabilities outstanding at December 31, 2016 included 4,044.2 million Euros, 34,000.0 million Yen, 2,500.0 million Swiss Francs, 221,750.0 million Colombian Pesos, 4,257.0 million Hong Kong Dollars, 1,317.1 million Mexican Pesos, 49.0 million Peruvian Nuevos Soles, 4,200 million Norwegian Kroner, 349.0 million Turkish Lira, 843.0 million South African Rand and 890.0 million Australian Dollars; all of these non-U.S. dollar financial liabilities are swapped or otherwise hedged into U.S. dollars.

DEBT RECORD

We have never defaulted on the payment of principal of, or premium or interest on, any debt security we have issued, and we have always met all of our debt obligations on a timely basis.

ASSET AND LIABILITY MANAGEMENT

We reduce our sensitivity to interest rate risk by extending our loans on a floating rather than a fixed interest rate basis. At December 31, 2016, 99.2% of our outstanding loans were based on LIBOR and subject to interest rate adjustments at least every six months. The liabilities that fund these loans are also contracted at, or swapped into, floating interest rates. When we make loans at fixed interest rates, we also obtain the corresponding funding on a fixed interest rate basis.

We require that counterparties with which we enter into swap agreements be rated “A+/A1” or better by two U.S. nationally recognized statistical rating organizations or have signed a credit support agreement (resulting in the corresponding exchange of collateral), at the time of entering into the swap agreement. At December 31, 2016, we were party to swap agreements with an aggregate notional amount of $18.2 billion.

We seek, to the extent possible under prevailing market conditions, to match the maturities of our liabilities to the maturities of our loan portfolio. At December 31, 2016, the weighted average life of our financial assets was 3.9 years and the weighted average life of our financial liabilities was 5.0 years. Based on our asset and liability structure at December 31, 2016, we have a positive cumulative gap over a 10 year horizon. This positive gap denotes asset sensitivity, which means that decreases in the general level of interest rates should have a negative effect on our net financial income and, conversely, increases in the general level of interest rates should have a positive effect on our net financial income.

Our management expects the weighted average life of our financial assets to increase gradually, as we make more long-term loans for infrastructure development and similar purposes. At the same time, our management expects that the weighted average life of our liabilities will also increase as a result of our strategy of increasing our presence in the international long-term bond market as market conditions permit.

At December 31, 2016, 99.8% of our assets and 60.2% of our liabilities were denominated in U.S. dollars, with the remainder of our liabilities being denominated principally in Euro, Yen, Hong Kong Dollar, Australian Dollar, Norwegian kroner, Turkish lire, South African rand and Swiss Francs, which liabilities were swapped. After swaps, 93.3% of our liabilities were denominated in U.S. dollars. Generally, funding that is contracted in currencies other than the U.S. dollar is swapped into U.S. dollars. In some cases, we extend our loans in the same non-U.S. dollar currencies as debt is incurred in order to minimize exchange risks. Our shareholders’ equity is denominated entirely in U.S. dollars.

Our treasury asset and liability management involves managing liquidity, funding, interest rate and exchange rate risk arising from non-trading positions through the use of on-balance sheet instruments. Our external asset managers use derivatives to hedge the interest and exchange rate risk exposures of our non-U.S. dollar denominated investments. Our policy is that our total exposure on trade derivatives should not exceed 3% of liquid investments. See Note 21 (“Derivative Financial Instruments and Hedging Activities”) to our audited financial statements in this prospectus.

ADMINISTRATION

We are governed and administered by the bodies and officials detailed below:

Shareholders’ General Meeting

The shareholders’ general meeting is the ultimate decision-making body within CAF. Shareholders’ general meetings can be ordinary or extraordinary and are governed by the requirement for the presence of a quorum and compliance with other conditions set out in the Constitutive Agreement.

Shareholders’ ordinary general meetings are held once a year, within 90 days of the close of the financial year, and are convened by the Executive President. The shareholders’ ordinary general meeting:

(1) considers the Board of Directors’ annual report and our financial statements, receives the independent auditors’ report and allocates our net income;

(2) constitutes special funds for particular purposes;

(3) elects the Board of Directors according to the Constitutive Agreement;

(4) appoints external auditors;

(5) determines compensation for the Board of Directors and the external auditors; and

(6) may consider any other matter expressly submitted to it which is not within the purview of any other body of CAF.

Shareholders’ extraordinary general meetings may be convened after a call has been made at the initiative of the Board of Directors, or the Executive President, or at least 40% of Series “A” shareholders or any shareholders representing at least 25% of paid-in capital. The shareholders’ extraordinary general meeting may:

(1) increase, reduce or replenish our capital in accordance with the Constitutive Agreement;

(2) dissolve CAF;

(3) change the headquarters of CAF when the Board of Directors so proposes; and

(4) consider any other matter that has been expressly submitted to it that is not within the purview of any other body of CAF.

Resolutions before shareholders’ ordinary general meetings are passed by the votes of at least 60% of Series “A” shareholders, together with a majority of the votes of the other shares represented at the meeting. Resolutions passed at shareholders’ extraordinary general meetings (including a decision to dissolve CAF) require the votes of 80% of Series “A” shareholders, together with a majority of the votes of the other shares represented at the meeting, except for resolutions concerning modifications to the structure of the Board of Directors in which case an affirmative vote of all Series “A” shareholders is required, together with a majority of the votes of the other shares represented at the meeting. In the event of adjournment for lack of a quorum, which consists of at least 80% of Series “A” shareholders and a simple majority of the other shareholders, at either an ordinary or extraordinary general meeting, two Series “A” shareholders, plus a majority of the other shares represented at the meeting, may deliberate and approve decisions at a reconvened meeting.

Board of Directors

Our Board of Directors is composed of 19 directors, each of whom is elected for a term of three years and may be re-elected. Each of the Series “A” shareholders is represented by one director. Five directors represent the governments or governmental institutions holding Series “B” shares and one director represents the private financial institutions holding Series “B” shares. Holders of Series “C” shares are entitled to elect two directors. In the event of a vacancy in a director position, the corresponding alternate director serves as director until such vacancy has been filled. Responsibilities of our Board of Directors include:

(1) establishing and directing our credit and economic policies;

(2) approving our budget;

(3) approving our borrowing limits;

(4) approving credits granted by us in excess of a specified limit;

(5) establishing or modifying internal regulations; and

(6) appointing the Executive President.

All of our directors are non-executive. As of the date of this prospectus, the composition of the Board of Directors was as follows:

Directors (and their Alternates) representing Series “A” shareholders:

Argentina	Luis Caputo (Felix Martin Soto)	Minister of Finance (Sub Secretary of International Financial Affairs from the Ministry of Economics and Public Finance)
Bolivia	Mariana Prado (Harley Rodríguez Téllez)	Minister of Development Planning (Vice Minister of Public Investment and External Financing)
Brazil	Dyogo Henrique de Oliveira (Jorge Saba Arbache Filho)	Minister of Planning, Budget and Management (Secretary of International Affairs from the Ministry of Planning, Budget and Management)
Colombia	Mauricio Cardenas (María Claudia Lacouture)	Minister of Treasury and Public Credit (Minister of Commerce, Industry and Tourism)
Ecuador	María Soledad Barrera	President of the Board of Directors of Corporación Financiera Nacional
	(Roberto Murillo)	(General Manager of Corporación Financiera Nacional)
Panama	Dulcidio de La Guardia (Iván Zarak)	Minister of Economics and Finance (Vice Minister of Finance)
Paraguay	Santiago Peña Palacios (Lea Giménez)	Minister of Treasury (Vice Minister of Economy)
Peru	Alfredo Thorne (Rossana Polastri Clark)	Minister of Economy and Finance (Vice Minister of Treasury)
Trinidad and Tobago	Colm Imbert (Alvin Hilaire)	Minister of Finance (Governor of the Central Bank of Trinidad and Tobago)
Uruguay	Danilo Astori (Mario Bergara)	Minister of Economy and Finance (President of Banco Central del Uruguay)
Venezuela	Ramón Lobo	Minister of the Popular Power of Economy and Finance
	(Raquel Hernández Ovalles)	(Chief of the National Office of Public Credit, Ministry of Economy and Finance)

Directors (and their Alternates) representing Series “B” shareholders:

Bolivia	Luis Alberto Arce (Sergio Cusicanqui)	Minister of Economy and Finance (Vice Minister of Treasury and Public Credit)
Colombia	Juan José Echavarría Soto	General Manager of Banco de la República
	(Simón Gaviria)	(Director of the National Planning Department)
Ecuador	Patricio Rivera	Minister of Finance
	(Madeleine Abarca)	(General Manager of the Central Bank of Ecuador)
Peru	Pedro Grados Smith	General Manager of Corporación Financiera de Desarrollo (COFIDE)
	(Claudia Cooper Fort)	(Vice Minister of Economy)
Venezuela	Simón Alejandro Zerpa	President of Banco de Desarrollo Económico y Social of Venezuela — BANDES
	(Xabier León)	(Executive Vice President of Banco de Desarrollo Económico y Social of Venezuela — BANDES)
Private Financial Institutions	Gustavo Julio Vollmer Acedo	President Mercantil C.A., Banco Universal de Venezuela
	(Julio León Prado)	(President of the Board of Directors Banco Bisa, S.A.)

The directors representing the Series “C” shareholders are Luis de Guindos Jurado, Minister of Economy and Competitiveness for Spain and José Antonio Meade, Secretary of Finance and Public Credit for Mexico. Their alternates are Donald Guerrero Ortiz, Minister of Treasury for the Dominican Republic, and Eduardo Bitran Colodro, Executive Vice President of Corporación de Fomento de la Producción (CORFO) for Chile, respectively.

The business address of each of the directors and each of the alternate directors listed above is Torre CAF, Piso 9, Avenida Luis Roche, Altamira, Caracas, Venezuela.

Our Board of Directors annually elects a Chairman to preside over the meetings of the Board of Directors and the shareholders’ general meeting. Luis Alberto Arce is the current Chairman until March 31, 2018.

Executive Committee

The Board of Directors delegates certain functions, including credit approvals within specified limits, to the Executive Committee. This Committee is composed of one director from each full member shareholder country, plus one director representing all of the Series “C” shareholders, and CAF’s Executive President, who presides over the Committee unless the Chairman of the Board of Directors is part of the Committee, in which case he or she will preside.

Executive President

The Executive President is our legal representative and chief executive officer. He is empowered to decide all matters not expressly reserved to the shareholders’ general meeting, the Board of Directors or the Executive Committee. The Executive President is elected by the Board of Directors for a period of five years and may be re-elected.

In December 2016, Luis Carranza Ugarte was elected Executive President of CAF for the next five-year period (April 2017 to March 2022). Previously, the Executive President was L. Enrique Garcia, who led the Institution for more than 25 years (December 1991 to March 2017). Mr. Carranza is a renowned Peruvian economist who served as the Minister of Economy and Finance in his country on two occasions. He also worked at the International Monetary Fund and was chief economist for Latin America and Emerging Markets for BBVA in Spain, among other positions. Prior to becoming the Executive President of CAF, he was the director of the Center of Competitiveness for Development of the San Martín de Porres University.

Officers

Luis Carranza Ugarte	Executive President and Chief Executive Officer
Luis Enrique Berrizbeitia	Executive Vice President
Lilliana Canale	Corporate Vice President of Country Programs
Antonio Juan Sosa	Corporate Vice President of Infrastructure
Gustavo Ardila	Corporate Vice President of Productive and Financial Sectors
Hamilton Moss de Souza	Corporate Vice President of Energy
Hugo Sarmiento Kohlenberger	Corporate Vice President of Finance and Chief Financial Officer
José Carrera	Corporate Vice President of Social Development
Jorge Velarde	Acting General Counsel
Marcelo Zalles	Controller

Employees

At December 31, 2016, we employed 616 professionals and 98 support staff. The senior positions of Executive Vice President, Vice President of Finance, Vice President of Country Programs, Vice President of Infrastructure, Vice President of Productive and Financial Sectors, Vice President of Development Strategies and Public Policies, Vice President of Social and Environmental Development, and Vice President of Energy are appointed by the Executive President, subject to ratification by the Board of Directors.

Our management believes that the salaries and other benefits of our professional staff are competitive and that the local support staff is paid at levels above the prevailing local rates. Although we are not subject to local labor laws, we provide our employees with benefits and safeguards at least equivalent to those required under the law of the country where they normally work and reside. We offer technical and professional training opportunities through courses and seminars for our employees. Management considers its relationship with CAF’s employees to be good. There is no employee union and there have been no strikes in the history of CAF.

THE FULL MEMBER SHAREHOLDER COUNTRIES

Certain of the following information has been extracted from publicly available sources. We have not independently verified this information.

The region occupied by the full member shareholder countries is bordered by the Atlantic Ocean on the east, the Caribbean Sea on the north and the Pacific Ocean on the west, and covers approximately 13,245 million square kilometers in South America (approximately 74% of the South American continent).

Selected Demographic and Economic Data

The following table presents selected demographic and economic data for the full member shareholder countries for the years indicated:

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela
Population (in millions) (1)(2)
2015	43.6	11.5	204.5	48.2	16.3	4.0	7.0	31.9	3.4	30.9
2014	41.8	10.8	202.0	48.9	16.0	3.9	6.9	30.8	3.4	30.9
2013	41.4	10.7	200.4	48.3	15.7	3.9	6.8	30.4	3.4	30.4

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela
GDP (U.S.$ in millions)(2)
2015	578,705	33,537	1,799,612	274,189	98,925	47,473	29,065	179,911	54,968	131,534
2014	540,164	34,425	2,353,025	384,901	100,755	43,784	29,704	202,948	55,143	205,787
2013	622,054	30,824	2,391,029	378,415	94,473	40,393	28,334	202,394	55,708	218,433

GDP per capita (U.S.$ in millions)(2)
2015	13,428.32	2,914.69	8,802.17	5,687.48	6,076.93	11,849.66	4,141.82	5,637.84	16,091.91	4,262.54
2014	12,873.16	3,061.00	11,604.47	8,075.64	6,286.43	11,147.32	4,304.56	6,458.29	16,198.55	6,756.62
2013	14,992.20	2,792.90	11,893.71	8,030.72	5,988.86	10,489.60	4,175.51	6,540.28	16,421.39	7,284.71
Gross reserves (excluding gold) (U.S.$ in millions)(1)(3)(4)
2015	23,416.51	—	354,174.89	46,103.76	2,085.43	—	5,659.14	—	15,626.58	—
2014	29,016.97	13,480.89	360,964.73	46,408.09	3,484.14	4,032.20	6,668.90	61,185.27	17,544.79	—
2013	28,143.04	12,782.73	356,214.15	42,757.94	3,328.04	2,847.99	5,555.58	64,423.24	16,270.62	6,038.03

Customer price index growth(1)(2)(3)
2015	16.8%	4.4%	8.9%	4.4%	4.1%	1.0%	3.3%	3.2%	8.4%	159.1%
2014	24.0%	5.2%	7.2%	3.7%	4.2%	2.6%	4.2%	3.2%	8.3%	68.5%
2013	11.0%	6.5%	5.9%	1.9%	2.7%	4.0%	3.7%	2.9%	8.5%	52.7%

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela
Exports of Goods (f.o.b.) (U.S.$ in millions) (1)(4)
2015	70,704.0	6,460.3	191,134.3	36,014.1	19,256.3	27,475.5	10,947.4	34,156.9	12,069.0	—
2014	71,935.0	12,265.8	220,297.2	56,982.0	26,604.0	26,300.1	13,116.8	39,326.4	10,420.6	74,846.0
2013	81,660.0	11,656.7	242,200.0	60,281.1	25,685.0	27,010.2	13,604.7	42,474.2	10,317.4	88,962.0

Import of Goods (f.o.b.) (U.S.$ in millions)(1)(4)
2015	75,147.0	6,502.0	171,461.4	54,434.4	20,618.1	27,513.0	10,316.9	37,363.5	12,014.0	—
2014	65,249.0	10,534.5	229,060.1	61,676.1	26,672.3	28,455.7	12,079.2	40,806.5	11,433.7	39,040.0
2013	70,541.0	9,337.7	239,600.0	57,100.9	26,175.8	28,928.4	11,942.4	42,216.6	11,596.0	53,023.0

(1)	This information is extracted from the World Bank’s World Development Indicators (WDI).
(2)	Source: IMF database.
(3)	End of period.
(4)	This information is extracted from each country’s Central Bank.

DESCRIPTION OF THE DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities being offered and the extent to which such general provisions may apply will be described in a prospectus supplement relating to such debt securities.

The debt securities will be issued pursuant to a fiscal agency agreement, dated as of March 17, 1998, between CAF and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank), as fiscal agent. The following statements briefly summarize some of the terms of the debt securities and the fiscal agency agreement (a copy of which has been filed as an exhibit to the registration statement). These statements do not purport to be complete and are qualified in their entirety by reference to all provisions of the fiscal agency agreement and such debt securities.

General

The debt securities will constitute our direct, unconditional, unsecured and general obligations. The debt securities will rank equally with all of our other unsecured Indebtedness. “Indebtedness” means all of our indebtedness in respect of monies borrowed by us and guarantees given by us for monies borrowed by others.

The accompanying prospectus supplement will describe the following terms of the debt securities, as applicable:

(1)	the title;

(2)	the price or prices at which we will issue the debt securities;

(3)	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

(4)	the currency or currency units for which the debt securities may be purchased and in which payments of principal and interest will be made;

(5)	the date or dates on which principal and interest will be payable;

(6)	the rate or rates at which any of the debt securities will bear interest, the date or dates from which any interest will accrue, and the record dates and interest payment dates;

(7)	the place or places where principal and interest payments will be made;

(8)	the time and price limitations on redemption of the debt securities;

(9)	our obligation, if any, to redeem or purchase the debt securities at the option of the holder;

(10)	the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000;

(11)	if the amount of principal or interest on any of the debt securities is determinable according to an index or a formula, the manner in which such amounts will be determined;

(12)	whether and under what circumstances we will issue the debt securities as global debt securities; and

(13)	any other specific terms of the debt securities.

Certain debt securities will be treated for United States federal income tax purposes as original issue discount notes (“Discount Notes”) if the excess of the debt security’s “stated redemption price at maturity” over its issue price is more than a “de minimis amount” (as defined for United States federal income tax purposes). If applicable, the prospectus supplement will describe the United States federal income tax consequences of the ownership of Discount Notes and any special rules regarding debt securities.

Denominations, Registration and Transfer

The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the holder, subject to the terms of the fiscal agency agreement and the limitations applicable to global debt securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Debt securities may be presented for exchange and for registration of transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and as summarized in the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the terms of the debt securities.

If any definitive notes are issued and at that time the notes are listed on the Luxembourg Stock Exchange, we will appoint a transfer agent in Luxembourg, which we anticipate being the same entity that serves as our Luxembourg paying agent. In such circumstances, transfers or exchanges of any definitive notes may be made at the office of our Luxembourg transfer agent (in addition to the corporate trust office of the fiscal agent).

Global Debt Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global debt securities that will have an aggregate principal amount equal to that of the debt securities they represent. If applicable, each global debt security will be:

(1)	registered in the name of a depositary or its nominee identified in the prospectus supplement;

(2)	deposited with the depositary or nominee or the depositary’s custodian; and

(3)	printed with a legend regarding the restrictions on exchanges and registration of transfer of the security, and any other matters required by the fiscal agency agreement and the terms of the debt securities and summarized in the prospectus supplement.

Payment and Paying Agent

Unless otherwise indicated in the prospectus supplement, we will make payments of principal and interest on debt securities:

(1)	through the fiscal agent;

(2)	to the person in whose name the debt securities are registered at the close of business on the regular record date for the payments; and

(3)	at the office of the paying agent or agents designated by us; unless

•	at our option, payment is mailed to the registered holder, or

•	at the request of a registered holder of more than $1,000,000 principal amount of the securities, payment is made by wire transfer.

Unless otherwise indicated in the prospectus supplement, our sole paying agent for payments on the debt securities will be the corporate trust office of the fiscal agent in The City of New York.

Any monies we pay to our fiscal agent or any paying agent for the payment of the principal of or interest on any debt securities that remains unclaimed at the end of two years after such principal or interest has become due and payable will be repaid to us by such agent. Upon such repayment, all liability of our fiscal agent or any paying agent with respect to such monies shall thereupon cease, without, however, limiting in any way our unconditional obligation to pay principal of or any interest on the debt securities when due.

Negative Pledge

As long as any of the debt securities are outstanding and unpaid, but only up to the time amounts sufficient for payment of all principal and interest have been placed at the disposal of the fiscal agent, we will not cause or permit to be created on any of our property or assets any mortgage, pledge or other lien or charge as security for any bonds, notes or other evidences of indebtedness heretofore or hereafter issued, assumed or guaranteed by us for money borrowed (other than purchase money mortgages, pledges or liens on property purchased by us as security for all or part of the purchase price thereof), unless the debt securities are secured by such mortgage, pledge or other lien or charge equally and ratably with such other bonds, notes or evidences of indebtedness.

Default; Acceleration of Maturity

Each of the following will constitute an “event of default” with respect to the debt securities of any series:

(1)	a failure to pay any principal of or interest on any debt securities of that series when due and the continuance of the failure for 30 days;

(2)	a failure to perform or observe any material obligation under or in respect of any debt securities of that series or the fiscal agency agreement and the continuance of the failure for a period of 90 days after written notice of the failure has been delivered to CAF and to the fiscal agent by the holder of any debt security of that series;

(3)	a failure to pay any amount in excess of $20,000,000 (or its equivalent in any other currency or currencies) of principal or interest or premium in respect of any indebtedness incurred, assumed or guaranteed by CAF as and when such amount becomes due and payable and the continuance of the failure until the expiration of any applicable grace period or 30 days, whichever is longer; or

(4)	the acceleration of any indebtedness incurred or assumed by CAF with an aggregate principal amount in excess of $20,000,000 (or its equivalent in any other currency or currencies) by any holder or holders thereof.

If an event of default occurs with respect to the debt securities of any series at the time outstanding, each holder of any debt security of that series may, by written notice to CAF and the fiscal agent, declare the principal of and any accrued interest on all the debt securities of that series held by it to be, and the principal and accrued interest shall thereupon become, immediately due and payable, unless prior to receipt of the notice by CAF all events of default in respect of such series of debt securities are cured. If all the events of default are cured following the declaration, the declaration may be rescinded by any such holder with respect to the previously accelerated series of debt securities upon delivery of written notice of the rescission to CAF and the fiscal agent.

Additional Payments by CAF

All amounts payable (whether in respect of principal, interest or otherwise) in respect of the debt securities will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any of the full member shareholder countries or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, we will pay such additional amounts as may be necessary in order that the net amounts receivable by the holder of debt securities of any series after the withholding or deduction will equal the respective amounts that would have been receivable by the holder in the absence of the withholding or deduction, except that no additional amounts will be payable in relation to any payment in respect of any debt security:

(1)	to, or to a third party on behalf of, a holder of a debt security of any series who is liable for such taxes, duties, assessments or governmental charges in respect of such debt security by reason of his having some connection with any of the full member shareholder countries other than the mere holding of the debt security; or

(2)	presented for payment more than 30 days after the “Relevant Date” (as defined in the next paragraph), except to the extent that the relevant holder would have been entitled to the additional amounts on presenting the same for payment on the expiry of the period of 30 days;

(3)	if such withholding or deduction may be avoided by a holder or beneficial owner of a debt security of any series complying with a request by us relating to any certification, identification or other reporting concerning its nationality, residence, identity or connection with any full member shareholder country; or

(4)	if such withholding or deduction is imposed or required pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (“the Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

As used in this prospectus, the “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the fiscal agent on or prior to the due date, it means the first date on which, the full amount of the moneys having been so received and being available for payment to holders of debt securities of any series, notice to that effect will have been duly published as set forth below under “— Notices”.

Modification and Amendment

Each and every holder of the debt securities in a series must consent to any amendment of a provision of the debt securities or the fiscal agency agreement that would:

(1)	change the due date of the principal of or interest on any series of debt securities; or

(2)	reduce the principal amount, interest rate or amount payable upon acceleration of the due date of the debt securities of a series; or

(3)	change the currency or place of payment of principal of or interest on the debt securities of a series; or

(4)	reduce the proportion of the principal amount of the debt securities of a series that must be held by any of the holders to vote to amend or supplement the terms of the fiscal agency agreement or the debt securities; or

(5)	change our obligation to pay additional amounts.

We may, however, with the written consent of the holders of 66 2/3% of the principal amount of the debt securities of a series, modify any of the other terms or provisions of the debt securities of that series or the fiscal agency agreement (as it applies to that series). Also, we and the fiscal agent may, without the consent of the holders of the debt securities of a series, modify any of the terms and conditions of the fiscal agency agreement and the debt securities of that series, for the purpose of:

(1)	adding to our covenants for the benefit of the holders of the debt securities; or

(2)	surrendering any right or power conferred on CAF; or

(3)	securing the debt securities of that series; or

(4)	curing any ambiguity or correcting or supplementing any defective provision of the fiscal agency agreement or the debt securities; or

(5)	for any purpose that CAF deems necessary or desirable that does not adversely affect the interests of the holders of the debt securities of that series in any material respect.

Notices

All notices will be delivered in writing to each holder of the debt securities of any series. If at the time of such notice the debt securities of a series are represented by global debt securities, the notice shall be delivered to the applicable depositary for such securities and shall be deemed to have been given three business days after delivery to such depositary. If at the time of the notice the debt securities of a series are not represented by global debt securities, the notice shall be delivered to the registered holders of the debt securities of the series and in that case shall be deemed to have been given three business days after the mailing of the notice by first class mail.

Further Issues

We may from time to time without the consent of holders of the debt securities create and issue further debt securities so as to form a single series with an outstanding series of debt securities, provided that any new debt securities would be treated as fungible with the original debt securities for United States federal income tax purposes. If such additional notes are not fungible with the original debt securities for United States federal income tax purposes, the additional notes will be issued under a separate CUSIP number.

Governing Law; Submission to Jurisdiction; Waiver of Immunity

The debt securities are governed by, and shall be construed in accordance with, the laws of the State of New York. We will accept the jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the debt securities that may be instituted by any holder of a debt security. We will appoint CT Corporation in The City of New York as our authorized agent upon which process in any such action may be served. We will irrevocably waive any immunity to which we might otherwise be entitled in any action arising out of or based on the debt securities brought in any state or federal court in the Borough of Manhattan, The City of New York. CT Corporation will not be an agent for service of process for actions brought under the United States securities laws, and our waiver of immunity will not extend to such actions.

DESCRIPTION OF THE GUARANTEES

From time to time we may issue under this prospectus and applicable prospectus supplement guarantees for the benefit of holders of specified securities of third parties. The issuers of the underlying securities may or may not be affiliated with us. A holder of a primary security will also have the benefit of our guarantee related to the primary security.

The terms and conditions of any guarantee will vary with the terms and conditions of the underlying securities. A complete description of the terms and conditions of any guarantee issued pursuant to this prospectus will be set forth in the prospectus supplement for the issue of the guarantees.

We may provide guarantees with respect to the certain obligations of an issuer under its securities, including without limitation:

•	payment of any accrued and unpaid distributions which are required to be paid under the terms of the securities;

•	payment of the redemption price of the securities, including all accrued and unpaid distributions to the date of the redemption;

•	payment of any accrued and unpaid interest payments, or payment of any premium which are required to be made on the securities; and

•	any obligation of the issuer pursuant to a warrant, option or other rights.

Unless otherwise specified in the applicable prospectus supplement, guarantees issued under this prospectus will rank equally with all of our other unsecured general debt obligations, and will be governed by the laws of the State of New York.

TAXATION

Full Member Shareholder Country Taxation

Under the terms of the Constitutive Agreement, we are exempt from all types of taxes levied by each of the full member shareholder countries on our income, property and other assets, and on operations we carry out in accordance with that treaty, and we are exempt from all liability related to the payment, retention or collection of any taxes, contributions or tariffs.

Payments of principal and interest in respect of the debt securities to a non-resident of the full member shareholder countries will therefore not be subject to taxation in any of the full member shareholder countries, nor will any withholding for tax of any of the full member shareholder countries be required on any such payments to any holder of debt securities. In the event of the imposition of withholding taxes by any of the full member shareholder countries, we have undertaken to pay additional amounts in respect of any payments subject to such withholding, subject to certain exceptions, as described under “Description of the Debt Securities — Additional Payments by CAF”.

United States Taxation

This section describes the material United States federal income tax consequences of owning the debt securities we are offering. It is the opinion of Sullivan & Cromwell LLP, our counsel. It applies to you only if you acquire debt securities in the offering at the offering price and you hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns debt securities that are a hedge or that are hedged against interest rate risks,

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells debt securities as part of a wash sale for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion deals only with debt securities that are due to mature within 30 years from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement.

This discussion assumes that the debt securities will be issued at par (or with original issue discount that is less than the applicable de minimis threshold) and that all principal and interest payments on the debt securities will be denominated in United States dollars. This discussion also assumes that the principal and interest payments on the debt securities are not subject to contingencies. The United States federal income tax consequences of owning Discount Notes (as defined in “Description of the Debt Securities — General” above), debt securities denominated in a currency other than United States dollars and/or debt securities subject to contingencies will be discussed in an applicable prospectus supplement.

If a partnership holds the debt securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the debt securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the debt securities.

If you purchase debt securities at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation or an entity treated as a domestic corporation for purposes of the Internal Revenue Code,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of Interest. You will be taxed on interest on your debt security as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest paid by us on the debt securities is income from sources outside the United States and will, depending on your circumstances, be either “passive” or “general” income for purposes of the rules regarding the foreign tax credit allowable to a United States holder.

Purchase, Sale and Retirement of the Debt Securities. Your tax basis in your debt security generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your debt securities equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your debt securities. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

Medicare Tax. A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a debt security and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security, interest on a debt security paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both

•	have an office or other fixed place of business in the United States to which the interest is attributable and

•	derive the interest in the active conduct of a banking, financing or similar business within the United States, or are a corporation with a principal business of trading in stocks and securities for its own account.

Purchase, Sale, Retirement and Other Disposition of the Debt Securities. If you are a United States alien holder of a debt security, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons,

(ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the debt securities.

Foreign Account Tax Compliance Withholding

Certain non-United States financial institutions must comply with information reporting requirements or certification requirements in respect of their direct and indirect United States shareholders and/or United States accountholders to avoid becoming subject to withholding on certain payments. We and other non- United States financial institutions may accordingly be required to report information to the Internal Revenue Service regarding the holders of debt securities and to withhold on a portion of payments under the debt securities to certain holders that fail to comply with the relevant information reporting requirements (or that hold debt securities directly or indirectly through certain non-compliant intermediaries). However, such withholding would generally not apply to payments made before January 1, 2019. Moreover, such withholding would only apply to debt securities issued at least six months after the date on which final regulations implementing such rule are enacted. Holders are urged to consult their own tax advisors and any banks or brokers through which they will hold debt securities as to the consequences (if any) of these rules to them.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally would apply to payments of principal and interest on a debt security within the United States, and the payment of proceeds to you from the sale of a debt security effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of interest payments) are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to payments of principal and interest made to you outside the United States by us or another non-United States payor. You are also generally exempt from backup withholding and information reporting requirements in respect of payments of principal and interest made within the United States and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of a debt security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents, which agents may be affiliated with us. Any such underwriter or agent involved in the offer and sale of the securities will be named in the accompanying prospectus supplement.

We may sell our guarantees separately from our debt securities to guarantee certain obligations associated with the securities of third party issuers. In such cases, we may sell the guarantees in the same transaction as the sale of the underlying security or we may sell the guarantee independently to guarantee the obligations of outstanding securities of third party issuers.

Sales of securities offered pursuant to any prospectus supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers of securities for whom they may act as agent.

CAF may offer the securities of any series to present holders of other securities of CAF as consideration for the purchase or exchange by CAF of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Any underwriting compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts, concessions or commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with CAF, to several indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the prospectus supplement, each series of securities will be a new issue with no established trading market. We may elect to list any series of securities on any exchange, but we are not obligated to do so.

One or more underwriters may make a market in a series of securities, but they will not be obligated to do so and may discontinue any market making at any time without notice. Neither we nor any underwriter can give assurances as to the liquidity of the trading market for the securities.

Certain of the underwriters, agents and their affiliates may be customers of, engage in transactions with and perform services for CAF in the ordinary course of business, for which they received or will receive customary fees and expenses.

VALIDITY OF THE DEBT SECURITIES

In connection with particular offerings of the debt securities in the future, and if stated in the applicable prospectus supplements, the validity of those debt securities will be passed upon for us by Sullivan & Cromwell LLP, Washington, D.C., and for any underwriters or agents by counsel named in the applicable prospectus supplement. Sullivan & Cromwell LLP and counsel to the underwriters or agents may rely as to certain matters on the opinion of our General Counsel.

VALIDITY OF THE GUARANTEES

The validity of the guarantees will be passed upon for us by counsel to be named in the applicable prospectus supplement. The validity of the guarantees will be passed upon for the underwriters by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements as of and for the years ended December 31, 2016, 2015 and 2014 included in this Prospectus and the effectiveness of internal control over financial reporting as of December 31, 2016, have been audited by Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited, independent auditors, as stated in their reports appearing herein. Such financial statements are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States of America is Puglisi & Associates. The address of the authorized representative in the United States is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

WHERE YOU CAN FIND MORE INFORMATION

This registration statement of which the prospectus forms a part, including its various exhibits, is available to the public over the internet at the SEC’s website: http://www.sec.gov. You may also read and copy these documents at the Securities and Exchange Commission’s Public Reference Room, at the following address:

SEC Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about how to access the documents we have filed with it.

The information set forth herein, except the information appearing in the section entitled “The Full Member Shareholder Countries,” is stated on the authority of the Acting Executive President of CAF, in his duly authorized capacity as Acting Executive President.

CORPORACIÓN ANDINA DE FOMENTO

By:	/S/ LUIS ENRIQUE BERRIZBEITIA

Name: Luis Enrique Berrizbeitia
Title: Acting Executive President

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Management’s Report on the Effectiveness of Internal Control over Financial Reporting

Corporación Andina de Fomento (CAF)´s internal control over financial reporting is a process effected by those in charge of governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America. An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United Stated of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

The Management of CAF is responsible for designing, implementing and maintaining effective internal control over financial reporting. Management has assessed the effectiveness of CAF’s internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on that assessment, CAF’s Management concluded that CAF’s internal control over financial reporting is effective as of December 31, 2016.

Internal control over financial reporting has inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct, misstatements. Also, projections of any assessment of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

CAF’s financial statements as of December 31, 2016, have been audited by an independent accounting firm, which has also issued an independent auditors’ report on CAF´s internal control over financial reporting. The audit report, which is included in this document, expresses an unmodified opinion on CAF’s internal control over financial reporting as of December 31, 2016.

/s/ L. Enrique García	/s/ Hugo Sarmiento K.
Executive President	Corporate Vice President of Finance

/s/ Marcos Subía G.
Director, Accounting and Budget

January 31, 2017

Torre CAF, Av. Luis Roche, Altamira, Caracas, Venezuela. Telf. +58 (212) 209 2111 www.caf.com

Lara Marambio & Asociados
RIF.: J-00327665-0
Torre B.O.D., Piso 21 Av. Blandín, La Castellana
Caracas 1060 — Venezuela
Telf: +58 (212) 206 8501 Fax: +58 (212) 206 8870 www.deloitte.com/ve

Independent Auditors’ Report on Internal Control over Financial Reporting

To the Board of Directors and Stockholders of

Corporación Andina de Fomento (CAF)

We have audited the internal control over financial reporting of Corporación Andina de Fomento (CAF) as of December 31, 2016, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Management´s Responsibility for Internal Control over Financial Reporting

CAF’s management is responsible for designing, implementing, and maintaining effective internal control over financial reporting, and for its assessment about the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on the Effectiveness of Internal Control over Financial Reporting.

Auditors´ Responsibility

Our responsibility is to express an opinion on the CAF´s internal control over financial reporting based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

An audit of internal control over financial reporting involves performing procedures to obtain audit evidence about whether a material weakness exists. The procedures selected depend on the auditor´s judgment, including the assessment of the risks that a material weakness exists. An audit includes obtaining an understanding of internal control over financial reporting and testing and evaluating the design and operating effectiveness of internal control over financial reporting based on the assessed risk.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Definition and Inherent Limitations of Internal Control over Financial Reporting

An entity’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America. An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct, misstatements. Also, projections of any assessment of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Opinion

In our opinion, Corporación Andina de Fomento (CAF) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Report on Financial Statements

We have also audited, in accordance with auditing standards generally accepted in the United States of America, the financial statements as of and for the years ended December 31, 2016, 2015 and 2014 of CAF, and our report dated January 31, 2017, expressed an unmodified opinion on those financial statements.

/s/ Deloitte

January 31, 2017

Caracas — Venezuela

Lara Marambio & Asociados. A member firm of Deloitte Touche Tohmatsu Limited.

www.deloitte.com/ve

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.

Lara Marambio & Asociados
RIF.: J-00327665-0
Torre B.O.D., Piso 21 Av. Blandín, La Castellana
Caracas 1060 — Venezuela
Telf: +58 (212) 206 8501 Fax: +58 (212) 206 8870 www.deloitte.com/ve

Independent Auditors’ Report on Financial Statements

To the Board of Directors and Stockholders of

Corporación Andina de Fomento (CAF)

We have audited the accompanying financial statements of Corporación Andina de Fomento (CAF), which comprise the balance sheets as of December 31, 2016, 2015 and 2014, and the related statements of comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corporación Andina de Fomento (CAF) as of December 31, 2016, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Internal Control over Financial Reporting

We have also audited, in accordance with auditing standards generally accepted in the United States of America, the CAF´s internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 31, 2017 expressed an unmodified opinion on the CAF´s internal control over financial reporting.

/s/ Deloitte

January 31, 2017

Caracas — Venezuela

Lara Marambio & Asociados. A member firm of Deloitte Touche Tohmatsu Limited.

www.deloitte.com/ve

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Balance Sheets

December 31, 2016, 2015 and 2014

(In thousands of U.S. dollars)

	NOTES	2016	2015	2014
ASSETS
Cash and due from banks	3	72,403	216,078	141,147
Deposits with banks	3	1,652,367	2,590,453	1,279,267

Cash and deposits with banks		1,724,770	2,806,531	1,420,414

Marketable securities:
Trading	5 and 22	9,267,953	6,787,875	7,130,791
Other investments	4	996,554	1,186,286	1,596,608
Loans (US$ 37,196, US$ 26,108 and US$ 21,954 at fair value as of December 31, 2016, 2015 and 2014)	6 and 22	21,977,081	20,430,792	19,144,087
Less loan commissions, net of origination costs		95,682	94,996	89,411
Less allowance for loan losses	6	63,749	58,929	55,763

Loans, net		21,817,650	20,276,867	18,998,913

Accrued interest and commissions receivable		345,115	303,935	292,325
Equity investments	7	386,051	328,390	292,345
Derivative financial instruments	21 and 22	118,353	215,509	383,703
Property and equipment, net	8	75,200	72,923	69,003
Other assets	9	937,342	491,379	274,069

TOTAL		35,668,988	32,469,695	30,458,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	10	3,098,883	2,700,248	3,696,510
Commercial paper	11	2,112,717	2,589,875	1,853,282
Borrowings (US$ 535,514, US$ 526,807 and US$ 432,617 at fair value as of December 31, 2016, 2015 and 2014)	12 and 22	1,422,375	1,463,850	1,514,646
Less origination costs		909	934	1,480

Borrowings, net		1,421,466	1,462,916	1,513,166

Bonds (US$ 16,740,167, US$ 14,526,090 and US$ 13,124,319 at fair value as of December 31, 2016, 2015 and 2014)	13 and 22	17,171,924	15,058,361	13,859,940
Less origination costs		26,618	29,763	34,990

Bonds, net		17,145,306	15,028,598	13,824,950

Accrued interest payable		281,058	249,534	239,547
Derivative financial instruments	21 and 22	1,021,292	808,097	383,086
Accrued expenses and other liabilities	14	114,622	106,333	184,393

Total liabilities		25,195,344	22,945,601	21,694,934

STOCKHOLDERS’ EQUITY:	16 and 19
Subscribed capital		7,219,455	6,511,460	6,493,850
Less callable capital portion		(1,589,660)	(1,553,660)	(1,553,660)
Capital subscriptions receivable		(846,250)	(466,525)	(689,695)

Paid-in capital		4,783,545	4,491,275	4,250,495

Additional paid-in capital		2,890,091	2,354,537	1,911,487
Reserves		2,678,853	2,601,223	2,463,584
Other comprehensive income		(1,563)	(571)	32
Retained earnings		122,718	77,630	137,639

Total stockholders’ equity		10,473,644	9,524,094	8,763,237

TOTAL		35,668,988	32,469,695	30,458,171

See accompanying notes to the financial statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Comprehensive Income

Years ended December 31, 2016, 2015 and 2014

(In thousands of U.S. dollars)

	NOTES	2016	2015	2014
Interest income:
Loans	2(f)	666,548	526,084	481,970
Investments and deposits with banks	2(e), 3 and 4	108,144	53,636	44,211
Loan commissions	2(f)	38,768	41,539	43,479

Total interest income		813,460	621,259	569,660

Interest expense:
Bonds		397,755	293,240	258,166
Deposits		17,057	8,716	11,377
Commercial paper		18,366	8,900	6,459
Borrowings		27,278	23,828	22,541
Commissions		10,591	10,707	11,681

Total interest expense		471,047	345,391	310,224

Net interest income		342,413	275,868	259,436
Provision for loan losses	6	38,270	18,703	21,552

Net interest income, after provision for loan losses		304,143	257,165	237,884
Non-interest income:
Other commissions		3,784	9,150	9,070
Dividends and equity in earnings of investees	7	15,155	3,103	8,893
Other income	12	32,662	4,511	4,998

Total non-interest income		51,601	16,764	22,961

Non-interest expenses:
Administrative expenses	25	140,973	125,072	116,678
Impairment charge for equity investments	7	9,200	11,046	7,307
Other expenses		1,404	3,045	696

Total non-interest expenses		151,577	139,163	124,681

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds		204,167	134,766	136,164
Unrealized changes in fair value related to financial instruments	23	(13,449)	(3,136)	1,475

Net income before Contributions to Stockholders’ Special Funds		190,718	131,630	137,639
Contributions to Stockholders’ Special Funds	18	68,000	54,000	—

Net income		122,718	77,630	137,639
Other comprehensive income:
Unrecognized changes in assets/liabilities under benefit pension plan	15 and 19	(1,563)	(603)	32
Amortization of defined benefit pension items	15 and 19	571	—	317

Total comprehensive income		121,726	77,027	137,988

See accompanying notes to the financial statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Stockholders’ Equity

Years ended December 31, 2016, 2015 and 2014

(In thousands of U.S. dollars)

	NOTES	Subscribed and paid-in capital	Additional paid-in capital	Reserves			Other comprehensive income	Retained earnings	Total stockholders’ equity
				General reserve	Article 42 of by-laws	Total reserves
BALANCES AT DECEMBER 31, 2013		3,941,380	1,342,903	1,895,592	430,235	2,325,827	(317)	206,757	7,816,550
Capital increase	16	309,115	568,584	—	—	—	—	—	877,699
Net income	16	—	—	—	—	—	—	137,639	137,639
Appropriated for general reserve	16	—	—	116,557	—	116,557	—	(116,557)	—
Appropriated for reserve pursuant to article No. 42 of the Constitutive Agreement	16	—	—	—	21,200	21,200	—	(21,200)	—
Other comprehensive income	18	—	—	—	—	—	349	—	349
Distributions to stockholders’ special funds	17	—	—	—	—	—	—	(69,000)	(69,000)

BALANCES AT DECEMBER 31, 2014		4,250,495	1,911,487	2,012,149	451,435	2,463,584	32	137,639	8,763,237
Capital increase	16	240,780	443,050	—	—	—	—	—	683,830
Net income	16	—	—	—	—	—	—	77,630	77,630
Appropriated for general reserve	16	—	—	123,874	—	123,874	—	(123,874)	—
Appropriated for reserve pursuant to article No. 42 of the Constitutive Agreement	16	—	—	—	13,765	13,765	—	(13,765)	—
Other comprehensive income	19	—	—	—	—	—	(603)	—	(603)

BALANCES AT DECEMBER 31, 2015		4,491,275	2,354,537	2,136,023	465,200	2,601,223	(571)	77,630	9,524,094
Capital increase	16	292,270	535,554	—	—	—	—	—	827,824
Net income	16	—	—	—	—	—	—	122,718	122,718
Appropriated for general reserve	16	—	—	69,830	—	69,830	—	(69,830)	—
Appropriated for reserve pursuant to article 42 of by-laws	16	—	—	—	7,800	7,800	—	(7,800)	—
Other comprehensive income	19	—	—	—	—	—	(992)	—	(992)

BALANCES AT DECEMBER 31, 2016		4,783,545	2,890,091	2,205,853	473,000	2,678,853	(1,563)	122,718	10,473,644

See accompanying notes to the financial statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Cash Flows

Years ended December 31, 2016, 2015 and 2014

(In thousands of U.S. dollars)

	NOTES	2016	2015	2014
OPERATING ACTIVITIES:
Net income		122,718	77,630	137,639

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Contributions to Stockholders’ Special Funds	18	22,500	16,000	—
Unrealized loss on trading securities	5	4,260	9,766	3,038
Amortization of loan commissions, net of origination costs		(15,261)	(14,152)	(12,085)
Provision for loan losses	6	38,270	18,703	21,552
Impairment charge for equity investments	7	9,200	11,046	7,307
Equity in earnings of investees		(4,790)	(1,060)	127
Exchange difference	12	(28,223)	—	—
Amortization of deferred charges		5,360	4,206	3,811
Depreciation of property and equipment	8	5,682	5,725	5,974
Provision for employees’ severance benefits		11,581	10,317	9,345
Provision for employees’ savings plan		1,367	1,340	1,335
Unrealized changes in fair value related to financial instruments		13,449	3,267	(1,475)
Net changes in operating assets and liabilities:
Severance benefits paid or advanced		(6,755)	(7,517)	(6,650)
Employees’ savings plan paid or advanced		(771)	(449)	(955)
Trading securities, net		(2,492,444)	334,826	(1,307,136)
Interest and commissions receivable		(41,180)	(11,610)	(50,172)
Other assets		(4,568)	(1,577)	1,458
Accrued interest payable		31,523	9,987	39,534
Accrued expenses and other liabilities		(15,323)	899	6,007

Total adjustments and net changes in operating assets and liabilities		(2,466,213)	389,717	(1,278,985)

Net cash (used in) provided by operating activities		(2,343,495)	467,347	(1,141,346)

INVESTING ACTIVITIES:
Purchases of other investments	4	(3,477,421)	(4,003,321)	(3,773,803)
Maturities of other investments	4	3,667,153	4,413,643	2,958,414
Loan origination and principal collections, net	6	(1,560,635)	(1,282,438)	(1,128,961)
Equity investments, net	7	(62,071)	(46,032)	(71,394)
Purchases of property and equipment	8	(7,959)	(9,645)	(8,078)

Net cash used in investing activities		(1,440,933)	(927,793)	(2,023,822)

FINANCING ACTIVITIES:
Net increase (decrease) in deposits		398,635	(996,262)	432,836
Net (decrease) increase in commercial paper		(477,158)	736,593	(1,083,213)
Net increase in derivative related collateral		(449,354)	(320,905)	(63,441)
Proceeds from issuance of bonds	13	3,961,421	3,044,137	3,862,490
Repayment of bonds	13	(1,557,104)	(1,255,123)	(943,085)
Proceeds from borrowings	12	272,352	172,965	267,697
Repayment of borrowings	12	(273,949)	(218,672)	(388,660)
Distributions to stockholders’ special funds	17	—	—	(69,000)
Proceeds from issuance of shares	16	827,824	683,830	877,699

Net cash provided by financing activities		2,702,667	1,846,563	2,893,323

NET (DECREASE) INCREASE IN CASH AND DEPOSITS WITH BANKS		(1,081,761)	1,386,117	(271,845)
CASH AND DEPOSITS WITH BANKS AT BEGINNING OF YEAR		2,806,531	1,420,414	1,692,259

CASH AND DEPOSITS WITH BANKS AT END OF YEAR		1,724,770	2,806,531	1,420,414

SUPPLEMENTAL DISCLOSURE:
Interest paid during the year		417,009	320,045	238,147

NONCASH FINANCING ACTIVITIES:
Changes in derivative financial instruments assets		97,156	168,194	33,955
Changes in derivative financial instruments liabilities		213,195	425,011	200,262

See accompanying notes to the financial statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2016, 2015 and 2014

(In thousands of U.S. dollars)

1.	ORIGIN

Business description – Corporación Andina de Fomento (CAF) began its operations on June 8, 1970, and was established under public international law which abides by the provisions set forth in its Constitutive Agreement. Series “A” and “B” stockholder countries are: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Trinidad and Tobago, Uruguay and Venezuela. Series “C” stockholder countries are: Barbados, Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal and Spain. In addition, there are 13 banks which are Series “B” stockholders. CAF is headquartered in Caracas and has offices in Asuncion, Bogota, Brasilia, Buenos Aires, Mexico City, Panama City, La Paz, Lima, Madrid, Montevideo, Port of Spain and Quito.

CAF’s objective is to support sustainable development and economic integration within Latin America and the Caribbean by helping stockholder countries diversify their economies and become more competitive and responsive to social needs.

CAF offers financial and related services to the governments of its stockholder countries, as well as their public and private institutions, corporations and joint ventures. CAF’s principal activity is to provide short, medium and long-term loans to finance projects, working capital, trade activities and to undertake feasibility studies for investment opportunities in stockholder countries. Furthermore, CAF manages and supervises third-party cooperation funds owned and sponsored by other countries and organizations, destined to finance programs agreed upon with donor countries and organizations which are in line with CAF policies and strategies.

CAF raises funds to finance operations both within and outside its stockholder countries.

2.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

a.	Financial statement presentation – The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles with the U.S. dollar as the functional currency.

b.	Use of estimates – The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, as well as the amounts reported as revenues and expenses during the corresponding reporting period. The most important estimates related to the preparation of CAF’s financial statements refer to revenue recognition, valuation and classification at fair values of financial instruments, and estimating the allowance for loan losses, among others. Management believes these estimates are adequate. Actual results could differ from those estimates.

c.	Transactions in other currencies – Transactions in currencies other than U.S. dollars are converted into U.S. dollars at exchange rates prevailing in international markets on the dates of the transactions. Currency balances other than U.S. dollars are converted into U.S. dollars at year-end exchange rates. Any foreign exchange gains or losses, including related hedge effects, are included in the statement of comprehensive income.

d.	Cash and cash equivalents – Cash and cash equivalents comprised of cash, due from banks and short-term deposits with banks with an original maturity of three months or less.

e.

Marketable securities – CAF classifies its investments, according to management intention, as trading marketable securities, which are recorded on the trade date. Trading marketable securities are mainly bought and held with the purpose of selling them in the short term. Trading marketable securities are recorded at fair value. Gains and losses from sales of trading marketable securities and changes in the fair value of trading marketable securities are included in interest income of investments and deposits with banks in the statements of comprehensive income.

f.	Loans – CAF grants short, medium and long-term loans to finance projects, working capital, trade activities and to undertake feasibility studies for investment opportunities, both to public and private entities, for development and integration programs and projects in stockholder countries.

For credit risk purposes, CAF classifies its loan portfolio into sovereign and non-sovereign.

Sovereign loans – Include loans granted to national, regional or local governments or decentralized institutions and other loans fully guaranteed by national governments.

Non-sovereign loans – Include loans granted to corporate and financial sectors (public and private sectors), among others, which are not guaranteed by national governments.

Loans are carried at their outstanding principal balances less: (i) write-offs, (ii) the allowance for loan losses, and (iii) loan commission fees received upon origination net of certain direct origination costs. Interest income is accrued on the unpaid principal balance. Loan commission fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method and are presented as interest income—loan commissions in the statement of comprehensive income.

The accrual for interest on loans is discontinued at the time a private sector loans is 90 days (180 days for public sector loans) delinquent unless the loan is well-secured and in process of collection.

Interest accrued but not collected for loans that are placed on non-accrual status is reversed against interest income. The interest on non-accrual loans is accounted for on a cash-basis, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Non-accrual loans are considered impaired loans. Factors considered by management in determining impaired loans are payments status and the probability of collecting scheduled principal and interest payments when due.

Loan losses, partial or total, are written off against the allowance for loan losses when management confirms the uncollectibility of a loan balance. Subsequent recoveries on written off loans, if any, will be credited to the allowance for loan losses.

CAF maintains risk exposure policies to avoid concentrating its loan portfolio in any one country or economic group, which might be affected by market situations or other circumstances. For this reason, CAF uses certain measurement parameters, such as: CAF’s stockholders’ equity, total loan portfolio, exposure to economic groups from public and private sectors, among others. CAF reviews, on a semi-annual basis, the credit risk rating of its loans and classifies the risk into the following categories:

Satisfactory-excellent – Extremely strong capacity to meet financial commitments.

Satisfactory-very good – Strong capacity to meet financial commitments, not significantly vulnerable to adverse economic conditions.

Satisfactory-adequate – Adequate capacity to meet financial commitments, but more vulnerable to adverse economic conditions.

Watch – Acceptable payment capacity however some indicators and elements require special attention otherwise they could result in impairment.

Special mention – More vulnerable to adverse economic conditions but currently has the capacity to meet financial commitments.

Sub-standard – Currently vulnerable and dependent on favorable economic conditions to meet financial commitments.

Doubtful – Currently highly vulnerable.

Loss – Payment default on financial commitments.

g.	Troubled debt restructuring – A restructuring of debt constitutes a troubled debt restructuring if the creditor for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider.

The concession granted by CAF may include the modifications or renegotiation to the contractual terms of the loans such as interest rate reductions, principal discounts, restatement of future cash flows, extension of loan terms, and other modifications in order to minimize possible economic losses.

Loans whose terms are modified in a troubled debt restructuring, generally, already will have been identified as impaired. CAF´s management individually evaluates the compliance of the new terms of the restructured loan for a reasonable period to calculate specifics allowances for loan losses and if the remaining balance of the restructured loan is considered collectible, the restructured loan could return to accrual status.

h.	Allowance for loan losses – The allowance for loan losses is maintained at a level CAF believes to be adequate to absorb losses inherent in the loan portfolio as of the date of the financial statements.

For purposes of determining the allowance for loan losses, CAF management classifies its portfolio for credit risk purposes into sovereign and non-sovereign. The allowance for loan losses is estimated considering the credit risk exposure, default probability and loss given default, based on external data provided by risk rating agencies, recognizing such effects in profit or loss for the period.

The allowance for loan losses on sovereign loans is collectively evaluated and established by CAF based on the individual long-term foreign currency debt rating of the borrower countries, which is determined as the average rating of three recognized international risk rating agencies as of the date of each of the balance sheet presented. The long-term foreign currency debt rating considers a default probability. Given CAF’s status as a de facto preferred creditor arising from its status as a multilateral financial institution and from the interest of its borrowers in maintaining their credit standing with CAF, and taking into account the immunities and privileges conferred by its stockholder countries, which are established in CAF’s Constitutive Agreement and other similar agreements, a factor reflecting a lower default probability – usually equivalent to three levels above its risk rating – is used.

For the non-sovereign loans, the allowance for loan losses is individually evaluated and calculated by considering CAF’s internal rating of each borrower, using the probability of default corresponding to the average of the equivalent categories of the risk rating agencies.

For those cases where the category equivalent to the rating of a given borrower determined in accordance with any of the risk rating agencies is higher than the risk rating in local currency of the country corresponding to such borrower, or if for any reason there is no risk rating, the risk rating in local currency of such country determined by risk rating agencies will be used.

A specific allowance for loan losses is individually evaluated and established by CAF for impaired loans. A loan is considered as impaired when, based on currently available information and events, it is probable that CAF will not recover the total amount of principal and interest as agreed in the terms of the original loan contract. The impairment of loans is determined on a loan by loan basis based on the present value of expected future cash flows, discounted at the original loan’s effective interest rate. The allowance for loan losses is reported as a deduction from loans.

i.	Equity investments – CAF invests in equity securities of companies and funds in strategic sectors, with the objective of promoting the development of such companies and funds and their participation in the securities markets and to serve as a catalytic agent in attracting resources to stockholder countries.

Equity investments are accounted for using the equity method or at cost. If CAF has the ability to exercise significant influence over the operating and financial policies of the investee, which is generally presumed to exist when CAF holds an ownership interest in the voting stock of an investee between 20% and 50%, the equity investments are accounted for using the equity method. Under the equity method, the carrying amount of the equity investment is adjusted to reflect CAF’s proportionate share of earnings or losses, dividends received and certain transactions of the investee Company.

Investments representing less than 20% of the voting rights of the investee are recorded using the cost method, recognizing any dividends received as income.

A decline in the value of any equity investment accounted at cost or equity method, which is not deemed to be temporary, results in a reduction in the carrying amount to fair value. These investments are evaluated, any impairment is charged to income and a new value for the investment is established.

The equity investments under cost method do not have available market price quotations and it is impracticable to determine the fair value of these investments without incurring excessive cost.

j.	Property and equipment, net – Property and equipment are stated at cost less accumulated depreciation. Maintenance and repair expenses are charged directly to the statements of comprehensive income for the year as incurred, while improvements and renewals are capitalized. Depreciation is calculated using the straight-line method, and charged to the statements of comprehensive income over the estimated useful life of assets.

The estimated useful life for assets is as follows:

Buildings	30 years
Building improvements	15 years
Leasing building improvements	Term of leasing contract
Furniture and equipment	2 to 10 years
Vehicles	5 years

k.	Other assets – Other assets mainly include collateral, intangible assets and receivable from investment securities sold (Note 2e).

Collateral – CAF requires or posts collateral from or to individual swap counterparties and futures contracts in the form of cash to mitigate its credit exposure to these counterparties. It is the policy of CAF to restrict and invest collateral received from swap and futures counterparties for fulfilling its obligations under the collateral agreement. CAF records cash collateral received in other assets with a corresponding obligation to return the cash collateral received in accrued expenses and other liabilities. Cash collateral posted to swap counterparties and futures contracts, under the collateral agreement, are recorded in other assets.

Intangible assets – Include software investments which are reported at cost less accumulated amortization. The amortization is calculated with the straight-line method over the useful life estimated by CAF. The estimated useful life of these assets is between 2 and 5 years.

l.	Impairment – A financial asset is considered impaired and an impairment loss is recognized only if there are circumstances that indicate impairment as a result of one or more events (“loss events”) that have occurred after recognition of the financial asset.

m.	Deposits and commercial paper – Deposits and commercial paper are recorded at amortized cost.

n.	Borrowings – The borrowings account includes those obligations with local or foreign financial institutions and commercial banks, which are recorded at amortized cost, except for some borrowings that are designated as fair value hedge or as an economic hedge. The up-front costs and fees related to the issuance of borrowings recorded at amortized cost are deferred and reported in the balance sheet as a direct deduction from the face amount of borrowings and amortized during the term of the borrowings as interest expense (Note 2v).

o.	Bonds – Medium and long-term bond issuances, whose objective is to provide the financial resources required to finance CAF’s operations, are recorded as follows:

•	Bonds denominated in currencies other than the US$ are recognized at fair value. Gains or losses resulting from changes in the fair value of these bonds, as well as the related bond’s up-front costs and fees, are recognized in the statement of comprehensive income when they occur. CAF enters into cross-currency and interest rate swaps to economically hedge the interest rate and foreign exchange risks related with these bonds.

•	The interest rate risk on US$ denominated bonds is hedged using interest rate swaps, and such interest rate swaps are designated as part of fair value hedge accounting relationships assuming no hedge ineffectiveness (the “shortcut method”). The related bond’s up-front costs and fees are deferred and reported in the balance sheet as a direct deduction from the face amount of the bonds, and amortized during the term of the bonds as interest expense (Note 2v).

Partial repurchases of bond issuances result in the derecognition of the corresponding liabilities. The difference between the repurchase price and the bond’s carrying amount is recognized as income/loss for the year.

p.	Employees’ severance benefits – Accrual for severance benefits comprises all the liabilities related to the workers’ vested rights according to CAF’s employee policies and the labor law of the member countries, when applicable. The accrual for employee severance benefits is presented as part of “labor benefits” account under “Accrued expenses and other liabilities” caption.

Under CAF’s employee policies, employees earn a severance benefit equal to five days of salary per month, up to a total of 60 days per year of service. From the second year of service, employees earn an additional two days´ salary for each year of service (or fraction of a year greater than six months), cumulative up to a maximum of 30 days of salary per year. Severance benefits are recorded in the accounting records of CAF and interest on the amounts owed to employees are paid annually.

In the case of unjustified dismissal or involuntary termination, employees have the right to an additional severance benefit of one month of salary per year of service.

q.	Pension plan – In March 2005, CAF established a pension plan (the Plan), which is mandatory for all new employees as of the date of implementation of the Plan and voluntary for all other employees. The Plan´s benefits are calculated based on years of service and the average salary of the three consecutive years in which the employee received the highest salary. CAF periodically updates the benefit obligations considering actuarial assumptions.

r.	Derivative financial instruments and hedging activities – CAF records all derivative financial instruments on the balance sheet at fair value, regardless of the purpose or intent for holding them. For derivative contracts for which hedge accounting is intended to apply, CAF designates the derivative financial instrument as a fair value hedge on the date the derivative contract is entered into. CAF formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking the derivative financial instruments that are designated as fair value hedge to specific assets and liabilities on the balance sheet, or to specific firm commitments. CAF’s policy is not to enter into derivative financial instruments for speculative purposes. CAF also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative financial instruments that are used in hedging transactions are highly effective in offsetting changes in fair values of the hedged items.

Changes in the fair value of highly effective derivative financial instruments considered to be hedges from an accounting perspective (fair value hedge) are recognized in the balance sheet. The ineffective portion of the change in fair value for a hedged derivative is recognized in the statement of comprehensive income.

Certain derivative financial instruments, although considered to be an effective hedge from an economic perspective (economic hedge), have not been designated as a hedge for accounting purposes. The changes in the fair value of such derivative financial instruments are recognized in the statement of comprehensive income, concurrently with the change in fair value of the underlying assets and liabilities.

CAF discontinues hedge accounting prospectively upon determining that the derivative financial instrument is no longer effective in offsetting changes in the fair value of the hedged item; the derivative expires or is sold, terminated or exercised; the derivative is de-designated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that the designation of the derivative financial instrument as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued because it is determined that the derivative financial instrument no longer qualifies as an effective fair value hedge, CAF continues to carry the derivative financial instrument on the balance sheet at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability. In all situations in which hedge accounting is discontinued, CAF continues to carry the derivative financial instrument at its fair value on the balance sheet, and recognizes any changes in its fair value in the statement of comprehensive income.

s.	Fair value of financial instruments and fair value measurements – An entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Accounting guidance establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Inputs used to measure fair value may fall into one of three levels:

Level 1 – Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 – Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 – Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

t.	Guarantees – CAF provides guarantees for loans originated by third parties to support projects located within a stockholder country that are undertaken by public and private entities. CAF may offer guarantees of private credit agreements or it may offer public guarantees of obligations of the securities of third party issuers. CAF generally offers partial credit guarantees with the intention of sharing the risk with private lenders or holders of securities. CAF’s responsibility is limited to paying up to the amount of the guarantee upon default by the client. The guarantee fee income received is deferred and recognized over the period covered by the guarantee.

u.

Provision for guarantees losses – Provision for guarantees is maintained at a level CAF believes adequate to absorb probable losses inherent to the guaranteed loans originated by third parties as of the date of the financial statements. Guaranteed exposures are classified as either sovereign or non-sovereign. Provision for guarantees is estimated by CAF considering the credit risk exposure, default probability and loss given default. Provision for sovereign guarantees losses is based on the individual long-term foreign currency debt rating of the guarantor countries considering the weighted average rating of three recognized international risk rating agencies as of the date of the financial statements preparation. These country risk ratings have associated default probability. Given CAF’s status as a de facto preferred creditor, arising from its status as a multilateral financial institution and from the interest of its borrowers in maintaining their credit standing with CAF, and taking into account the immunities and privileges conferred by its stockholder countries, which are established in CAF’s Constitutive Agreement and other similar agreements, a factor that reflects a lower default probability – usually equivalent to three levels up in this average rating. For non-sovereign guarantees, the provision is determined by considering the CAF internal rating of each client and the average rating of the aforementioned agencies.

The provision for credit risks on contingent accounts, such as stand-by letters of credit and guarantees, are reported as other liabilities.

v.	Recent accounting pronouncements applicable –

ASU 2015-14, Revenue from Contracts with Customers

In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606). The amendments in this ASU defer the effective date of ASU 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. All other entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. This ASU will be effective for CAF in 2018.

During the year 2016, the following complementary updates related to Revenue from Contracts with Customers (Topic 606) were issued:

•	ASU 2016-08, Principal versus Agent Considerations (Reporting Revenue Gross versus Net).

•	ASU 2016-10, Identifying Performance Obligations and Licensing.

•	ASU 2016-12, Narrow-Scope Improvements and Practical Expedients.

•	ASU 2016-20, Technical Corrections and Improvements.

The modifications of these updates issued during the year 2016, which affect the Accounting Standards Update Guide N° 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements in Topic 606 (and any other Topic amended by Update 2014-09). Accounting Standards Update 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year.

ASU 2016-01, Financial Instruments Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this ASU require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this ASU also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition the amendments in this ASU eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. This ASU will be effective for CAF in 2018.

ASU 2016-07, Investments – Equity Method and Joint Ventures

In March 2016, the FASB issued ASU 2016-07. The amendments in this update eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting and also require that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. This ASU will be effective for CAF in 2017.

ASU 2016-13, Financial Instruments – Credit Losses

In June 2016, the FASB issued ASU 2016-13. Financial Instruments – Credit Losses, which amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. The ASU eliminates the probable initial recognition threshold in current guidance and, instead, requires an entity to reflect its current estimate of all expected credit losses. This ASU affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. This ASU will be effective for CAF in 2020.

ASU 2016-18, Restricted Cash – a consensus of the FASB Emerging Issues Task Force

In November 2016, the FASB issued ASU 2016-18, Restricted Cash – a consensus of the FASB Emerging Issues Task Force. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This ASU will be effective for CAF in 2018.

3.	CASH AND DEPOSITS WITH BANKS

Bank deposits with original maturity of three months or less include the following:

	December 31,
	2016	2015	2014
Cash and due from banks	72,403	216,078	141,147

Deposits with banks:
U.S. dollars	1,652,367	2,590,453	1,279,267

	1,724,770	2,806,531	1,420,414

4.	OTHER INVESTMENTS

Deposits with banks due in 90 days or more (original maturity) as follows:

	December 31,
	2016	2015	2014
U.S. dollars	995,792	1,185,463	1,589,458
Other currencies	762	823	7,150

	996,554	1,186,286	1,596,608

As of December 31, 2016, 2015 and 2014, the interest rate of these deposits ranged from 0.90% to 1.62%, from 0.22% to 1.12% and 0.20% to 1.21%, respectively.

5.	MARKETABLE SECURITIES

Trading

A summary of trading securities follows:

	December 31,
	2016		2015		2014
	Amount	Average maturity (years)	Amount	Average maturity (years)	Amount	Average maturity (years)
U.S. Treasury Notes	1,867,916	1.82	1,895,996	2.03	1,920,441	1.88

Non-U.S. governments and government entities bonds	236,945	0.66	85,448	0.99	195,373	0.60

Financial institutions and corporate securities:
Commercial paper	3,005,618	0.20	1,711,389	0.17	1,075,478	0.32
Certificates of deposits	2,257,292	0.36	1,176,718	0.48	2,264,749	0.46
Bonds	1,233,530	1.51	1,405,333	1.37	1,183,477	1.64
Collateralized mortgage obligation	336,041	4.47	306,152	4.66	292,214	5.55
Liquidity funds	330,611	1.00	206,839	1.00	199,059	1.00

	7,163,092	0.71	4,806,431	0.91	5,014,977	1.02

Marketable securities	9,267,953	0.93	6,787,875	1.23	7,130,791	1.24

Each certificate of deposit bears a maturity date and specified fixed interest rate. It also is registered with The Depository Trust Company (DTC) and has a CUSIP number, which is a code that identifies a financial security and facilitates trading. The liquidity funds are comprised of short-term (less than one year) securities representing high-quality, liquid debt and monetary instruments.

The fair value of trading securities include net unrealized losses of US$ 4,260 and US$ 9,766 at December 31, 2016 and 2015, respectively, and unrealized gains of US$ 3,038 at December 31, 2014.

Net realized gains and losses from trading securities of US$ 25,986, US$ 3,262 and US$ 1,035 at December 31, 2016, 2015 and 2014, respectively, are included in the statement of comprehensive income in the line Investment and deposits with banks.

CAF places its short-term investments mainly in high grade financial institutions and corporate securities. CAF has conservative investment guidelines that limit the amount of credit risk exposure, considering among other factors, limits as to credit ratings, limits as to duration exposure, specific allocations by type of investment instruments and limits across sector and currency allocation. As of December 31, 2016, 2015 and 2014, CAF does not have any significant concentrations of credit risk according to its investment guidelines. Non-US dollar-denominated securities included in marketable securities amounted to the equivalent of US$ 33,452, US$ 4,158 and US$ 166,312 at December 31, 2016, 2015 and 2014, respectively.

Maturity of debt securities follows:

	December 31,
	2016	2015	2014
Remaining maturities:
Less than one year	6,289,696	3,919,518	4,653,485
Between one and two years	2,249,657	2,083,753	519,111
Between two and three years	424,450	451,920	1,633,819
Between three and four years	126,963	133,526	101,639
Between four and five years	85,918	115,925	110,121
Over five years	91,269	83,233	112,616

	9,267,953	6,787,875	7,130,791

6.	LOANS

Loans include short, medium and long-term loans to finance projects, working capital and trade activities. The majority of the loans are to Series “A” and “B” stockholder countries, or with private institutions or companies of these countries.

Loans by country are summarized as follows:

	December 31,
	2016	2015	2014
Stockholder country:
Argentina	2,839,947	2,771,280	2,718,009
Barbados	85,000	50,000	—
Bolivia	2,211,132	2,027,045	1,909,509
Brazil	1,984,105	2,060,065	1,932,414
Chile	111,000	20,000	—
Colombia	2,339,206	2,080,181	1,768,619
Costa Rica	113,570	119,587	128,627
Dominican Republic	212,064	224,096	172,458
Ecuador	3,317,875	3,044,551	2,824,501
Jamaica	4,496	5,085	5,628
Mexico	381,729	225,646	127,526
Panama	1,464,317	1,288,004	1,254,545
Paraguay	337,105	290,515	249,271
Peru	2,274,512	2,297,980	2,333,123
Portugal	—	—	15,000
Spain	44,203	177,671	191,875
Uruguay	935,256	654,827	509,247
Venezuela	3,320,841	3,094,364	3,001,625

Sub-total loans	21,976,358	20,430,897	19,141,977
Fair value adjustments	723	(105)	2,110

Carrying value of loans	21,977,081	20,430,792	19,144,087

Fair value adjustments of loans represent adjustments to the amount of loans for which the fair value option is elected.

At December 31, 2016, 2015 and 2014, loans denominated in other currencies were granted for an equivalent of US$ 57,212, US$ 30,057 and US$ 41,780, respectively, principally in Bolivian bolivianos, Peruvian nuevos soles, Paraguayan guarani, Mexican pesos and Colombian pesos. At December 31, 2016, 2015 and 2014, fixed interest rate loans amounted to US$ 177,070, US$ 100,354 and US$ 73,164, respectively.

Loans classified by public sector and private sector borrowers are as follows:

	December 31,
	2016	2015	2014
Public sector	18,773,300	16,822,700	15,564,049
Private sector	3,203,058	3,608,197	3,577,928

	21,976,358	20,430,897	19,141,977

The average yield of the loan portfolio is shown below:

	December 31,
	2016		2015		2014
	Amount	Weighted Average yield (%)	Amount	Weighted Average yield (%)	Amount	Weighted Average yield (%)
Loans	21,976,358	3.41	20,430,897	2.85	19,141,977	2.62

Loans by industry segments are as follows:

	December 31,
	2016	%	2015	%	2014	%
Agriculture, hunting and forestry	150,018	—	78,094	—	63,389	—
Manufacturing industry	215,513	1	275,341	1	399,627	2
Electricity, gas and water supply	7,314,488	34	7,060,091	35	6,613,662	35
Transport, warehousing and communications	7,557,849	34	7,203,320	36	7,091,245	37
Financial Services — Commercial banks	1,626,136	7	1,646,223	8	1,191,862	6
Financial Services — Development banks	867,899	4	655,205	3	571,100	3
Social and other infrastructure programs	4,105,846	19	3,313,958	16	3,047,281	16
Others	138,609	1	198,665	1	163,811	1

	21,976,358	100	20,430,897	100	19,141,977	100

Loans mature as follows:

	December 31,
	2016	2015	2014
Remaining maturities:
Less than one year	4,174,292	3,713,933	2,717,459
Between one and two years	2,142,039	2,069,209	2,140,348
Between two and three years	2,303,002	1,935,815	1,919,126
Between three and four years	2,061,910	2,027,559	1,713,659
Between four and five years	1,932,948	1,789,567	1,815,106
Over five years	9,362,167	8,894,814	8,836,279

	21,976,358	20,430,897	19,141,977

The loan portfolio classified based on the type of credit risk is as follows:

	December 31,
	2016	2015	2014
Sovereign guaranteed	18,028,341	16,482,282	15,318,111
Non-sovereign guaranteed	3,948,017	3,948,615	3,823,866

	21,976,358	20,430,897	19,141,977

CAF maintains an internal risk rating system to evaluate the quality of the non-sovereign guaranteed loan portfolio, which identifies, through a standardized rating and review parameters, those risks related to credit transactions. The sovereign guaranteed loan portfolio is classified by CAF as satisfactory — very good. For purpose of determining the allowance for loan losses, rating assigned by external agencies are used (Note 2g).

The credit quality of the non-sovereign guaranteed loan portfolio as of December 31, 2016, 2015 and 2014 is presented by internal credit risk classification, as follows:

	December 31,
	2016	2015	2014
Risk classification:
Satisfactory-very good	1,671,461	2,042,901	1,802,917
Satisfactory appropriate	1,331,783	892,042	635,186
Watch	632,629	832,337	1,275,343
Special mention	173,761	57,500	—
Sub-standard	—	123,835	93,875
Doubtful	138,383	—	16,545

	3,948,017	3,948,615	3,823,866

Loan portfolio quality

The loan portfolio quality indicators and the related amounts are presented below:

	December 31,
	2016	2015	2014
During the year CAF recorded the following transactions:
Impaired loans	120,841	0	0
Loans written-off	33,730	16,354	4,125
Purchases of loan portfolio	0	0	0
Sales of loan portfolio	52,500	107,110	118,008
Trouble debt restructured	44,203	0	0

CAF presented the following amounts and quality indicators as of the end of the year:
Non-accrual loans	120,841	0	16,545
Overdue loans	7,513	0	0
Allowance for loan losses as a percentage of loan portfolio	0.29%	0.29%	0.29%
Nonaccrual loans as a percentage of loan portfolio	0.55%	0.00%	0.09%
Overdue loan principal as a percentage of loan portfolio	0.03%	0.00%	0.00%

A/B Loans

CAF administers loan-participations sold, and only assumes the credit risk for the portion of the loan owned by CAF. At December 31, 2016, 2015 and 2014, CAF had loans of this nature amounting to US$ 743,401, US$ 1,109,267 and US$ 1,558,400, respectively; whereas other financial institutions provided funds for US$ 455,754, US$ 763,217 and US$ 1,067,057, respectively.

Troubled Debt Restructuring

As of December 31, 2016 there was a troubled debt restructuring of a non-sovereign guaranteed loan, classified as impaired, with an outstanding balance of US$ 44,203. As a result of the restructuring, the principal modifications to the loan agreement consisted in extension of loan term, interest rate reductions and restatement of future cash flows, based on these facts CAF recognized a reduction of allowance for loan losses of US$ 1,486. During 2015 and 2014, there were no loans restructured.

Allowance for Loan Losses

Changes in the allowance and the balance for loan losses over the outstanding amounts, individually and collectively evaluated, are presented below:

	December 31,
	2016			2015			2014
	Sector		Total	Sector		Total	Sector		Total
	Sovereign	Non- sovereign		Sovereign	Non- sovereign		Sovereign	Non- sovereign
Balances at beginning of year	26,269	32,660	58,929	20,241	35,522	55,763	10,898	27,438	38,336
Provision for loan losses	(5,042)	43,312	38,270	6,028	12,675	18,703	9,343	12,209	21,552
Loans written-off	—	(33,730)	(33,730)	—	(16,354)	(16,354)	—	(4,125)	(4,125)
Recoveries	—	280	280	—	817	817	—	—	—

Balances at end of year	21,227	42,522	63,749	26,269	32,660	58,929	20,241	35,522	55,763

Allowance:
Individually evaluated for loan losses	—	42,522	42,522	—	32,660	32,660	—	35,522	35,522
Collectively evaluated for loan losses	21,227	—	21,227	26,269	—	26,269	20,241	—	20,241

	21,227	42,522	63,749	26,269	32,660	58,929	20,241	35,522	55,763

Loans:
Individually evaluated for loan losses	—	3,948,017	3,948,017	—	3,948,615	3,948,615	—	3,823,866	3,823,866
Collectively evaluated for loan losses	18,028,341	—	18,028,341	16,482,282	—	16,482,282	15,318,111	—	15,318,111

	18,028,341	3,948,017	21,976,358	16,482,282	3,948,615	20,430,897	15,318,111	3,823,866	19,141,977

7.	EQUITY INVESTMENTS

Equity investments, which have no readily determinable fair value, are as follows:

	December 31,
	2016	2015	2014
Direct investment in company accounted under equity method	10,674	9,979	9,169
Investment funds accounted under equity method	27,198	33,369	33,534
Direct investments in companies at cost	80,689	81,189	68,039
Investment funds at cost	267,490	203,853	181,603

	386,051	328,390	292,345

Equity investments by country are summarized as follow:

	Latest Equity participation (%)	December 31,
		2016	2015	2014
Investment Funds:
Bolivia	20	2,891	3,090	2,714
Brazil	Between 9 and 19	30,990	31,377	32,762
Colombia	Between 6 and 19	53,881	46,657	44,226
Mexico	Between 6 and 23	89,496	48,475	31,697
Peru	6	6,758	6,726	6,688
Regional	Between 2 and 33	110,671	100,896	97,050

		294,687	237,221	215,137

Direct Investments in companies:
Argentina	17	—	2,000	2,000
Bolivia	20	10,674	9,979	9,169
Brazil	13	7,000	7,000	7,000
Colombia	8	15,000	15,000	17,511
Ecuador	10	490	490	490
Peru	Between 1 and 13	11,740	11,740	8,263
Regional	Between 1 and 20	46,460	44,960	32,775

		91,364	91,169	77,208

		386,051	328,390	292,345

Details of equity investments under equity method are as follows:

	Latest equity participation	Latest financial statements	December 31,
			2016	2015	2014
Company:
Banco de Desarrollo de la Producción	20%	08/31/2016	10,674	9,979	9,169

Funds:
Darby Latinoamerican Mezzanine Fund II	20%	09/30/2016	12,366	10,481	9,947
Emerging Energy Latinoamerican Fund	0%		—	1,576	2,434
Fondo de Fondos México II	0%		—	8,278	7,759
Microfinance Growth Fund	20%	09/30/2016	5,990	5,854	6,167
Produbanco Darby-Probanco Fund II	33%	09/30/2016	5,951	4,090	4,513
Próspero Microfinanzas Fund	20%	09/30/2016	2,891	3,090	2,714

			27,198	33,369	33,534

During 2016, 2015 and 2014, CAF recognized income of US$ 10,365, US$ 2,043 and US$ 9,020, respectively, for dividends received from investments under the cost method, which are included in the statements of comprehensive income.

At December 31, 2016, 2015 and 2014, CAF recognized impairment related to cost-method investments of US$ 9,200, US$ 11,046 and US$ 7,307, respectively.

8.	PROPERTY AND EQUIPMENT, NET

A summary of property and equipment, net follows:

	December 31,
	2016	2015	2014
Land	27,029	27,029	27,012
Buildings	38,931	38,814	26,169
Buildings improvements	20,984	19,773	19,786
Leased building improvements	6,948	6,392	6,770
Furniture and equipment	25,956	24,066	21,583
Vehicles	1,020	1,008	989

	120,868	117,082	102,309
Less accumulated depreciation	59,677	54,589	50,805
Projects in progress	14,009	10,430	17,499

	75,200	72,923	69,003

Depreciation expenses of US$ 5,682, US$ 5,725 and US$ 5,974 for property and equipment for the years ended December 31, 2016, 2015 and 2014, respectively, are included in the statement of comprehensive income.

9.	OTHER ASSETS

A summary of other assets follows:

	December 31,
	2016	2015	2014
Derivative related collateral	904,902	455,361	233,746
Intangible assets, net	14,052	13,795	10,199
Receivable from investment securities	—	2,876	4,551
Other	18,388	19,347	25,573

	937,342	491,379	274,069

10.	DEPOSITS

A summary of deposits follows:

	December 31,
	2016	2015	2014
Demand deposits	77,321	333,969	72,479
Time deposits:
Less than one year	3,021,562	2,366,279	3,624,031

	3,098,883	2,700,248	3,696,510

At December 31, 2016, 2015 and 2014, the weighted average cost was 0.61%, 0.28% and 0.29%, respectively. Deposits are issued for amounts equal to or more than US$ 100. Total deposits denominated in other currencies amount to US$ 914, US$ 1,058 and US$ 157,324 at December 31, 2016, 2015 and 2014, respectively.

11.	COMMERCIAL PAPER

The outstanding amount of commercial paper issued by CAF amounting to US$ 2,112,717 at December 31, 2016 will mature in 2017 (US$ 2,589,875 at December 31, 2015 matured in 2016 and US$ 1,853,282 at December 31, 2014 matured in 2015). At December 31, 2016, 2015 and 2014, the weighted average interest rate cost was 0.82%, 0.43% and 0.30% respectively.

12.	BORROWINGS

A summary of borrowings by currency follows:

	December 31,
	2016	2015	2014
U.S. dollars	1,269,296	1,280,884	1,443,140
Euros	112,900	112,900	—
Peruvian nuevos soles	35,416	21,695	22,044
Venezuelan bolivars	60	34,127	30,159
Other currencies	7,425	5,337	5,853

	1,425,097	1,454,943	1,501,196
Fair value adjustments	(2,722)	8,907	13,450
Less debt issuance costs	909	934	1,480

Carrying value of borrowings	1,421,466	1,462,916	1,513,166

At December 31, 2016, 2015 and 2014, the fixed interest-bearing borrowings amounted to US$ 555,514, US$ 549,413 and US$ 545,171, respectively. At December 31, 2016, 2015 and 2014, the weighted average interest rate after considering the impact of interest rate swaps was 2.02%, 1.75% and 1.63%, respectively.

During the year ended December 31, 2016, CAF recognized income for US$ 28,223, mainly from exchange difference in borrowings denominated in Venezuelan bolivars, which are presented in “Non-interest income — Other income”.

Borrowings, by remaining maturities, are summarized below:

	December 31,
	2016	2015	2014
Remaining maturities:
Less than one year	111,936	476,242	246,009
Between one and two years	540,411	104,872	441,506
Between two and three years	158,231	206,041	105,614
Between three and four years	129,841	131,757	184,241
Between four and five years	117,841	116,757	113,625
Over five years	366,837	419,274	410,201

	1,425,097	1,454,943	1,501,196

Some borrowing agreements contain covenants requiring the use of the proceeds for specific purposes or projects.

At December 31, 2016, 2015 and 2014, there were unused term credit facilities amounting to US$ 478,995, US$ 511,216 and US$ 569,342, respectively.

13.	BONDS

An analysis of outstanding bonds follows:

	December 31,
	2016			2015			2014
	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (Year-end)	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (Year-end)	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (Year-end)
U.S. dollars	7,799,202	7,799,202	2.28	6,762,371	6,762,371	2.37	6,109,320	6,109,320	2.03
Euro	4,977,094	4,169,433	2.05	4,257,096	3,602,169	1.86	3,571,411	3,230,302	1.62
Swiss francs	2,639,425	2,457,002	2.28	2,235,639	2,108,434	1.75	2,054,538	1,950,086	1.71
Australian dollars	718,094	643,556	2.43	772,283	658,078	1.57	525,233	471,269	1.26
Norwegian kroner	622,501	488,361	2.26	622,501	475,964	1.59	390,828	323,777	1.43
Hong Kong dollars	548,686	548,972	1.85	386,060	386,437	1.88	386,060	386,212	1.69
Japanese yen	347,939	290,723	3.31	310,578	244,996	2.77	418,819	294,807	2.45
Turkish lira	134,555	98,898	1.39	70,105	53,808	0.77	70,089	67,408	0.34
Colombian pesos	112,565	73,899	3.58	112,565	70,408	2.96	112,565	92,687	2.64
Mexican pesos	98,108	63,701	3.61	98,108	16,462	2.87	98,108	89,545	2.67
South African rand	60,362	61,378	1.41	22,598	16,247	0.80	22,594	21,848	0.85
Peruvian nuevos soles	14,943	14,583	1.60	22,397	21,532	0.91	32,331	35,412	0.73
Chinese renminbi	—	—	—	—	—	—	96,618	96,660	1.37

	18,073,474	16,709,708		15,672,301	14,416,906		13,888,514	13,169,333

Fair value adjustments		462,216			641,455			690,607
Less debt is suance costs		26,618			29,763			34,990

Carrying value of bonds		17,145,306			15,028,598			13,824,950

A summary of the bonds issued, by remaining maturities at original exchange rate, follows:

	December 31,
	2016	2015	2014
Remaining maturities:
Less than one year	2,080,201	1,561,251	1,264,543
Between one and two years	2,290,870	2,087,629	1,560,577
Between two and three years	2,366,440	2,225,655	2,086,958
Between three and four years	1,607,932	1,074,313	1,315,182
Between four and five years	2,537,642	1,133,701	937,189
Over five years	7,190,389	7,589,752	6,724,065

	18,073,474	15,672,301	13,888,514

At December 31, 2016, 2015 and 2014, fixed interest rate bonds amounted to US$ 17,801,069, US$ 15,201,393 and US$ 13,059,963, respectively, of which US$ 10,286,532, US$ 8,927,226 and US$ 7,667,123, respectively, are denominated in other currencies.

There were no bonds repurchased during the years ended December 31, 2016, 2015 and 2014.

14.	ACCRUED EXPENSES AND OTHER LIABILITIES

A summary of accrued expenses and other liabilities follows:

	December 31,
	2016	2015	2014
Derivatives related collateral	187	—	99,413
Employees’ severance benefits and savings plan	82,241	72,995	68,382
Payable for invesment securities purchased	—	5,488	5,683
Contributions to Stockholders´ Special Funds	22,500	16,000	—
Provision for contingencies	2,607	4,105	2,474
Other liabilities	7,087	7,745	8,441

	114,622	106,333	184,393

15.	PENSION PLAN

At December 31, 2016, 2015 and 2014, the Plan has 568, 489 and 421 participants and active employees, respectively. The measurement date used to determine pension plan benefit obligation is December 31.

For the years ended December 31, 2016, 2015 and 2014, a reconciliation of beginning and ending balances of the benefit obligation are as follows:

	December 31,
	2016	2015	2014
Change in benefit obligation:
Benefit obligation at beginning of year	14,002	11,294	9,558
Service cost	1,715	1,438	1,206
Interest cost	594	481	406
Plan participants´contributions	1,600	1,319	1,170
Actuarial loss (gain)	1,177	224	(435)
Benefit paid	(325)	(754)	(611)

Benefit obligation at end of year	18,763	14,002	11,294

For the years ended December 31, 2016, 2015 and 2014, a reconciliation of beginning and ending balances of the fair value of plan assets are as follows:

	December 31,
	2016	2015	2014
Change in plan assets:
Fair value of plan assets at beginning of year	13,431	11,326	9,098
Actual return on plan assets	325	221	183
Contributions	3,770	2,638	2,656
Benefit paid	(325)	(754)	(611)

Fair value of plan assets at end of year	17,201	13,431	11,326

Plan assets are as follows:

	December 31,
	2016	2015	2014
Plan assets:
Deposits with banks	17,201	13,431	11,326

The table below summarizes the component of the periodic cost of projected benefits related to the PBO for the years ended December 31, 2016, 2015 and 2014:

	December 31,
	2016	2015	2014
Service cost	1,715	1,438	1,206
Interest cost	594	481	406
Expected return on plan assets	(201)	(170)	(136)

	2,108	1,749	1,476

A summary of the net projected cost for the year 2017 follows:

Service cost:
Contributions to the plan	1,776
Guaranteed benefit	412

2,188
Interest cost	794
Expected return on plan assets	(258)

2,724

A summary of the benefits expected to be paid for the next five years follows:

2017	539,441
2018	993,517
2019	345,823
2020	214,332
2021	437,735

Weighted-average assumptions used to determine net benefit cost since the origination of the Plan to December 31, 2016, 2015 and 2014 follows:

Discount rate	4%
Expected long-term rate return on Plan assets	1.5%
Salary increase rate	3%

16.	STOCKHOLDERS’ EQUITY

Authorized Capital

The authorized capital of CAF at December 31, 2016 and 2015 amounts to US$ 15,000,000 and US$ 10,000,000 as of December 2014, distributed among Series “A”, “B” and “C” shares.

Additional paid-in capital

The additional paid-in capital of CAF at December 31, 2016, 2015 and 2014 amounts to US$ 2,890,091, US$ 2,354,537 and US$ 1,911,487, respectively. The additional paid-in capital is the amount paid by Series “B” and Series “C” stockholders in excess of the par value.

Subscribed Callable Capital

The payment of subscribed callable capital will be as required, with prior resolution of the Board of Directors, in order to meet financial obligations of CAF, when internal resources are inadequate.

Shares

CAF´s shares are classified as follows:

Series “A” shares: Subscribed by the governments or public-sector institutions, semipublic or private entities with social or public objectives of: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Trinidad and Tobago, Uruguay and Venezuela. Series “A” shares grant the right of representation on CAF´s Board of Directors to one principal director and one alternate director for each of the above countries. These shares have a par value of US$ 1,200.

Series “B” shares: Subscribed by the governments or public-sector institutions, semipublic or private entities and commercial banks of: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Trinidad and Tobago, Uruguay and Venezuela. Each of these shares grants the right of representation on CAF´s Board of Directors to one principal director and one alternate director for each of the following countries: Bolivia, Colombia, Ecuador, Peru and Venezuela. Also, the commercial banks that currently hold Series “B” shares of CAF are entitled, as a group, to elect one principal director and one alternate director on the Board of Directors. Series “B” shares have a par value of US$ 5.

Series “C” shares: Subscribed by legal entities or individuals belonging to countries other than Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela. These shares confer the right of representation on CAF´s Board of Directors to two principal directors and their respective alternates, who are elected by the holders of these shares. Series “C” shares have a par value of US$ 5.

A summary of the changes in subscribed and paid-in capital for the years ended December 31, 2016, 2015 and 2014 follows:

	Number of Shares			Nominal Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
At December 31, 2013	10	706,436	79,440	12,000	3,532,180	397,200	3,941,380
Issued for cash	—	49,453	12,370	—	247,265	61,850	309,115

At December 31, 2014	10	755,889	91,810	12,000	3,779,445	459,050	4,250,495
Issued for cash	—	46,201	1,955	—	231,005	9,775	240,780

At December 31, 2015	10	802,090	93,765	12,000	4,010,450	468,825	4,491,275
Issued for cash	1	56,224	1,990	1,200	281,120	9,950	292,270
Transfer of shares	—	23,457	(23,457)	—	117,285	(117,285)	—

At December 31, 2016	11	881,771	72,298	13,200	4,408,855	361,490	4,783,545

Subscribed and paid-in capital at December 31, 2016 is presented as follows:

	Number of Shares			Nominal Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
Stockholder:
Argentina	1	88,423	—	1,200	442,115	—	443,315
Bolivia	1	50,003	—	1,200	250,015	—	251,215
Brazil	1	85,042	—	1,200	425,210	—	426,410
Colombia	1	163,894	—	1,200	819,470	—	820,670
Ecuador	1	50,324	—	1,200	251,620	—	252,820
Panama	1	23,676	—	1,200	118,380	—	119,580
Paraguay	1	23,938	—	1,200	119,690	—	120,890
Peru	1	176,550	—	1,200	882,750	—	883,950
Trinidad & Tobago	1	23,457	—	1,200	117,285	—	118,485
Uruguay	1	27,374	—	1,200	136,870	—	138,070
Venezuela	1	168,678	—	1,200	843,390	—	844,590
Barbados	—	—	3,522	—	—	17,610	17,610
Chile	—	—	5,541	—	—	27,705	27,705
Costa Rica	—	—	3,291	—	—	16,455	16,455
Dominican Republic	—	—	6,796	—	—	33,980	33,980
Jamaica	—	—	182	—	—	910	910
Mexico	—	—	11,757	—	—	58,785	58,785
Portugal	—	—	1,470	—	—	7,350	7,350
Spain	—	—	39,739	—	—	198,695	198,695
Commercial banks	—	412	—	—	2,060	—	2,060

	11	881,771	72,298	13,200	4,408,855	361,490	4,783,545

At December 31, 2016, the detail of unpaid subscribed capital and of subscribed callable capital is presented below:

	Unpaid Subscribed Capital				Subscribed Callable Capital
	Series “B”		Series “C”		Series “B”		Series “C”
	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount
Stockholder:
Argentina	2,816	14,080	—	—	25,200	126,000	—	—
Bolivia	14,791	73,955	—	—	14,400	72,000	—	—
Brazil	2,816	14,080	—	—	25,200	126,000	—	—
Colombia	52,507	262,535	—	—	50,400	252,000	—	—
Ecuador	14,791	73,955	—	—	14,400	72,000	—	—
Panama	16,551	82,755	—	—	7,200	36,000	—	—
Paraguay	2,428	12,140	—	—	7,200	36,000	—	—
Peru	—	—	—	—	50,400	252,000	—	—
Trinidad & Tobago	—	—	—	—	7,200	36,000	—	—
Uruguay	14,086	70,430	—	—	7,200	36,000	—	—
Venezuela	48,156	240,780	—	—	50,400	252,000	—	—
Barbados	—	—	—	—	—	—	—	—
Chile	—	—	—	—	—	—	800	4,000
Dominican Republic	—	—	239	1,195	—	—	—	—
Mexico	—	—	—	—	—	—	1,600	8,000
Portugal	—	—	—	—	—	—	16,332	81,660
Spain	—	—	—	—	—	—	40,000	200,000
Commercial banks	69	345	—	—	—	—	—	—

	169,011	845,055	239	1,195	259,200	1,296,000	58,732	293,660

Subscribed and paid-in capital at December 31, 2015 is presented as follows:

	Number of Shares			Nominal Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
Stockholder:
Argentina	1	81,934	—	1,200	409,670	—	410,870
Bolivia	1	46,985	—	1,200	234,925	—	236,125
Brazil	1	69,194	—	1,200	345,970	—	347,170
Colombia	1	159,414	—	1,200	797,070	—	798,270
Ecuador	1	47,306	—	1,200	236,530	—	237,730
Panama	1	21,211	—	1,200	106,055	—	107,255
Paraguay	1	21,192	—	1,200	105,960	—	107,160
Peru	1	167,420	—	1,200	837,100	—	838,300
Uruguay	1	25,060	—	1,200	125,300	—	126,500
Venezuela	1	161,962	—	1,200	809,810	—	811,010
Barbados	—	—	1,761	—	—	8,805	8,805
Chile	—	—	5,541	—	—	27,705	27,705
Costa Rica	—	—	3,291	—	—	16,455	16,455
Dominican Republic	—	—	6,567	—	—	32,835	32,835
Jamaica	—	—	182	—	—	910	910
Mexico	—	—	11,757	—	—	58,785	58,785
Portugal	—	—	1,470	—	—	7,350	7,350
Spain	—	—	39,739	—	—	198,695	198,695
Trinidad & Tobago	—	—	23,457	—	—	117,285	117,285
Commercial banks	—	412	—	—	2,060	—	2,060

	10	802,090	93,765	12,000	4,010,450	468,825	4,491,275

At December 31, 2015, the detail of unpaid subscribed capital and of subscribed callable capital is presented below:

	Unpaid Subscribed Capital				Subscribed Callable Capital
	Series “B”		Series “C”		Series “B”		Series “C”
	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount
Stockholder:
Argentina	9,305	46,525	—	—	25,200	126,000	—	—
Bolivia	4,428	22,140	—	—	14,400	72,000	—	—
Brazil	18,664	93,320	—	—	25,200	126,000	—	—
Colombia	16,702	83,510	—	—	50,400	252,000	—	—
Ecuador	4,428	22,140	—	—	14,400	72,000	—	—
Panama	5,635	28,175	—	—	7,200	36,000	—	—
Paraguay	5,174	25,870	—	—	7,200	36,000	—	—
Peru	9,130	45,650	—	—	50,400	252,000	—	—
Uruguay	3,019	15,095	—	—	7,200	36,000	—	—
Venezuela	14,587	72,935	—	—	50,400	252,000	—	—
Barbados	—	—	1,761	8,805	—	—	—	—
Chile	—	—	—	—	—	—	800	4,000
Dominican Republic	—	—	468	2,340	—	—	—	—
Mexico	—	—	—	—	—	—	1,600	8,000
Portugal	—	—	—	—	—	—	16,332	81,660
Spain	—	—	—	—	—	—	40,000	200,000
Commercial banks	4	20	—	—	—	—	—	—

	91,076	455,380	2,229	11,145	252,000	1,260,000	58,732	293,660

Subscribed and paid-in capital at December 31, 2014 is presented as follows:

	Number of Shares			Nominal Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
Stockholder:
Argentina	1	75,445	—	1,200	377,225	—	378,425
Bolivia	1	44,319	—	1,200	221,595	—	222,795
Brazil	1	65,927	—	1,200	329,635	—	330,835
Colombia	1	153,278	—	1,200	766,390	—	767,590
Ecuador	1	44,640	—	1,200	223,200	—	224,400
Panama	1	18,747	—	1,200	93,735	—	94,935
Paraguay	1	18,376	—	1,200	91,880	—	93,080
Peru	1	158,290	—	1,200	791,450	—	792,650
Uruguay	1	22,746	—	1,200	113,730	—	114,930
Venezuela	1	153,712	—	1,200	768,560	—	769,760
Chile	—	—	5,541	—	—	27,705	27,705
Costa Rica	—	—	3,291	—	—	16,455	16,455
Dominican Republic	—	—	6,373	—	—	31,865	31,865
Jamaica	—	—	182	—	—	910	910
Mexico	—	—	11,757	—	—	58,785	58,785
Portugal	—	—	1,470	—	—	7,350	7,350
Spain	—	—	39,739	—	—	198,695	198,695
Trinidad & Tobago	—	—	23,457	—	—	117,285	117,285
Commercial banks	—	409	—	—	2,045	—	2,045

	10	755,889	91,810	12,000	3,779,445	459,050	4,250,495

At December 31, 2014, the detail of unpaid subscribed capital and of subscribed callable capital is presented below:

	Unpaid Subscribed Capital				Subscribed Callable Capital
	Series “B”		Series “C”		Series “B”		Series “C”
	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount
Stockholder:
Argentina	15,794	78,970	—	—	25,200	126,000	—	—
Bolivia	7,094	35,470	—	—	14,400	72,000	—	—
Brazil	21,931	109,655	—	—	25,200	126,000	—	—
Colombia	22,838	114,190	—	—	50,400	252,000	—	—
Ecuador	7,094	35,470	—	—	14,400	72,000	—	—
Panama	8,099	40,495	—	—	7,200	36,000	—	—
Paraguay	7,990	39,950	—	—	7,200	36,000	—	—
Peru	18,260	91,300	—	—	50,400	252,000	—	—
Uruguay	5,333	26,665	—	—	7,200	36,000	—	—
Venezuela	22,837	114,185	—	—	50,400	252,000	—	—
Chile	—	—	—	—	—	—	800	4,000
Dominican Republic	—	—	662	3,310	—	—	—	—
Mexico	—	—	—	—	—	—	1,600	8,000
Portugal	—	—	—	—	—	—	16,332	81,660
Spain	—	—	—	—	—	—	40,000	200,000
Commercial banks	7	35	—	—	—	—	—	—

	137,277	686,385	662	3,310	252,000	1,260,000	58,732	293,660

General Reserve

CAF maintains a general reserve approved by the Stockholders’ Assembly, which is considered an equity reserve. Stockholders approved the increase in the general reserve by US$ 69,830, US$ 123,874 and US$ 116,557 during the years ended December 31, 2016, 2015 and 2014, through appropriations from net income for the years ended December 31, 2015, 2014 and 2013, respectively.

Reserve Pursuant to Article N° 42 of the Constitutive Agreement

CAF´s Constitutive Agreement requires that at least 10% of annual net income is to be appropriated to a reserve fund until that reserve fund amounts to 50% of the subscribed capital, which is considered an equity reserve. Additional appropriation may be approved by the stockholders. At the Stockholders’ Assembly in March 2016, 2015 and 2014, it was authorized to increase the reserve fund by US$ 7,800, US$ 13,765 and US$ 21,200, through an appropriation from net income for the years ended December 31, 2015, 2014 and 2013, respectively.

17.	DISTRIBUTIONS TO STOCKHOLDERS’ SPECIAL FUNDS

The stockholders’ Assembly distributed a portion of net income to stockholders’ special funds. These stockholders’ special funds are created to promote technical and financial cooperation, sustainable human development, and management of poverty relief funds in stockholder countries. CAF has no residual interest in these stockholders’ special funds.

In March 2014, the stockholders’ Assembly approved the distribution of US$ 69,000, through an appropriation from net income at December 31, 2013, to the stockholders’ special funds (Note 26).

18.	CONTRIBUTIONS TO STOCKHOLDERS’ SPECIAL FUNDS

The Stockholders’ Assembly approves a maximum amount to be contributed to stockholders’ special funds during the fiscal year and to recognize these contributions as expenses. The Executive President by delegation of the Stockholders’ Assembly may authorize, up to the maximum approved amount, the amounts that will be contributed during the current period, based on the analysis of the new commitments contracted or the resources required by the stockholders’ special funds.

In March 2016, the Stockholders’ Assembly approved the contribution up to a maximum amount of US$ 72,000 to some stockholders’ special funds for 2016. Subsequently, the Executive President directly or by delegation based on the analysis of the new commitments contracted or the resources required by the stockholders’ special funds authorized the contributions of US$ 36,000, US$ 20,000, US$ 10,000 and US$ 2,000 to Compensatory Financing Fund (FFC), Technical Cooperation Fund (FCT) Fund for the Development of Small and Medium Enterprises (FIDE), and Human Development Fund (FONDESHU), respectively. As of December 31, 2016, CAF recognized US$ 68,000 as an expense and recognized an unconditional obligation (accounts payable) for US$ 22,500 which will be paid in January 2017.

In March 2015, the Stockholders’ Assembly approved the contribution of up to a maximum amount of US$ 72,000 to some stockholders’ special funds for 2015. Subsequently, the Executive President directly or by delegation authorized the disbursement of US$ 32,000, US$ 20,000 and US$ 2,000 to FFC, FCT and FONDESHU, respectively. As of December 31, 2015, CAF recognized US$ 54,000 as an expense and recognized an unconditional obligation (accounts payable) for US$ 16,000, which were paid in 2016.

19.	ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income balances as of December 31, 2016, 2015 and 2014, and the amounts reclassified out of accumulated other comprehensive income and into net income were as follows:

	December 31,
	2016	2015	2014
Balances at beginning of the year	(571)	32	(317)
Unrecognized changes in assets/ liabilities under benefit pension plan	(1,563)	(603)	32
Amortization of defined benefit pension items (1)	571	—	317

Balances at end of year	(1,563)	(571)	32

(1)	This accumulated other comprehensive income component is included in administrative expenses in the statement of comprehensive income.

20.	TAX EXEMPTIONS

In all Full Member Shareholder Countries, CAF is exempt from all taxes on income, properties and other assets. It is also exempt from liability related to the payment, withholding or collection of any taxes.

21.	DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

CAF utilizes derivative financial instruments to reduce exposure to interest rate risk and foreign currency risk. CAF does not hold or issue derivative financial instruments for trading or speculative purposes.

The market risk associated with interest rate and foreign currency risk is managed by swapping marketable securities - trading, loans, borrowings and bonds, subject to fixed interest rates and denominated in other currency into floating interest rate instruments denominated in U.S. dollars. CAF enters into derivative financial instruments with market risk characteristics that are expected to change in a manner that will offset the economic change in value of specifically identified loans, bonds or borrowings. Derivative contracts held by CAF consist of interest rate swaps designated as fair value hedges of specifically identified loans, bonds or borrowings with fixed interest rates and denominated in U.S. dollars. Also CAF enters into cross-currency and interest rate swaps as an economic hedge (derivative that is entered into to manage a risk but is not accounted as a hedge) for interest rate and foreign exchange risks related with bonds, borrowings or loans denominated in currencies other than the U.S. dollar where CAF’s management elected to measure those liabilities and assets at fair value under the fair value option guidance.

When the fair value of a derivative financial instrument is positive, the counterparty owes CAF, creating credit risk for CAF. When the fair value of a derivative financial instrument is negative, CAF owes the counterparty and, therefore, it does not have credit risk. CAF minimizes the credit risk in derivative financial instruments by entering into transactions with high-quality counterparties whose credit rating is “A” or higher.

In order to reduce the credit risk in derivative financial instruments, CAF enters into credit support agreements with its major swap counterparties. This provides risk mitigation, as the swap contracts are regularly marked-to-market, and the party being the net obligor is required to post collateral when the net marked to-market exposure exceeds certain predetermined thresholds. This collateral is in the form of cash.

CAF does not offset for each counterparty, the fair value amount recognized for derivative financial instruments with the fair value amount recognized for the collateral, whether posted or received, under master netting arrangements executed with the same counterparty. CAF reports separately the cumulative gross amounts for the receivable from and payable to for derivative financial instruments.

CAF also utilizes futures derivatives instruments to reduce exposure to price risk. These are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument at a specified price or yield. Initial margin requirements are met with cash or securities. CAF generally closes out open positions prior to maturity. Therefore, cash receipts or payments are limited to the change in fair value of the future contracts. Additionally, CAF utilizes forward contracts to reduce exposure to foreign currency risk.

At December 31, 2016, 2015 and 2014, balance sheet details related to CAF’s derivative financial instruments is as follows:

	Derivative assets			Derivative liabilities
	December 31,			December 31,
	2016	2015	2014	2016	2015	2014
Interest rate swap	61,657	123,618	183,323	78,076	13,097	33,752
Cross-currency swap	56,238	91,603	199,790	942,965	794,589	349,150
U.S Treasury Futures	318	271	—	26	134	155
Cross-currency forward contracts	140	17	590	225	277	29

	118,353	215,509	383,703	1,021,292	808,097	383,086

The following table presents the notional amount and fair values of interest rate swaps and cross-currency swaps and the underlying hedged items at December 31, 2016, 2015 and 2014:

	Notional amount		Fair value
	Interest rate swap	Cross- currency swap	Derivative assets	Derivative liabilities
At December 31, 2016:
Marketable securities - Trading	—	29,982	476	452
Loans	21,495	—	290	8
Loans	—	15,000	—	151
Borrowings	—	112,900	—	7,822
Borrowings	425,336	—	7,115	3,057
Bonds	—	10,286,532	55,762	934,540
Bonds	7,353,173	—	54,252	75,011

	7,800,004	10,444,414	117,895	1,021,041

At December 31, 2015:
Loans	—	6,117	3,045	—
Loans	22,143	—	179	27
Borrowings	—	112,900	—	4,138
Borrowings	405,000	—	12,581	132
Bonds	—	8,927,226	88,558	790,451
Bonds	6,212,803	—	110,858	12,938

	6,639,946	9,046,243	215,221	807,686

At December 31, 2014:
Loans	—	18,351	3,151	187
Loans	6,125	—	—	46
Borrowings	419,167	—	13,766	316
Bonds	5,357,840	—	169,557	33,390
Bonds	—	7,803,396	196,639	348,963

	5,783,132	7,821,747	383,113	382,902

The following table presents the notional amount and fair values of U.S. treasury futures and cross-currency forward contracts at December 31, 2016, 2015 and 2014:

At December 31, 2016

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets
Forward contracts	Various	Until January 2017	Various	43,593	140

Futures short	Various	Until March 2017	Various	1,177,200	318

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities
Forward contracts	Various	Until January 2017	Various	43,680	(225)

Futures long	Various	Until March 2017	Various	21,200	(26)

At December 31, 2015
					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets
Forward contracts	Various	Until March 2016	Various	21,335	17
Futures long	Various	Until March 2016	Various	82,600	(27)
Futures short	Various	Until March 2016	Various	18,000	298

				100,600	271

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities
Forward contracts	Various	Until March 2016	Various	21,525	(277)

Futures short	Various	Until March 2016	Various	(553,200)	(134)

At December 31, 2014
					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets
At December 31, 2014:
Forward contracts	Various	Until Sep 2015	Various	560	590

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities
At December 31, 2014:
Forward contracts	Various	Until Sep 2015	Various	(560)	(29)
Futures short	Nov/Dec 2014	March 2015	Various	49,900	(81)
Futures short	Nov/Dec 2014	March 2015	Various	4,900	(74)

				54,800	(155)

The amount of collateral posted related with futures at December 31, 2016, 2015 and 2014, was US$ 20,059, US$ 4,098 and US$ 1,374, respectively.

CAF enters into International Swaps and Derivatives Association, Inc. (ISDA) master netting arrangements with substantially all of its derivative counterparties. These legally enforceable master netting arrangements give CAF the right to take cash or liquidate securities held as collateral and to offset receivables and payables with the same counterparty, in the event of default by the counterparty. The following tables present information about the effect of offsetting of derivative financial instruments, although CAF has elected not to offset any derivative financial instruments by counterparty in the balance sheet:

At December 31, 2016

Derivative assets		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount
Swaps	117,895	(117,467)	—	428

Derivative liabilities		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(1,021,041)	117,467	884,843	(18,731)

At December 31, 2015

Derivative assets		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount
Swaps	215,221	(213,364)	—	1,857

Derivative liabilities		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(807,686)	213,364	451,263	(143,059)

At December 31, 2014

Derivative assets		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount
Swaps	383,113	(201,474)	(99,413)	82,226

Derivative liabilities		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(382,902)	201,474	132,959	(48,469)

22.	FAIR VALUE MEASUREMENTS

The following section describes the valuation methodologies used by CAF to measure various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each financial instrument is classified. Where appropriate, the description includes details of the valuation techniques and the key inputs to those models.

When available, CAF generally uses quoted prices in active markets to determine fair value.

If quoted market prices in active markets are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based or independently sourced market parameters, such as interest rates, currency rates, etc.

Where available, CAF may also make use of quoted prices in active markets for recent trading activity in positions with the same or similar characteristics to the financial instrument being valued. The frequency and size of trading activity and the amount of the bid-ask spread are among the factors considered in determining the liquidity of markets and the relevance of observed quoted prices from those markets.

The following valuation methodologies are used to estimate the fair value and determine the classification in the fair value hierarchy of CAF’s financial instruments:

•	Marketable securities: CAF uses quoted prices in active markets to determine the fair value of trading securities. These securities are classified in Level 1 of the fair value hierarchy.

•	Loans: The fair value of fixed rate loans, is determined by using the current variable interest rate for similar loans. These loans are classified in Level 2 of the fair value hierarchy.

•	Derivative assets and liabilities: Derivative financial instruments transactions contracted and designated by CAF as hedges of risks related to interest rates, currency rates or both, for transactions recorded as financial assets or liabilities are also presented at fair value. In those cases the fair value is calculated using market prices provided by the counterparties, which are determined based on discounted cash flows using observable inputs. Derivative assets and liabilities are classified in Level 2 of the fair value hierarchy.

•	Bonds and borrowings: For CAF’s bonds issued and medium and long term borrowings, fair value is determined by using a discounted cash flow technique, taking into consideration benchmark interest yield curves at the end of the reporting period to discount the expected cash flows for the applicable maturity, thus reflecting market fluctuation of key variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Bonds and borrowings are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation technique.

During 2016, 2015 and 2014, there were no transfers between levels 1, 2 and 3.

Items Measured at Fair Value on a Recurring Basis

The following tables present for each of the fair value hierarchy levels CAF’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2016, 2015 and 2014:

	Level 1	Level 2	Level 3	Total
At December 31, 2016
Assets:
Marketable Securities:
U.S. Treasury Notes	1,867,916	—	—	1,867,916
Non-U.S. governments and government entities bonds	236,945	—	—	236,945
Financial institutions and corporate securities:
Commercial paper	3,005,618	—	—	3,005,618
Certificate of deposits	2,257,292	—	—	2,257,292
Bonds	1,233,530	—	—	1,233,530
Collateralized mortgage obligation	336,041	—	—	336,041
Liquity funds	330,611	—	—	330,611

	7,163,092	—	—	7,163,092

Sub-total financial assets at fair value	9,267,953	—	—	9,267,953
Loans	—	37,196	—	37,196
Derivative instruments:
Interest rate swap	—	61,657	—	61,657
Cross-currency swap	—	56,238	—	56,238
U.S Treasury Futures	—	318	—	318
Cross-currency forward contracts	—	140	—	140

	—	118,353	—	118,353

Total financial assets at fair value	9,267,953	155,549	—	9,423,502

Liabilities:
Borrowings	—	535,514	—	535,514
Bonds	—	16,740,167	—	16,740,167
Derivative instruments:
Interest rate swap	—	78,076	—	78,076
Cross-currency swap	—	942,965	—	942,965
U.S Treasury Futures	—	26	—	26
Cross-currency forward contracts	—	225	—	225

	—	1,021,292	—	1,021,292

Total financial liabilities at fair value	—	18,296,973	—	18,296,973

	Level 1	Level 2	Level 3	Total
At December 31, 2015
Assets:
Marketable Securities:
U.S. Treasury Notes	1,895,996	—	—	1,895,996
Non-U.S. governments and government entities bonds	85,448	—	—	85,448
Financial institutions and corporate securities:
Commercial paper	1,711,389	—	—	1,711,389
Certificate of deposits	1,176,718	—	—	1,176,718
Bonds	1,405,333	—	—	1,405,333
Collateralized mortgage obligation	306,152	—	—	306,152
Liquity funds	206,839	—	—	206,839

	4,806,431	—	—	4,806,431

Sub-total financial assets at fair value	6,787,875	—	—	6,787,875
Loans	—	26,108	—	26,108
Derivative instruments:
Interest rate swap	—	123,618	—	123,618
Cross-currency swap	—	91,603	—	91,603
U.S Treasury Futures	—	271	—	271
Cross-currency forward contracts	—	17	—	17

	—	215,509	—	215,509

Total financial assets at fair value	6,787,875	241,617	—	7,029,492

Liabilities:
Borrowings	—	526,807	—	526,807
Bonds	—	14,526,090	—	14,526,090
Derivative instruments:
Interest rate swap	—	13,097	—	13,097
Cross-currency swap	—	794,589	—	794,589
U.S Treasury Futures	—	134	—	134
Cross-currency forward contracts	—	277	—	277

	—	808,097	—	808,097

Total financial liabilities at fair value	—	15,860,994	—	15,860,994

	Level 1	Level 2	Level 3	Total
At December 31, 2014
Assets:
Marketable Securities:
U.S. Treasury Notes	1,920,441	—	—	1,920,441
Non-U.S. governments and government entities bonds	195,373	—	—	195,373
Financial institutions and corporate securities:
Commercial paper	1,075,478	—	—	1,075,478
Certificate of deposits	2,264,749	—	—	2,264,749
Bonds	1,183,477	—	—	1,183,477
Collateralized mortgage obligation	292,214	—	—	292,214
Liquity funds	199,059	—	—	199,059

	5,014,977	—	—	5,014,977

Sub-total financial assets at fair value	7,130,791	—	—	7,130,791
Loans	—	21,954	—	21,954
Derivative instruments:
Interest rate swap	—	183,323	—	183,323
Cross-currency swap	—	199,790	—	199,790
Cross-currency forward contracts	—	590	—	590

	—	383,703	—	383,703

Total financial assets at fair value	7,130,791	405,657	—	7,536,448

Liabilities:
Borrowings	—	432,617	—	432,617
Bonds	—	13,124,319	—	13,124,319
Derivative instruments:
Interest rate swap	—	33,752	—	33,752
Cross-currency swap	—	349,150	—	349,150
U.S. Treasury Futures	—	155	—	155
Cross-currency forward contracts	—	29	—	29

	—	383,086	—	383,086

Total financial liabilities at fair value	—	13,940,022	—	13,940,022

Items that are not measured at fair value

The carrying amount and estimated fair values of CAF’s financial instruments that are not recognized in the balance sheets at fair value are as follows:

	Hierarchy Levels	December 31,
		2016		2015		2014
		Carrying amount	Estimated fair value	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets:
Cash and due from banks	1	72,403	72,403	216,078	216,078	141,147	141,147
Deposits with banks	1	1,652,367	1,652,367	2,590,453	2,590,453	1,279,267	1,279,267
Other investments	1	996,554	996,554	1,186,286	1,186,286	1,596,608	1,596,608
Loans, net	2	21,780,453	21,784,619	20,250,759	20,253,744	18,976,959	18,981,432
Accrued interest and commissions receivable	2	345,115	345,115	303,935	303,935	292,325	292,325
Derivate related collateral	1	904,902	904,902	455,361	455,361	233,746	233,746
Receivable from investment securities sold	1	—	—	2,876	2,876	4,551	4,551

Financial liabilities:
Deposits	2	3,098,883	3,098,883	2,700,248	2,700,248	3,696,510	3,696,510
Commercial paper	2	2,112,717	2,112,717	2,589,875	2,589,875	1,853,282	1,853,282
Borrowings	2	885,952	888,029	936,108	936,770	1,082,029	1,083,696
Bonds	2	407,150	408,140	502,509	503,773	735,830	737,349
Accrued interest payable	2	281,059	281,059	249,534	249,534	239,547	239,547
Derivate related collateral	1	187	187	—	—	99,413	99,413
Payable for investment securities purchased	1	—	—	5,488	5,488	5,683	5,683

The following methods and assumptions were used to estimate the fair value of those financial instruments not accounted for at fair value:

•	Cash and due from banks, deposits with banks, interest and commissions receivable, other investment, deposits, commercial paper, accrued interest payable, derivate related collateral, receivable from investment securities sold and payable for investment securities purchased: The carrying amounts approximate fair value because of the short maturity of these instruments.

•	Loans: CAF is one of the few institutions that grant loans for development projects in the stockholder countries. A secondary market does not exist for the type of loans granted by CAF. As rates on variable rate loans are reset on a semiannual basis, the carrying value, adjusted for credit risk, was determined to be the best estimate of fair value. The fair value of fixed rate loans is determined by using the current variable interest rate for similar loans. The fair value of impaired loans is estimated on the basis of discounted cash flows.

•	Equity investments: CAF´s equity investments in other entities accounted for at cost of US$ 348,179, US$ 285,042 and US$ 249,642 as of December 31, 2016, 2015 and 2014, respectively, do not have available market price quotations and it is impracticable to determine the fair value of these investments without incurring excessive cost.

•	Bonds and borrowings: For CAF´s bonds issued and medium and long term borrowings, fair value is determined by using a discounted cash flow technique, taking into consideration yield curves to discount the expected cash flows for the applicable maturity, thus reflecting the fluctuation of variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Those transactions are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation technique.

During 2016, 2015 and 2014, there were no transfers between levels 1, 2 and 3.

23.	FAIR VALUE OPTION

CAF’s management decided to measure at fair value those financial assets and liabilities denominated in currencies other than US dollars for which it has contracted derivatives as an economic hedge to mitigate exposure to interest rate risk and foreign currency risk.

The results recorded in the statement of comprehensive income resulting from the periodic cash flows and unrealized changes in fair value as of December 31, 2016, 2015 and 2014 for instruments for which the fair value option was chosen, and for derivatives used as economic hedges for these instruments, are as follows:

	December 31,
	2016	2015	2014
Marketable securities — trading	992	—	—
Bond related swaps	(7,956)	(2,451)	2,165
Loan related swaps	90	347	(690)
Borrowings related swaps	(444)	(596)	—
Futures and forwards	(6,131)	(436)	—

	(13,449)	(3,136)	1,475

24.	COMMITMENTS AND CONTINGENCIES

Commitments and contingencies include the following:

	December 31,
	2016	2015	2014
Loan commitments subscribed — eligibles	5,622,081	5,387,461	5,281,911
Lines of credit	4,104,214	3,951,669	4,718,975
Loan commitments subscribed — non eligibles	1,896,500	2,333,937	2,836,455
Equity investments agreements subscribed	224,185	268,478	286,149
Guarantees	185,435	261,650	311,819
Letters of credit	12,050	4,849	16,776

These commitments and contingencies arose from the normal course of CAF´s business and are related principally to loans that have been approved or committed for disbursement.

In the ordinary course of business, CAF has entered into commitments to extend loans; such loan commitments are reported in the above table upon signing the corresponding loan agreement and are reported as loans in the balance sheets when disbursements are made. Loan commitments that have fulfilled the necessary requirements for disbursement are classified as eligible.

The commitments to extend loans have fixed expiration dates and in some cases expire without a loan being disbursed. Also, based on experience, portions of the loan commitments are disbursed on average two years after the signing of the loan agreement. Therefore, the amounts of total commitment to extend loans do not necessarily represent future cash requirements.

The lines of credit are extended to financial and corporate institutions as a facility to grant short term loans basically to finance working capital and international trade activities.

Guarantees mature as follows:

	December 31,
	2016	2015	2014
Less than one year	8,047	20,734	45,621
Between one and two years	32,582	59,408	12,000
Between three and five years	—	1,400	40,254
Over five years	144,806	180,108	213,944

	185,435	261,650	311,819

To the best knowledge of CAF’s management, CAF is not involved in any litigation that is material to CAF’s business or that is likely to have any impact on its business, financial condition or results of operations.

25.	ADMINISTRATIVE EXPENSES

For the years ended December 31, 2016, 2015 and 2014, CAF recorded administrative expenses as follows:

	December 31,
	2016	2015	2014
Salaries and employee benefits	91,763	80,085	74,111
Professional fees, seminars and other expenses	21,448	18,499	16,486
Logistics and infrastructure	16,389	14,740	15,038
Telecommunications and technology	11,373	11,748	11,043

	140,973	125,072	116,678

26.	SPECIAL FUNDS AND OTHER FUNDS UNDER MANAGEMENT

CAF, as a multilateral financial institution, acts as administrator of several funds owned by third-parties and CAF’s stockholders’ special funds.

The stockholders’ special funds contribute to regional integration and sustainable development through capacity building, increased domestic and international exchanges, generation and use of knowledge, as well as training human resources and fortifying institutions. The stockholders’ special funds are governed by the provisions of the Constitutive Agreement and any other provisions that may be established by the Board of Directors. The resources of the stockholders’ special funds, that come from a contribution by CAF (note 17), are completely independent from the resources of CAF and are thus so maintained, accounted for, presented, utilized, invested, committed and otherwise disposed of. With regard to the use of the stockholders’ special funds, the financial responsibility of CAF, as administrator, is limited to the net assets of each of the constituted stockholders’ special funds. CAF has no residual interest in the net assets of the stockholders’ special funds.

As of December 31, 2016, 2015 and 2014, managed funds net assets are US$ 418,536, US$ 455,209 and US$ 508,638, respectively. The balances of these funds are as follows:

	December 31,
	2016	2015	2014
Compensatory Financing Fund (FFC) (1)	258,343	294,590	330,736
Fund for the Development of Smalland Medium Enterprises (FIDE)	62,526	52,957	54,810
Technical Cooperation Fund (FCT)	42,839	50,162	55,936
Human Development Fund (FONDESHU)	10,186	13,430	15,604
Latin American Carbon, Clean Alternative Energies Program (PLAC)	5,712	6,448	7,228
Others non related with stockholders’ special funds	38,930	37,622	44,324

	418,536	455,209	508,638

(1)	FFC was created by CAF’s stockholders for the purpose of compensating a portion of the interest costs of certain loans granted by CAF to finance economic and social infrastructure projects. For the years ended December 31, 2016, 2015 and 2014, FFC compensated interest amounting to US$ 75,460, US$ 70,307 and US$ 61,261, respectively.

27.	SEGMENT REPORTING

Management has determined that CAF has only one operating and reportable segment since it does not manage its operations by allocating resources based on a determination of the contributions to net income of individual operations. CAF does not differentiate on the basis of the nature of the products or services provided the preparation process, or the method for providing services among individual countries.

For the years ended December 31, 2016, 2015 and 2014, loans made to or guaranteed by seven countries individually generated in excess, of 10% of loan income, as follows:

	December 31,
	2016	2015	2014
Argentina	92,253	82,950	71,292
Bolivia	67,749	53,067	46,488
Brazil	71,223	57,115	44,972
Colombia	—	41,867	42,757
Ecuador	100,268	75,382	62,249
Peru	73,691	64,450	64,459
Venezuela	96,861	75,429	71,846

	502,045	450,260	404,063

28.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through January 31, 2017, the date of issue of these financial statements. As a result of this evaluation, Management has determined that there are no subsequent events that require a disclosure in CAF’s financial statements at the year ended December 31, 2016, except for:

•	On January 24 2017, CAF issued bonds for BRL 220, 2 million, 8.10%, due 2020, under its Medium Term Notes Programme.

•	On January 25 2017, CAF issued bonds for EUR 750 million, 0.50%, due 2022, under its Medium Term Notes Programme.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Balance Sheets

As of March 31, 2017 and December 31, 2016

(In thousands of U.S. dollars)

	NOTES	March 31, 2017	December 31, 2016
ASSETS
Cash and due from banks		37,103	72,403
Deposits with banks		2,417,598	1,652,367

Cash and deposits with banks		2,454,701	1,724,770

Marketable securities:
Trading	3 and 14	9,058,831	9,267,953
Other investments		1,089,891	996,554
Loans (US$ 49,003 and US$ 37,196 at fair value as of March 31, 2017 and December 31, 2016)	4 and 14	22,386,503	21,977,081
Less loan commissions, net of origination costs		93,030	95,682
Less allowance for loan losses	4	65,397	63,749

Loans, net		22,228,076	21,817,650

Accrued interest and commissions receivable		373,172	345,115
Equity investments		387,613	386,051
Derivative financial instruments	14 and 15	138,879	118,353
Property and equipment, net		76,817	75,200
Other assets	5	780,734	937,342

TOTAL		36,588,714	35,668,988

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	6	3,439,999	3,098,883
Commercial paper	7	2,047,162	2,112,717
Borrowings (US$ 539,732 and US$ 535,514 at fair value as of March 31, 2017 and December 31, 2016)	8 and 14	1,420,083	1,422,375
Less debt issuance costs		1,163	909

Borrowings, net		1,418,920	1,421,466

Bonds (US$ 17,368,893 and US$ 16,738,156 at fair value as of March 31, 2017 and December 31, 2016)	9 and 14	17,753,764	17,171,924
Less debt issuance costs		25,240	26,618

Bonds, net		17,728,524	17,145,306

Accrued interest payable		268,860	281,058
Derivative financial instruments	14 and 15	952,046	1,021,292
Accrued expenses and other liabilities	10	142,381	114,622

Total liabilities		25,997,892	25,195,344

STOCKHOLDERS’ EQUITY:
Subscribed capital		7,438,970	7,219,455
Less callable capital portion		(1,589,660)	(1,589,660)
Capital subscriptions receivable		(1,038,415)	(846,250)

Paid-in capital		4,810,895	4,783,545

Additional paid-in capital		2,940,415	2,890,091
Reserves		2,801,571	2,678,853
Accumulated other comprehensive income		(1,172)	(1,563)
Retained earnings		39,113	122,718

Total stockholders’ equity		10,590,822	10,473,644

TOTAL		36,588,714	35,668,988

See accompanying notes to the financial statements

S-1

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Statements of Comprehensive Income

For the three-month periods ended March 31, 2017 and 2016

(In thousands of U.S. dollars)

		March 31,
	NOTES	2017	2016
Interest income:
Loans		189,839	154,858
Investments and deposits with banks		33,120	29,406
Loan commissions		9,272	9,566

Total interest income		232,231	193,830

Interest expense:
Bonds		119,249	82,357
Deposits		7,884	2,620
Commercial paper		5,478	3,962
Borrowings		7,636	6,702
Commissions		4,423	4,663

Total interest expense		144,670	100,304

Net interest income		87,561	93,526
Provision for loan losses	4	14,785	7,135

Net interest income, after provision for loan losses		72,776	86,391
Non-interest income:
Other commissions		1,218	1,527
Dividends and equity in earnings of investees		10	64
Other income	8	549	32,503

Total non-interest income		1,777	34,094

Non-interest expenses:
Administrative expenses		33,650	31,867
Impairment charge for equity investments		5,000	5,200
Other expenses		1,033	319

Total non-interest expenses		39,683	37,386

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds		34,870	83,099
Unrealized changes in fair value related to financial instruments		6,650	(1,668)

Net income before Contributions to Stockholders’ Special Funds		41,520	81,431
Contributions to Stockholders’ Special Funds	11	2,407	3,088

Net income		39,113	78,343
Other comprehensive income:
Amortization of defined benefit pension items	12	391	143

Total comprehensive income		38,722	78,200

See accompanying notes to the financial statements

S-2

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Statements of Stockholders’ Equity

For the three-month periods ended March 31, 2017 and 2016

(In thousands of U.S. dollars)

				Reserves
	NOTE	Paid-in capital	Additional paid-in capital	General reserve	Article N° 42 of the of the Constitutive Agreement	Total reserves	Accumulated other comprehensive income	Retained earnings	Total stockholders’ equity
BALANCES AT DECEMBER 31, 2015		4,491,275	2,354,537	2,136,023	465,200	2,601,223	(571)	77,630	12,125,317
Capital increase		23,885	43,944	—	—	—	—	—	67,829
Net income		—	—	—	—	—	—	78,343	78,343
Appropriated for general reserve		—	—	69,830	—	69,830	—	(69,830)	69,830
Appropriated for reserve pursuant to Article N° 42 of the Constitutive Agreement		—	—	—	7,800	7,800	—	(7,800)	7,800
Other comprehensive income	12	—	—	—	—	—	143	—	143

BALANCES AT MARCH 31, 2016		4,515,160	2,398,481	2,205,853	473,000	2,678,853	(428)	78,343	12,349,262

BALANCES AT DECEMBER 31, 2016		4,783,545	2,890,091	2,205,853	473,000	2,678,853	(1,563)	122,718	10,473,644
Capital increase		27,350	50,324	—	—	—	—	—	77,674
Net income		—	—	—	—	—	—	39,113	39,113
Appropriated for general reserve		—	—	110,218	—	110,218	—	(110,218)	—
Appropriated for reserve pursuant to Article N° 42 of the Constitutive Agreement		—	—	—	12,500	12,500	—	(12,500)	—
Other comprehensive income	12	—	—	—	—	—	391	—	391

BALANCES AT MARCH 31, 2017		4,810,895	2,940,415	2,316,071	485,500	2,801,571	(1,172)	39,113	10,590,822

See accompanying notes to the financial statements

S-3

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Statements of Cash Flows

For the three-month periods ended March 31, 2017 and 2016

(In thousands of U.S. dollars)

		March 31,
	NOTES	2017	2016
OPERATING ACTIVITIES:
Net income		39,113	78,343

Adjustments to reconcile net income to net cash provided by operating activities:
Contributions to Stockholders’ Special Funds	11	2,407	3,088
Unrealized gain on trading securities		(7,047)	(3,989)
Amortization of loan commissions, net of origination costs		(3,476)	(3,934)
Provision for loan losses	4	14,785	7,135
Impairment charge for equity investments		5,000	5,200
Exchange difference	8	—	(28,223)
Amortization of deferred charges		1,261	1,389
Depreciation of property and equipment		1,409	1,279
Provision for employees’ severance benefits		3,252	2,767
Provision for employees’ savings plan		327	331
Unrealized changes in fair value related to financial instruments		(6,650)	1,668
Net changes in operating assets and liabilities:
Severance benefits paid or advanced		(4,542)	(661)
Employees’ savings plan paid or advanced		(2,595)	413
Trading securities, net		275,360	204,280
Interest and commissions receivable		(28,057)	(6,538)
Other assets		(4,882)	1,504
Accrued interest payable		(12,197)	(32,375)
Accrued expenses and other liabilities		(32,522)	(20,178)

Total adjustments and net changes in operating assets and liabilities		201,833	133,156

Net cash provided by operating activities		240,946	211,499

INVESTING ACTIVITIES:
Purchases of other investments		(415,008)	(843,093)
Maturities of other investments		321,671	695,239
Loan origination and principal collections, net		(421,073)	(871,092)
Equity investments, net		(6,562)	(17,341)
Purchases of property and equipment,net		(3,026)	(909)

Net cash used in investing activities		(523,998)	(1,037,196)

Carried forward,		(283,052)	(825,697)

Brought forward,		(283,052)	(825,697)

FINANCING ACTIVITIES:
Net increase in deposits		341,115	338,156
Net (decrease) increase in commercial paper		(65,555)	92,946
Net decrease in derivative related collateral		168,373	247,641
Proceeds from issuance of bonds		1,341,927	1,059,751
Repayment of bonds		(844,315)	(1,199,788)
Proceeds from borrowings		—	27,384
Repayment of borrowings		(6,236)	(127,084)
Proceeds from issuance of shares		77,674	67,829

Net cash provided by financing activities		1,012,983	506,835

NET INCREASE (DECREASE) IN CASH AND
DEPOSITS WITH BANKS		729,931	(318,862)
CASH AND DEPOSITS WITH BANKS AT BEGINNING OF PERIOD		1,724,770	2,806,531

CASH AND DEPOSITS WITH BANKS AT END OF PERIOD		2,454,701	2,487,669

SUPPLEMENTAL DISCLOSURE:
Interest paid during the period		177,710	301,131

NONCASH FINANCING ACTIVITIES:
Changes in derivative financial instruments assets		(20,526)	(459,375)
Changes in derivative financial instruments liabilities		(69,246)	(339,751)

See accompanying notes to the financial statements

S-4

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Information

As of March 31, 2017 and December 31, 2016

and for the three-month periods ended March 31, 2017 and 2016

(In thousands of U.S. dollars)

1.	ORIGIN

Business description – Corporación Andina de Fomento (CAF) began its operations on June 8, 1970, and was established under public international law which abides by the provisions set forth in its Constitutive Agreement. Series “A” and “B” stockholder countries are: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Trinidad and Tobago, Uruguay and Venezuela. Series “C” stockholder countries are: Barbados, Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal and Spain. In addition, there are 13 banks which are Series “B” stockholders. CAF is headquartered in Caracas and has offices in Asuncion, Bogota, Brasilia, Buenos Aires, Mexico City, Panama City, La Paz, Lima, Madrid, Montevideo, Port of Spain and Quito.

CAF’s objective is to support sustainable development and economic integration within Latin America and the Caribbean by helping stockholder countries diversify their economies, and become more competitive and responsive to social needs.

CAF offers financial and related services to the governments of its stockholder countries, as well as their public and private institutions, corporations and joint ventures. CAF’s principal activity is to provide short, medium and long-term loans to finance projects, working capital, trade activities and to undertake feasibility studies for investment opportunities in stockholder countries. Furthermore, CAF manages and supervises third-party cooperation funds owned and sponsored by other countries and organizations, intended to finance programs agreed upon with donor countries and organizations which are in line with CAF policies and strategies.

CAF raises funds to finance operations both within and outside its stockholder countries.

2.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Financial statement presentation – The condensed interim financial information as of March 31, 2017 and December 31, 2016 and for the three-month periods ended March 31, 2017 and 2016 is unaudited and has been prepared, in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, such interim financial information includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The results of operations for the three-month period ended March 31, 2017 are not necessarily an indication of the results to be expected for the full year 2017.

The condensed interim financial information was based on the accounting principles stated in CAF’s audited financial statements as of and for the years ended December 31, 2016, 2015 and 2014. For a detailed discussion about CAF´s significant accounting policies, refer to Note 2 to the 2016 audited financial statements. During the three-month period ended March 31, 2017, there were no significant updates made to CAF´s significant accounting policies.

This condensed interim financial information should be read in conjunction with CAF’s audited financial statements as of and for the years ended December 31, 2016, 2015 and 2014 and the notes thereto.

S-5

3.	MARKETABLE SECURITIES

Trading

A summary of trading securities follows:

	March 31, 2017		December 31, 2016
	Amount	Average maturity (years)	Amount	Average maturity (years)
U.S. Treasury Notes	1,670,163	2.03	1,867,916	1.82

Non-U.S. governments and government entities bonds	255,669	0.58	236,945	0.66

Financial institutions and corporate securities:
Commercial paper	3,256,883	0.20	3,005,618	0.20
Certificates of deposits	1,999,579	0.39	2,257,292	0.36
Bonds	1,180,867	1.50	1,233,530	1.51
Collateralized mortgage obligation	355,157	4.57	336,041	4.47
Liquidity funds	340,513	1.00	330,611	1.00

	7,132,999	0.72	7,163,092	0.71

Marketable securities	9,058,831	0.96	9,267,953	0.93

Maturity of debt securities follows:

	March 31, 2017	December 31, 2016
Remaining maturities:
Less than one year	6,349,844	6,289,696
Between one and two years	1,983,625	2,249,657
Between two and three years	422,502	424,450
Between three and four years	112,638	126,963
Between four and five years	96,771	85,918
Over five years	93,451	91,269

	9,058,831	9,267,953

4.	LOANS

Loans include short, medium and long-term loans to finance projects, working capital and trade activities. The majority of the loans are to Series “A” and “B” stockholder countries, or with private institutions or companies of these countries.

S-6

Loans by country are summarized as follows:

	March 31, 2017	December 31, 2016
Stockholder country:
Argentina	2,808,142	2,839,947
Barbados	85,000	85,000
Bolivia	2,234,366	2,211,132
Brazil	2,503,741	1,984,105
Chile	115,000	111,000
Colombia	2,444,954	2,339,206
Costa Rica	110,519	113,570
Dominican Republic	244,619	212,064
Ecuador	3,358,081	3,317,875
Jamaica	4,342	4,496
Mexico	171,729	381,729
Panama	1,354,106	1,464,317
Paraguay	349,266	337,105
Peru	2,231,190	2,274,512
Spain	30,203	44,203
Uruguay	1,018,163	935,256
Venezuela	3,322,326	3,320,841

Sub-total loans	22,385,747	21,976,358
Fair value adjustments	756	723

Carrying value of loans	22,386,503	21,977,081

Fair value adjustments of loans represent adjustments to the amount of loans for which the fair value option is elected.

At March 31, 2017 and December 31, 2016, loans denominated in other currencies were granted for an equivalent of US$ 55,041 and US$ 57,212, respectively, principally in Bolivian bolivianos, Peruvian nuevos soles, Paraguayan guarani, Mexican pesos and Colombian pesos. At March 31, 2017 and December 31, 2016, fixed interest rate loans amounted to US$ 160,864 and US$ 177,070, respectively.

Loans classified by public sector and private sector borrowers are as follows:

	March 31, 2017	December 31, 2016
Public sector	18,890,877	18,773,300
Private sector	3,494,870	3,203,058

	22,385,747	21,976,358

The weighted average yield of the loan portfolio is shown below:

	March 31, 2017		December 31, 2016
	Amount	Weighted average yield (%)	Amount	Weighted average yield (%)
Loans	22,385,747	3.48	21,976,358	3.41

S-7

Loans by industry segments are as follows:

	March 31,		December 31,
	2017	%	2016	%
Agriculture, hunting and forestry	144,884	1	150,018	1
Manufacturing	197,668	1	215,513	1
Electricity, gas and water supply	7,468,309	33	7,314,488	33
Transport, warehousing and communications	7,487,725	33	7,557,849	34
Financial services — Commercial banks	2,032,336	9	1,626,136	8
Financial services — Development banks	500,378	2	867,899	3
Social and other infrastructure programs	4,400,969	20	4,105,846	19
Others	153,478	1	138,609	1

	22,385,747	100	21,976,358	100

Loans mature as follows:

	March 31, 2017	December 31, 2016
Remaining maturities:
Less than one year	4,313,968	4,174,292
Between one and two years	2,223,211	2,142,039
Between two and three years	2,351,829	2,303,002
Between three and four years	2,100,688	2,061,910
Between four and five years	1,965,569	1,932,948
Over five years	9,430,482	9,362,167

	22,385,747	21,976,358

The Loan portfolio classified based on the type of credit risk is as follows:

	March 31, 2017	December 31, 2016
Sovereign guaranteed	18,211,283	18,028,341
Non-sovereign guaranteed	4,174,464	3,948,017

	22,385,747	21,976,358

S-8

Loan portfolio quality

The loan portfolio quality indicators and the related amounts are presented below:

	March 31, 2017	December 31, 2016
During the period / year CAF recorded the following transactions:
Loans written-off	14,000	33,730
Purchases of loan portfolio	0	0
Sales of loan portfolio	21,136	52,500
CAF presented the following amounts and quality indicators as of the end of the period / year:
Non-accrual loans	106,709	120,841
Impaired loans	106,709	120,841
Troubled debt restructured	30,203	44,203
Overdue loans	17,868	7,513
Allowance for loan losses as a percentage of loan portafolio	0.29%	0.29%
Nonaccrual loans as a percentage of loan portfolio	0.48%	0.55%
Overdue loan principal as a percentage of loan portfolio	0.08%	0.03%

A/B Loans

CAF administers loan-participations sold, and only assumes the credit risk for the portion of the loan owned by CAF. At March 31, 2017 and December 31, 2016, CAF had loans of this nature amounting to US$ 706,135 and US$ 743,401, respectively; whereby other financial institutions provided funds for US$ 431,583, and US$ 455,754, respectively.

Troubled Debt Restructuring

As of March 31, 2017 and December 31, 2016 there was a troubled debt restructuring of a non-sovereign guaranteed loan, classified as impaired, with an outstanding balance of US$ 30,203 and US$ 44,203, respectively. As a result of the restructuring as of December 31, 2016, the principal modifications to the loan agreement consisted in extension of loan term, interest rate reductions and restatement of future cash flows, based on these facts CAF recognized a reduction of allowance.

S-9

Allowance for Loan Losses

Changes in the allowance and the balance for loan losses over the outstanding amount, individually and collectively evaluated, are presented below:

	For the three-month period ended March 31, 2017			For the three-month period ended March 31, 2016
	Sector			Sector
	Sovereign	Non- sovereign	Total	Sovereign	Non- sovereign	Total
Balances at beginning of period	21,227	42,522	63,749	26,269	32,660	58,929
Provision for loan losses	131	14,654	14,785	511	6,624	7,135
Loans written-off	—	(14,000)	(14,000)	—	(724)	(724)
Recoveries	—	863	863	—	—	—

Balances at end of period	21,358	44,039	65,397	26,780	38,560	65,340

Allowance:
Individually evaluated for loan losses	—	44,039	44,039	—	38,560	38,560
Collectively evaluated for loan losses	21,358	—	21,358	26,780	—	26,780

	21,358	44,039	65,397	26,780	38,560	65,340

Loans:
Individually evaluated for loan losses	—	4,174,464	4,174,464	—	3,948,017	3,948,017
Collectively evaluated for loan losses	18,211,283	—	18,211,283	18,028,341	—	18,028,341

	18,211,283	4,174,464	22,385,747	18,028,341	3,948,017	21,976,358

5.	OTHER ASSETS

A summary of other assets follows:

	March 31, 2017	December 31, 2016
Derivative related collateral	736,529	904,902
Intangible assets, net	13,391	14,052
Receivable from investment securities sold	8,144	—
Other assets	22,670	18,388

	780,734	937,342

6.	DEPOSITS

A summary of deposits follows:

	March 31, 2017	December 31, 2016
Demand deposits	187,185	77,321
Time deposits:
Less than one year	3,252,814	3,021,562

	3,439,999	3,098,883

At March 31, 2017 and December 31, 2016, the weighted average cost was 0.85% and 0.61%, respectively. Deposits are issued for amounts equal to or more than US$ 100. Total deposits denominated in other currencies amounted to US$ 436 and US$ 914, at March 31 30, 2017 and December 31, 2016, respectively.

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7.	COMMERCIAL PAPER

The outstanding amount of commercial paper issued by CAF amounts to US$ 2,047,162 as of March 31, 2017 of which 87% will mature beginning in April 2017. At December 31, 2016, US$ 2,112,717 of CAF’s commercial paper matures in the year 2017. At March 31, 2017 and December 31, 2016, the weighted average cost was 1.13% and 0.82%, respectively.

8.	BORROWINGS

A summary of borrowings by currency follows:

	March 31, 2017	December 31, 2016
U.S. dollars	1,266,113	1,269,296
Euros	112,900	112,900
Peruvian nuevo soles	34,403	35,416
Venezuelan bolivars	57	60
Others currencies	5,642	7,425

	1,419,115	1,425,097
Fair value adjustments	968	(2,722)
Less debt issuance costs	1,163	909

Carrying value of borrowings	1,418,920	1,421,466

At March 31, 2017 and December 31, 2016, the fixed interest-bearing borrowings amounted to US$ 552,721 and US$ 555,514, respectively. At March 31, 2017 and December 31, 2016, the weighted average interest rate after considering the impact of interest rate swaps was 2.10% and 2.02%, respectively.

During the three-month period ended March 31, 2016, CAF recognized income for US$ 28,223, mainly from the change of the exchange regulation which originated an exchange difference in borrowings denominated in Venezuelan bolivars, which are presented in “Non-interest income — Other income”. During the three-month period ended March 31, 2017, there has been no changes on the exchange regulation.

Borrowings, by remaining maturities, are summarized below:

	March 31, 2017	December 31, 2016
Remaining maturities:
Less than one year	153,412	111,936
Between one and two years	493,592	540,411
Between two and three years	164,724	158,231
Between three and four years	129,878	129,841
Between four and five years	116,878	117,841
Over five years	360,631	366,837

	1,419,115	1,425,097

Some borrowings agreements contains covenants requiring the use of the proceeds for specific purposes or projects.

At March 31, 2017 and December 31, 2016, there were unused term credit facilities amounting to US$ 634,786 and US$ 478,995, respectively.

S-11

9.	BONDS

An analysis of outstanding bonds follows:

	March 31, 2017			December 31, 2016
	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (period end)	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (year-end)
U.S. dollars	7,109,703	7,109,703	3.33	7,799,202	7,799,202	2.28
Euro	5,833,085	5,092,912	1.81	4,977,094	4,169,433	2.05
Swiss francs	2,498,922	2,383,342	2.33	2,639,425	2,457,002	2.28
Australian dollars	850,450	816,962	2.48	718,094	643,556	2.43
Norwegian kroner	622,501	491,332	2.30	622,501	488,361	2.26
Hong Kong dollars	757,287	756,264	1.40	548,686	548,972	1.85
Japanese yen	347,874	305,316	3.52	347,939	290,723	3.31
Turkish lira	134,563	96,008	1.55	134,555	98,898	1.39
Colombian pesos	112,565	76,783	3.58	112,565	73,899	3.58
Mexican pesos	98,108	70,533	3.61	98,108	63,701	3.61
Brazilian Real	68,701	70,509	1.44	—	—	—
South African rand	60,362	65,581	1.62	60,362	61,378	1.41
Peruvian nuevos soles	11,216	11,348	1.73	14,943	14,583	1.60
Indian Rupee	33,972	32,932	2.34	—	—	—
Canadian dollars	30,395	30,073	2.34	—	—	—

	18,569,704	17,409,598		18,073,474	16,709,708

Fair value adjustments		344,166			462,216
Less debt issuance costs		25,240			26,618

Carrying value of bonds		17,728,524			17,145,306

A summary of the bonds issued, by remaining maturities at original exchange rate, follows:

	March 31, 2017	December 31, 2016
Remaining maturities:
Less than one year	3,057,650	2,080,201
Between one and two years	666,948	2,290,870
Between two and three years	2,351,409	2,366,440
Between three and four years	1,884,582	1,607,932
Between four and five years	3,278,180	2,537,642
Over five years	7,330,938	7,190,389

	18,569,706	18,073,474

At March 31, 2017 and December 31, 2016, fixed interest rate bonds amounted to US$ 18,269,836 and US$ 17,801,069, respectively, of which US$ 11,470,740 and US$ 10,286,532, respectively, are denominated in other currencies.

There were no bonds repurchased during the three-month period ended March 31, 2017 and 2016.

S-12

10.	ACCRUED EXPENSES AND OTHER LIABILITIES

A summary of accrued expenses and other liabilities follows:

	March 31, 2017	December 31, 2016
Payable for invesment securities purchased	61,823	—
Employees’ severance benefits and savings plan	71,866	82,241
Derivatives related collateral	187	187
Provision for contingencies	2,593	2,607
Contributions to Stockholders´ Special Funds	2,407	22,500
Other liabilities	3,505	7,087

	142,381	114,622

11.	CONTRIBUTIONS TO STOCKHOLDERS’ SPECIAL FUNDS

In March 2017, the Stockholders’ Assembly approved the contribution up to a maximum amount of US$ 92,064 to some stockholders’ special funds for 2017. Subsequently, during the three-month period ended March 31, 2017, the Executive President directly or by delegation based on the analysis of the new commitments contracted or the resources required by the stockholders´ special funds authorized the contributions of US$ 1,967, and US$ 440 to Technical Cooperation Fund (FCT), and Human Development Fund (FONDESHU), respectively. For the three month period ended March 31, 2017, CAF recognized US$ 2,407 as an expense and recognized an unconditional obligation (accounts payable) for US$ 2,407 which will be paid in April 2017.

In March 2016, the Stockholders’ Assembly approved the contribution up to a maximum amount of US$ 72,000 to some stockholders’ special funds for 2016. Subsequently, during the three-month period ended March 31, 2016, the Executive President directly or by delegation based on the analysis of the new commitments contracted or the resources required by the stockholders´ special funds authorized the contributions of US$ 2,498, and US$ 590 to Technical Cooperation Fund (FCT), and Human Development Fund (FONDESHU), respectively. For the three month period ended March 31, 2016, CAF recognized US$ 3,088 as an expense and recognized an unconditional obligation (accounts payable) as of December 31, 2016 for US$ 22,500 which were paid in January 2017.

12.	ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income balances for the three-month periods ended March 31, 2017 and 2016, and the amounts reclassified out of accumulated other comprehensive income and into net income were as follows:

	For the three-month periods ended March 31,
	2017	2016
Balance at beginning of period	(1,563)	(571)
Amortization of defined benefit pension items (1)	391	143

Balance at end of period	(1,172)	(428)

(1)	This accumulated other comprehensive income component is included in administrative expenses in the statement of comprehensive income.

S-13

13.	TAX EXEMPTIONS

In all Full Member Shareholder Countries, CAF is exempt from all taxes on income, properties and other assets. It is also exempt from liability related to the payment, withholding or collection of any taxes.

14.	DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

CAF utilizes derivative financial instruments to reduce exposure to interest rate risk and foreign currency risk. CAF does not hold or issue derivative financial instruments for trading or speculative purposes.

The market risk associated with interest rate and foreign currency risk is managed by swapping marketable securities—trading, loans, borrowings and bonds, subject to fixed interest rates and denominated in other currency into floating interest rate instruments denominated in U.S. dollars. CAF enters into derivative financial instruments with market risk characteristics that are expected to change in a manner that will offset the economic change in value of specifically identified loans, bonds or borrowings. Derivative contracts held by CAF consist of interest rate swaps designated as fair value hedges of specifically identified loans, bonds or borrowings with fixed interest rates and denominated in U.S. dollars. Also CAF enters into cross-currency and interest rate swaps as an economic hedge (derivative that is entered into to manage a risk but is not accounted as a hedge) for interest rate and foreign exchange risks related with bonds, borrowings or loans denominated in currencies other than the U.S. dollar where CAF’s management decided to measure those liabilities and assets at fair value under the fair value option guidance.

When the fair value of a derivative financial instrument is positive, the counterparty owes CAF, creating credit risk for CAF. When the fair value of a derivative financial instrument is negative, CAF owes the counterparty and, therefore, it does not have credit risk. CAF minimizes the credit risk in derivative financial instruments by entering into transactions with high-quality counterparties whose credit rating is “A” or higher.

In order to reduce the credit risk in derivative financial instruments, CAF enters into credit support agreements with its major swap counterparties. This provides risk mitigation, as the swap contracts are regularly marked-to-market, and the party being the net obligor is required to post collateral when net mark to-market exposure exceeds certain predetermined thresholds. This collateral is in the form of cash.

CAF does not offset for each counterparty, the fair value amount recognized for derivative financial instruments with the fair value amount recognized for the collateral, whether posted or received, under master netting arrangements executed with the same counterparty. CAF reports separately the cumulative gross amounts for the receivable from and payable to for derivative financial instruments.

CAF also utilizes futures derivatives instruments to reduce exposure to risk. There are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument at a specified price or yield. Initial margin requirements are met with cash or securities. CAF generally closes out open positions prior to maturity. Therefore, cash receipts or payments are limited to the change in fair value of the future contracts. Additionally, CAF utilizes forward contracts to reduce exposure to foreign currency risk.

Balance sheet details related to CAF’s derivative financial instruments is as follows:

	Derivative assets		Derivative liabilities
	March 31, 2017	December 31, 2016	March 31, 2017	December 31, 2016
Cross-currency swap	84,153	56,238	884,882	942,965
Interest rate swap	54,541	61,657	66,885	78,076
U.S Treasury futures	149	318	238	26
Cross-currency forwards contracts	36	140	41	225

	138,879	118,353	952,046	1,021,292

S-14

The following table presents the notional amount and fair values of interest rate swaps and cross-currency swaps and the underlying hedged items:

	Notional amount		Fair value
	Interest rate swap	Cross- currency swap	Derivative assets	Derivative liabilities
At March 31, 2017:
Marketable securities - Trading	—	29,982	—	1,203
Loans	32,639	—	526	10
Loans	—	15,000	—	1,097
Borrowings	—	112,900	—	6,139
Borrowings	425,864	—	9,048	2,912
Bonds	—	11,470,740	84,153	876,444
Bonds	6,714,096	—	44,967	63,962

	7,172,599	11,628,622	138,694	951,767

At December 31, 2016:
Marketable securities - Trading	—	29,982	476	452
Loans	21,495	—	290	8
Loans	—	15,000	—	151
Borrowings	—	112,900	—	7,822
Borrowings	425,336	—	7,115	3,057
Bonds	—	10,286,532	55,762	934,540
Bonds	7,353,173	—	54,252	75,011

	7,800,004	10,444,414	117,895	1,021,041

The following table presents the notional amount and fair values of U.S. treasury futures and cross-currency forwards contracts:

At March 31, 2017

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets

Forward contracts	Various	Until May 2017	Various	32,634	36

Futures long	2/23/2017	Until Jun 2017	USD	15,200 14
Futures short	2/24/2017	Until Jun 2017	USD	36,000	135

				51,200	149

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities

Forward contracts	Various	Until May 2017	Various	32,639	(41)

Futures long	2/24/2017	Until Jun 2017	USD	2,400	(2)
Futures short	Various	Until Jun 2017	USD	1,132,200	(237)

				1,134,600	(239)

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At December 31, 2016

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets

Forward contracts	Various	Until January 2017	Various	43,593	140

Futures short	Various	Until March 2017	Various	1,177,200	318

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities

Forward contracts	Various	Until January 2017	Various	43,680	(225)

Futures long	Various	Until March 2017	Various	21,200	(26)

The amount of collateral posted related with futures at March 31, 2017 and December 31, 2016, was US$ 18,387 and US$ 20,059, respectively.

CAF enters into International Swaps and Derivatives Association, Inc. (ISDA) master netting arrangements with substantially all of its derivative counterparties. These legally enforceable master netting arrangements give CAF the right to take cash or liquidate securities held as collateral and to offset receivables and payables with the same counterparty, in the event of default by the counterparty. The following tables present information about the effect of offsetting of derivative financial instruments, although CAF has elected not to offset any derivative financial instruments by counterparty in the balance sheet:

At March 31, 2017

Derivative assets		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount

Swaps	138,694	(138,694)	—	—

Derivative liabilities		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount

Swaps	(951,767)	138,694	718,142	(94,931)

At December 31, 2016

Derivative assets		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount

Swaps	117,895	(117,467)	—	428

S-16

Derivative liabilities		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(1,021,041)	117,467	884,843	(18,731)

15.	FAIR VALUE MEASUREMENTS

The following section describes the valuation methodologies used by CAF to measure various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each financial instrument is classified. Where appropriate, the description includes details of the valuation techniques and the key inputs to those models.

When available, CAF generally uses quoted market prices in active markets to determine fair value.

If quoted market prices in active markets are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based or independently sourced market parameters, such as interest rates, currency rates, etc.

Where available, CAF may also make use of quoted prices in active markets for recent trading activity in positions with the same or similar characteristics to the financial instrument being valued. The frequency and size of trading activity and the amount of the bid-ask spread are among the factors considered in determining the liquidity of markets and the relevance of observed quoted prices from those markets.

The following valuation methodologies are used to estimate the fair value and determine the classification in the fair value hierarchy of CAF’s financial instruments:

•	Marketable securities: CAF uses quoted prices in active markets to determine the fair value of trading securities. These securities are classified in Level 1 of the fair value hierarchy.

•	Loans: The fair value of fixed rate loans, is determined using a discounted cash flow technique using the current variable interest rate for similar loans. These loans are classified in Level 2 of the fair value hierarchy.

•	Derivative assets and liabilities: Derivative financial instruments transactions contracted and designated by CAF as hedges of risks related to interest rates, currency rates or both, for transactions recorded as financial assets or liabilities are also presented at fair value. In those cases the fair value is calculated using market prices provided an independent financial information services company, which are determined based on discounted cash flows using observable inputs. Derivative assets and liabilities are classified in Level 2 of the fair value hierarchy.

•	Bonds and borrowings: For CAF´s bonds issued and medium and long term borrowings, fair value is determined using a discounted cash flow technique, taking into consideration benchmark interest yield curves at the end of the reporting period to discount the expected cash flows for the applicable maturity, thus reflecting market fluctuation of key variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Bonds and borrowings are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation technique.

During the three month period ended March 31, 2017 and the year ended December 31, 2016, there were no transfers between levels 1, 2 and 3.

S-17

Items Measured at Fair Value on a Recurring Basis

The following tables present for each of the fair value hierarchy levels CAF’s assets and liabilities that are measured at fair value on a recurring basis:

	Level 1	Level 2	Level 3	Total

At March 31, 2017
Assets:
Marketable Securities:
U.S. Treasury Notes	1,670,163	—	—	1,670,163
Non-U.S. governments and government entities bonds	255,669	—	—	255,669
Financial institutions and corporate securities:
Commercial paper	3,256,883	—	—	3,256,883
Certificate of deposits	1,999,579	—	—	1,999,579
Bonds	1,180,867	—	—	1,180,867
Collateralized mortgage obligation	355,157	—	—	355,157
Liquidity funds	340,513	—	—	340,513

Sub-total financial assets at fair value	7,132,999	—	—	7,132,999

	9,058,831	—	—	9,058,831
Loans	—	49,003	—	49,003
Derivative instruments:
Cross-currency swap	—	84,153	—	84,153
Interest rate swap	—	54,541	—	54,541
U.S Treasury futures	—	149	—	149
Cross-currency forward contracts	—	36	—	36

	—	138,879	—	138,879

Total financial assets at fair value	9,058,831	187,882	—	9,246,713

Liabilities:
Borrowings	—	539,732	—	539,732
Bonds	—	17,368,893	—	17,368,893
Derivative instruments:
Cross-currency swap	—	884,882	—	884,882
Interest rate swap	—	66,885	—	66,885
U.S Treasury futures	—	238	—	238
Cross-currency forward contracts	—	41	—	41

	—	952,046	—	952,046

Total financial liabilities at fair value	—	18,860,671	—	18,860,671

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	Level 1	Level 2	Level 3	Total

At December 31, 2016
Assets:
Marketable Securities:
U.S. Treasury Notes	1,867,916	—	—	1,867,916
Non-U.S. governments and government entities bonds	236,945	—	—	236,945
Financial institutions and corporate securities:
Commercial paper	3,005,618	—	—	3,005,618
Certificate of deposits	2,257,292	—	—	2,257,292
Bonds	1,233,530	—	—	1,233,530
Collateralized mortgage obligation	336,041	—	—	336,041
Liquity funds	330,611	—	—	330,611

Sub-total financial assets at fair value	7,163,092	—	—	7,163,092

	9,267,953	—	—	9,267,953
Loans	—	37,196	—	37,196
Derivative instruments:
Interest rate swap	—	61,657	—	61,657
Cross-currency swap	—	56,238	—	56,238
U.S Treasury futures	—	318	—	318
Cross-currency forward contracts	—	140	—	140

	—	118,353	—	118,353

Total financial assets at fair value	9,267,953	155,549	—	9,423,502

Liabilities:
Borrowings	—	535,514	—	535,514
Bonds	—	16,738,156	—	16,738,156
Derivative instruments:
Cross-currency swap	—	942,965	—	942,965
Interest rate swap	—	78,076	—	78,076
U.S Treasury futures	—	26	—	26
Cross-currency forward contracts	—	225	—	225

	—	1,021,292	—	1,021,292

Total financial liabilities at fair value	—	18,294,962	—	18,294,962

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Items that are not measured at fair value

The carrying amount and estimated fair values of CAF’s financial instruments that are not recognized in the balance sheets at fair value are as follows:

	Hierarchy Levels	March 31, 2017		December 31, 2016
		Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets:
Cash and due from banks	1	37,103	37,103	72,403	72,403
Deposits with banks	1	2,417,598	2,417,598	1,652,367	1,652,367
Other investments	1	1,089,891	1,089,891	996,554	996,554
Loans, net	2	22,179,073	22,183,160	21,780,453	21,784,619
Acrrued interest and commissions receivable	2	373,172	373,172	345,115	345,115
Derivate related collateral	1	736,529	736,529	904,902	904,902
Receivable from investment securities sold	1	8,144	8,144	—	—
Financial liabilities:
Deposits	2	3,439,999	3,439,999	3,098,883	3,098,883
Commercial paper	2	2,047,162	2,047,162	2,112,717	2,112,717
Borrowings	2	879,188	881,296	885,952	888,029
Bonds	2	359,631	360,537	407,150	408,140
Accrued interest payable	2	268,860	268,860	281,058	281,058
Derivate related collateral	1	187	187	187	187
Payable for investment securities purchased	1	61,823	61,823	—	—

The following methods and assumptions were used to estimate the fair value of those financial instruments, not accounted for at fair value:

•	Cash and due from banks, deposits with banks, interest and commissions receivable, other investment, deposits, commercial paper, accrued interest payable, derivate related collateral, receivable from investment securities sold and payable for investment securities purchased: The carrying amounts approximate fair value because of the short maturity of these instruments.

•	Loans: CAF is one of the few institutions that grant loans for development projects in the stockholder countries. A secondary market does not exist for the type of loans granted by CAF. As rates on variable rate loans are reset on a semiannual basis, the carrying value, adjusted for credit risk, was determined to be the best estimate of fair value. The fair value of fixed rate loans is determined by using the current variable interest rate for similar loans. The fair value of impaired loans is estimated on the basis of discounted cash flows.

•	Equity investments: CAF´s equity investments in other entities accounted for at cost for US$ 358,195 and US$ 348,179, as of March 31, 2017 and December 31, 2016, respectively, do not have available market price quotations and it is impracticable to determine the fair value of these investments without incurring in excessive cost.

•	Bonds and borrowings: For CAF´s bonds issued and medium and long term borrowings, fair value is determined using a discounted cash flow technique, taking into consideration yield curves to discount the expected cash flows for the applicable maturity, thus reflecting the fluctuation of variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Those transactions are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation technique.

S-20

During the three-month periods ended March 31, 2017 and the year ended December 2016 there were no transfers between levels 1, 2 and 3.

16.	COMMITMENTS AND CONTINGENCIES

Commitments and contingencies include the following:

	March 31, 2017	December 31, 2016
Loan commitments subscribed — eligibles	5,497,965	5,622,081
Lines of credit	3,873,081	4,104,214
Loan commitments subscribed — non eligibles	2,419,304	1,896,500
Equity investments agreements subscribed	247,481	224,185
Guarantees	180,346	185,435
Letters of credit	11,336	12,050

These commitments and contingencies arose from the normal course of CAF’s business and are related principally to loans that have been approved or committed for disbursement.

In the ordinary course of business, CAF has entered into commitments to extend loans; such loan commitments are reported in the above table upon signing the corresponding loan agreement and are reported as loans in the balance sheets when disbursements are made. Loan commitments that have fulfilled the necessary requirements for disbursement are classified as eligible.

The commitments to extend loans have fixed expiration dates and in some cases expire without a loan being disbursed. Also, based on experience, portions of the loan commitments are disbursed on average two years after the signing of the loan agreement. Therefore, the amounts of total commitment to extend loans do not necessarily represent future cash requirements.

The lines of credit are extended to financial and corporate institutions as a facility to grant short term loans basically to finance working capital and international trade activities.

Guarantees mature as follows:

	March 31, 2017	December 31, 2016
Less than one year	8,110	8,047
Between one and two years	27,708	32,582
Between three and five years	—	—
Over five years	144,528	144,806

	180,346	185,435

To the best knowledge of CAF’s management, CAF is not involved in any litigation that is material to CAF’s business or that is likely to have any impact on its business, financial condition or results of operations.

17.	SEGMENT REPORTING

Management has determined that CAF has only one operating and reportable segment since it does not manage its operations by allocating resources based on a determination of the contributions to net income of individual operations. CAF does not differentiate between the nature of the products or services provided, the preparation process, or the method for providing services among individual countries.

S-21

For the three-month periods ended March 31, 2017 and 2016, loans made to or guaranteed by five countries individually generated an excess of 10% of loan income, as follows:

	Three months ended March 31
	2017	2016
Argentina	25,850	21,473
Brazil	—	16,813
Ecuador	28,923	22,700
Peru	—	17,114
Venezuela	28,249	22,740
Bolivia	19,659	—
Colombia	19,771	—

	122,452	100,840

18.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through May 31, 2017, the date of issue of these condensed interim financial statements. As a result of this evaluation, Management has determined that there are no subsequent events that require a disclosure in CAF’s financial statements at the three-month period ended March 31, 2017, except for:

•	On April 7 2017, CAF issued bonds for CHF 160 million, 0.31%, due 2025, under its Medium Term Notes Programme.

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CORPORACIÓN ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION (UNAUDITED)

AS OF MARCH 31, 2017

BONDS

Title	Interest Rate	Coupon	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at March 31, 2017 (in millions)
7.875% Yankee Bonds	Fixed	7.875%	2002	2022	USD	85
Peruvian Soles Bonds	Fixed	7.53125%	2006	2018	PEN(1)	49
Colombian Peso Bonds	Fixed	11.79%	2008	2018	COP(2)	94,250
8.125% Yankee Bonds	Fixed	8.125%	2009	2019	USD	733.7
Colombian Peso Bonds	Fixed	10.79%	2009	2019	COP	127,500
4.30% Euro Yen Bonds	Fixed	4.30%	2009	2019	JPY(3)	10,000
Structured Note	Floating	Index Linked	2010	2017	USD	50
4.625% Euro Bond	Fixed	4.625%	2010	2018	EUR(4)	400
4.625% Euro Bonds	Fixed	4.625%	2011	2018	EUR	250
Mexican Pesos Bonds	Fixed	3.95%	2011	2021	MXN(5)	1,317
1.5% Swiss Franc Bonds	Fixed	1.50%	2012	2018	CHF	300
4.375% Yankee Bonds	Fixed	4.375%	2012	2022	USD	1,092.9
4.375% Yankee Bonds	Fixed	4.375%	2012	2022	USD	407.1
4.03% Euro Hong Kong Dollar Bonds	Fixed	4.03%	2012	2022	HKD(7)	400
1.85% Euro Yen Bonds	Fixed	1.85%	2012	2023	JPY	6,000
4.0% Euro Hong Kong Dollar Bonds	Fixed	4.00%	2012	2024	HKD	398
Euro Bond (Schuldschein)	Fixed	4.25%	2012	2027	EUR	82
Euro Bond (Schuldschein)	Fixed	4.375%	2012	2032	EUR	60
5.0% Euro Dollar Bond	Fixed	5.00%	2012	2042	USD	50
1.50% Swiss Franc Bonds	Fixed	1.50%	2013	2020	CHF	250
1.375% Swiss Franc Bonds	Fixed	1.375%	2013	2021	CHF	250
1.375% Swiss Franc Bonds	Fixed	1.375%	2013	2021	CHF	100
Euro Dollar Bonds	Floating	US LIBOR	2013	2023	USD	100
		3M + 0.97%
1.85% Euro Yen Bonds	Fixed	1.85%	2013	2023	JPY	4,600
6.25% Kangaroo Bonds	Fixed	6.25%	2013	2023	AUD(8)	225
4.27% Euro Hong Kong Dollar Bonds	Fixed	4.27%	2013	2028	HKD	940
3.31% Euro Bonds	Fixed	3.31%	2013	2028	EUR	250.7
3.25% Euro Bonds	Fixed	3.25%	2013	2033	EUR	100
3.25% Euro Bonds	Fixed	3.25%	2013	2033	EUR	100
3.66% Euro Bond	Fixed	3.66%	2013	2033	EUR	51
3.625% Euro Bond (Schuldschein)	Fixed	3.625%	2013	2033	EUR	200
Euro Dollar Bonds	Floating	US LIBOR	2014	2017	USD	200
		3M + 0.25%
1.500% Yankee Bonds	Fixed	1.50%	2014	2017	USD	1,000
6.5% ZAR Uridashi Bonds	Fixed	6.50%	2014	2018	ZAR(10)	253
7.35% TRY Uridashi Bonds	Fixed	7.35%	2014	2018	TRY(11)	157
1.875% Euro Bonds	Fixed	1.875%	2014	2021	EUR	750
2.0% Euro Bonds	Fixed	2.00%	2014	2024	CHF	300
4.070% Euro Bonds	Fixed	4.07%	2014	2024	NOK	900
4.29% Euro Bonds	Fixed	4.29%	2014	2026	NOK(9)	1,500
1.50% Swiss Franc Bonds	Fixed	1.50%	2014	2028	CHF	225
3.925% Euro Bonds	Fixed	3.925%	2014	2029	HKD	1,257
3.05% Euro Bonds	Fixed	3.05%	2014	2030	EUR	50
3.51% Euro Bonds	Fixed	3.51%	2014	2034	EUR	65

S-23

Title	Interest Rate	Coupon	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at March 31, 2017 (in millions)
3.500% Euro Bonds	Fixed	3.50%	2014	2039	EUR	200
Yankee Bonds	Floating	US LIBOR	2015	2018	USD	1,000
		3M + 0.55%
1.9% Euro Dollar Bonds	Fixed	1.90%	2015	2019	USD	50
2.21% Euro Dollar Bonds	Fixed	2.21%	2015	2020	USD	50
1.00% Euro Bonds	Fixed	1.00%	2015	2020	EUR	750
0.46% Swiss Franc Bonds	Fixed	0.46%	2015	2023	CHF	200
0.68% Euro Yen Bonds	Fixed	0.68%	2015	2025	JPY	8,900
4.50% Kangaroo Bonds	Fixed	4.50%	2015	2025	AUD	325
0.51% Swiss Franc Bonds	Fixed	0.51%	2015	2026	CHF	200
0.51% Swiss Franc Bonds	Fixed	0.51%	2015	2026	CHF	150
3.05% Euro Bonds	Fixed	3.05%	2015	2030	NOK	800
3.05% Euro Bonds	Fixed	3.05%	2015	2035	NOK	1,000
2.00% Yankee Bond	Fixed	2.00%	2016	2019	USD	1,250
0.10% Euro Bonds	Fixed	0.10%	2016	2019	EUR	85.4
9.00% Uridashi Bond	Fixed	9.00%	2016	2020	ZAR	590
10.73% Uridashi Bond	Fixed	10.73%	2016	2020	TRY	192
1.00% Euro Bonds	Fixed	1.00%	2016	2020	EUR	250
0.13% Euro Bonds	Fixed	0.13%	2016	2020	EUR	80.1
4.00% Kangaroo Market Bond	Fixed	4.00%	2016	2021	AUD	150
1.810% Euro Bonds	Fixed	1.81%	2016	2021	HKD	712
1.810% Euro Bonds	Fixed	1.81%	2016	2021	HKD	230
1.810% Euro Bonds	Fixed	1.81%	2016	2021	USD	30
2.13% Yankee Bond	Fixed	2.125%	2016	2021	USD	1,000
0.15% Swiss Market Bond	Fixed	0.15%	2016	2022	CHF	150
0.304% Swiss Market Bond	Fixed	0.304%	2016	2024	CHF	125
0.45% Samurai Market	Fixed	0.45%	2016	2026	JPY	4,500
0.51% Swiss Market Bond	Fixed	0.51%	2016	2026	CHF	125
2.89% Euro Bonds	Fixed	2.89%	2016	2026	HKD	320
4.00% Kangaroo Market Bond	Fixed	4.00%	2016	2026	AUD	110
4.50% Kangaroo Market Bond	Fixed	4.50%	2016	2026	AUD	80
1.70% Euro Bonds	Fixed	1.70%	2016	2031	EUR	70
1.803% Euro Bonds	Fixed	1.803%	2016	2031	EUR	100
1.796% Euro Bonds	Fixed	1.796%	2016	2031	EUR	50

(1)	Peruvian Nuevos Soles.
(2)	Colombian Pesos.
(3)	Japanese Yen.
(4)	Euros.
(5)	Mexican Pesos.
(6)	Swiss Francs.
(7)	Hong Kong Dollars.
(8)	Australian Dollars.
(9)	Norwegian Kroner.
(10)	South African Rand.
(11)	Turkish Lira.

Subsequent Events:

•	In April 7, 2017, CAF issued bonds for CHF 160 million, 3.00% due 2025, under its Medium Term Notes Programme.

S-24

BORROWINGS FROM COMMERCIAL BANKS, ADVANCES, DEPOSITS,

COMMERCIAL PAPER AND REPURCHASE AGREEMENTS

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at March 31, 2017
					(in U.S.$ millions)
Borrowings	Various	Various	Various	Various	1,418.9
Deposits	Floating	Various	Various	Various	3,440.0
Commercial Paper	Floating	Various	Various	USD	2,047.2

BORROWINGS FROM MULTILATERALS AND BILATERALS, EXIMS AND EXPORT CREDIT AGENCIES

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at March 31, 2017 (in U.S.$ millions)
AB Svensk Exportkredit — SEK	Floating	19-Dec-13	19-Dec-18	US	30.0
ACDI	0%	30-Mar-97	30-Sep-23	CAN(1)	0.6
Agencia Francesa de Desarrollo	Floating	Various	Various	Various	289.4
China Development Bank — CDB	Floating	29-Nov-07	29-Nov-19	US	45.0
IADB	2%	24-May-97	24-May-23	US	0.7
Instituto de Crédito Oficial — ICO	Floating	28-May-08	15-Mar-18	US	4.4
JBIC, Japan	Floating	03-Jul-12	15-Nov-20	US	48.0
KfW (Germany)	Various	Various	Various	US	622.9
Nordic Investment Bank	Floating	Various	Various	US	33.2

(1)	Canadian dollars.

S-25

GUARANTEED DEBT

Borrower	Date of Issue	Year of Final Maturity	Principal Amount Outstanding at March 31, 2017
			(in U.S.$ millions)
Plurinational State of Bolivia	10/03/2001	04/03/2018	4.5
Plurinational State of Bolivia	05/22/2004	05/22/2018	8.2
Republic of Peru	02/13/2006	02/13/2025	28.0
Unión Andina de Cementos S.A.A. (antes Cemento Andino S.A. Peru)	07/15/2010	07/13/2018	13.6
Instituto de la función registral del Estado de Mexico	08/23/2010	08/23/2030	30.5
Abengoa Transmisión Norte	06/21/2013	06/21/2017	5.0
Isolux Corsan Argentina S.A.	09/15/2011	09/15/2023	34.6
H2Olmos S.A.	10/24/2012	10/25/2032	25.6
La Hipotecaria S.A.	09/18/2015	09/18/2018	1.4
Instituto de Credito Oficial	02/03/2015	08/01/2017	0.4
Planta de Reserva Fría de Generación de Eten S.A	12/05/2013	12/05/2033	1.4
Cooperativa Jesús Nazareno Ltda.	12/22/2016	04/06/2017	25.8
Cooperativa Jesús Nazareno Ltda.	12/22/2016	04/17/2017	0.2

S-26

$

CORPORACIÓN ANDINA DE FOMENTO

    % Notes due

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays	Deutsche Bank Securities	HSBC

                    , 2017